Filed pursuant to Rule 424(b)(3)
Registration No. 333-183249

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus Dated April 1, 2013)

William Lyon Homes

Shares of Class A Common Stock

This prospectus supplement no. 5 further supplements the prospectus dated April 1, 2013, or the Prospectus, as previously supplemented by prospectus supplement no. 1 dated April 30, 2013, prospectus supplement no. 2 dated May 8, 2013, prospectus supplement no. 3 dated May 14, 2013 and prospectus supplement no. 4 dated June 3, 2013, or Prospectus Supplement No. 4, relating to the registration of Class A Common Stock, Class C Common Stock and Convertible Preferred Stock of William Lyon Homes, or the Company, to satisfy registration rights granted by the Company in connection with the Company’s Joint Plan of Reorganization on February 25, 2012 and certain other corporate transactions, as more fully described elsewhere in the Prospectus.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission, or the Commission, on August 8, 2013, and our Quarterly Report on Form 10-Q, which was also filed with the Commission on August 8, 2013. As discussed in the Current Report on Form 8-K referenced in Prospectus Supplement No. 4, the Class C Common Stock and Convertible Preferred Stock that were previously covered by the Prospectus were converted into Class A Common Stock in connection with the closing of the Company’s initial public offering on May 21, 2013.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2013

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices) (Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 7, 2013, William Lyon Homes, Inc. (the “Borrower”), a California corporation and a wholly-owned subsidiary of William Lyon Homes, a Delaware corporation (the “Parent” and together with the Borrower, the “Company”), and the Parent entered into a credit agreement providing for a revolving credit facility of up to $100 million (the “Facility”) with the lenders party thereto (each a “Lender” and together, the “Lenders”). The Facility was arranged by Credit Suisse AG, who will serve as the administrative agent and is a Lender. The Company has banking relationships in the ordinary course of its business with Credit Suisse AG and with certain of the other Lenders. In addition, Credit Suisse AG and their respective affiliates, and the other Lenders and their respective affiliates, have in the past performed commercial banking, investment banking, underwriting, including with respect to Parent’s May 2013 initial public offering, and/or advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.

The Facility will mature on August 5, 2016, unless terminated earlier pursuant to the terms of the Facility. The Facility contains an uncommitted accordion feature under which its aggregate principal amount can be increased to up to $125 million under certain circumstances, as well as a sublimit of $50 million for letters of credit. The Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity and interest coverage, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries.

The Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the Lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including: nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Facility) occurs, the Lenders may terminate the commitment and require that the Borrower repay outstanding borrowings under the Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either LIBOR or a base rate, plus the applicable spread. The commitment fee on the unused portion of the Facility currently accrues at an annual rate of 0.50%.

Borrowings under the Facility, the availability of which is subject to a borrowing base formula, are required to be guaranteed by the Parent and certain of the Parent’s wholly-owned subsidiaries (such subsidiaries, the “Guarantors”), are secured by a pledge of all equity interests held by the Guarantors and the Company, and may be used for general corporate purposes. As of the date of this Current Report on Form 8-K, the Facility was undrawn.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2013

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
Name:	Colin T. Severn

Its:	Vice President, Chief Financial Officer and Corporate Secretary

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 001-31625

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	33-0864902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4695 MacArthur Court, 8th Floor Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

4490 Von Karman Avenue

Newport Beach, California 92660

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐.

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.    Yes  ☒    No  ☐

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class of Common Stock	Outstanding at August 5, 2013
Common stock, Class A, par value $0.01	27,623,629
Common stock, Class B, par value $0.01	3,813,884

WILLIAM LYON HOMES

INDEX

		Page No.
PART I. FINANCIAL INFORMATION
Item 1.

Financial Statements: as of June 30, 2013, for the Three Months Ended June 30, 2013 and 2012, for the Six Months Ended June 30, 2013, for the Period from January 1, 2012 through February 24, 2012, and the Period from February 25, 2012 through June 30, 2012, and as of December 31, 2012

	Condensed Consolidated Balance Sheets	2
	Condensed Consolidated Statements of Operations	3
	Condensed Consolidated Statement of Equity	4
	Condensed Consolidated Statements of Cash Flows	5
	Notes to Condensed Consolidated Financial Statements	6
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	33
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	59
Item 4.	Controls and Procedures	59
PART II. OTHER INFORMATION		60
Item 1.	Legal Proceedings	60
Item 1A.	Risk Factors	60
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	73
Item 3.	Defaults Upon Senior Securities	73
Item 4.	Mine Safety Disclosures	73
Item 5.	Other Information	73
Item 6.	Exhibits	74
SIGNATURES		75
EXHIBIT INDEX		76

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Investors are cautioned that this Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the Section 27A of the Securities Act and Section 21 of the Exchange Act. Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future Company actions, which may be provided by management are also forward-looking statements as defined in the Securities Act of 1933, as amended. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company, economic and market factors and the homebuilding industry.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this report, we caution you that actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause the Company’s actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, worsening in general economic conditions either nationally or in regions in which the Company operates, worsening in markets for residential housing, further decline in real estate values resulting in further impairment of the Company’s real estate assets, volatility in the banking industry and credit markets, terrorism or other hostilities involving the United States, whether an ownership change occurred which could, under certain circumstances, have resulted in the limitation of the Company’s ability to offset prior years’ taxable income with net operating losses, changes in home mortgage interest rates, changes in generally accepted accounting principles or interpretations of those principles, changes in prices of homebuilding materials, labor shortages, adverse weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, changes in governmental laws and regulations, inability to comply with financial and other covenants under the Company’s debt instruments, whether the Company is able to refinance the outstanding balances of its debt obligations at their maturity, anticipated tax refunds, the timing of receipt of regulatory approvals and the opening of projects and the availability and cost of land for future growth. These and other risks and uncertainties are more fully described in Item 1A. “Risk Factors”. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company’s past performance or past or present economic conditions in the Company’s housing markets are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	Successor
	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and cash equivalents — Note 1	$206,417	$71,075
Restricted cash — Note 1	853	853
Receivables	29,371	14,789
Real estate inventories — Note 4
Owned	506,773	421,630
Not owned	31,161	39,029
Deferred loan costs, net	6,926	7,036
Goodwill	14,209	14,209
Intangibles, net of accumulated amortization of $6,739 as of June 30, 2013 and $5,757 as of December 31, 2012	3,638	4,620
Other assets, net	7,327	7,906

Total assets	$806,675	$581,147

LIABILITIES AND EQUITY
Accounts payable	$21,613	$18,735
Accrued expenses	44,011	41,770
Liabilities from inventories not owned — Note 12	31,161	39,029
Notes payable — Note 5	51,631	13,248
8 1/2% Senior Notes due November 15, 2020 — Note 5	325,000	325,000

	473,416	437,782

Commitments and contingencies — Note 12
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, par value $0.01 per share; zero and 9,696,970 shares authorized; zero and 9,334,030 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	—	71,246
Equity:
William Lyon Homes stockholders’ equity
Preferred Stock, par value $0.01 per share; 10,000,000 and no shares authorized; no shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	—	—
Common stock, Class A, par value $0.01 per share; 150,000,000 and 41,212,121 shares authorized; 27,623,629 and 8,499,558 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	276	85
Common stock, Class B, par value $0.01 per share; 30,000,000 and 6,060,606 shares authorized; 3,813,884 shares issued and outstanding at June 30, 2013 and December 31, 2012	38	38
Common stock, Class C, par value $0.01 per share; zero and 14,545,455 shares authorized; zero and 1,941,859 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	—	20
Common stock, Class D, par value $0.01 per share; zero and 3,636,364 shares authorized; zero and 302,945 shares outstanding at June 30, 2013 and December 31, 2012, respectively	—	3
Additional paid-in capital	309,634	74,168
Accumulated deficit	(8,284)	(11,602)

Total William Lyon Homes stockholders’ equity	301,664	62,712
Noncontrolling interest — Note 2	31,595	9,407

Total equity	333,259	72,119

Total liabilities and equity	$806,675	$581,147

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Successor				Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Operating revenue
Home sales	$120,648	$54,251	$197,082	$69,360	$16,687
Lots, land and other sales	3,248	90,800	3,248	90,800	—
Construction services — Note 1	7,542	6,233	11,961	9,428	8,883

	131,438	151,284	212,291	169,588	25,570

Operating costs
Cost of sales — homes	(96,647)	(46,085)	(159,975)	(59,143)	(14,598)
Cost of sales — lots, land and other	(2,838)	(85,187)	(2,838)	(85,192)	—
Construction services — Note 1	(5,299)	(5,755)	(9,337)	(8,651)	(8,223)
Sales and marketing	(6,135)	(3,570)	(10,803)	(4,663)	(1,944)
General and administrative	(9,292)	(6,272)	(17,816)	(8,485)	(3,302)
Amortization of intangible assets	(360)	(1,992)	(982)	(3,394)	—
Other	(566)	(858)	(1,051)	(1,457)	(187)

	(121,137)	(149,719)	(202,802)	(170,985)	(28,254)

Operating income (loss)	10,301	1,565	9,489	(1,397)	(2,684)
Interest expense, net of amounts capitalized — Note 1	(1,267)	(3,122)	(2,551)	(4,836)	(2,507)
Other income, net	56	1,329	143	1,376	230

Income (loss) before reorganization items	9,090	(228)	7,081	(4,857)	(4,961)
Reorganization items, net	—	(829)	(464)	(1,182)	233,458

Income (loss) before provision for income taxes	9,090	(1,057)	6,617	(6,039)	228,497
Provision for income taxes — Note 8	(10)	—	(10)	—	—

Net income (loss)	9,080	(1,057)	6,607	(6,039)	228,497
Less: Net income attributable to noncontrolling interest	(1,686)	(743)	(1,761)	(820)	(114)

Net income (loss) attributable to William Lyon Homes	7,394	(1,800)	4,846	(6,859)	228,383
Preferred stock dividends	(544)	(751)	(1,528)	(1,043)	—

Net income (loss) available to common stockholders	$6,850	$(2,551)	$3,318	$(7,902)	$228,383

Income (loss) per common share:
Basic	$0.31	$(0.23)	$0.18	$(0.70)	$228,383
Diluted	$0.29	$(0.23)	$0.17	$(0.70)	$228,383
Weighted average common shares outstanding:
Basic	22,103,841	11,236,102	18,297,264	11,224,774	1,000
Diluted	23,309,419	11,236,102	19,159,912	11,224,774	1,000

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(in thousands)

(unaudited)

	William Lyon Homes Stockholders
	Common Stock		Additional Paid-In	Accumulated	Non- Controlling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance — December 31, 2012	14,558	$146	$74,168	$(11,602)	$9,407	$72,119
Net income	—	—	—	4,846	1,761	6,607
Cash contributions by members of consolidated entities	—	—	—	—	34,848	34,848
Cash distributions to members of consolidated entities	—	—	—	—	(14,421)	(14,421)
Conversion of redeemable convertible preferred common stock to Class A common stock	9,334	93	70,293	—	—	70,386
Issuance of common stock, net of offering costs	7,178	72	163,849	—	—	163,921
Issuance of restricted stock	368	3	(3)	—	—	—
Stock based compensation	—	—	1,327	—	—	1,327
Preferred stock dividends	—	—	—	(1,528)	—	(1,528)

Balance — June 30, 2013	31,438	$314	$309,634	$(8,284)	$31,595	$333,259

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Successor		Predecessor
	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Operating activities
Net income (loss)	$6,607	$(6,039)	$228,497
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,627	3,739	586
Stock based compensation expense	1,327	—	—
Loss on sale of property and equipment	4	—	—
Reorganization items:
Cancellation of debt	—	—	(298,831)
Plan implementation and fresh start adjustments	—	—	49,302
Write off of deferred loan costs	—	—	8,258
Gain (loss) on extinguishment of debt	—	(975)	—
Net changes in operating assets and liabilities:
Restricted cash	—	(35)	—
Receivables	(14,582)	(818)	941
Real estate inventories — owned	(68,905)	43,504	(7,047)
Real estate inventories — not owned	7,868	1,250	1,250
Other assets	1,945	(322)	206
Accounts payable	2,878	2,611	4,618
Accrued expenses	2,404	3,349	(3,851)
Liabilities from real estate inventories not owned	(7,868)	(1,250)	(1,250)

Net cash (used in) provided by operating activities	(66,695)	45,014	(17,321)

Investing activities
Purchases of property and equipment	(1,536)	(22)	—

Net cash used in investing activities	(1,536)	(22)	—

Financing activities
Proceeds from borrowings on notes payable	41,260	—	—
Principal payments on notes payable	(19,115)	(60,948)	(616)
Proceeds from reorganization	—	—	30,971
Proceeds from issuance of convertible preferred stock	—	—	50,000
Proceeds from debtor in possession financing	—	—	5,000
Principal payment of debtor in possession financing	—	—	(5,000)
Payment of deferred loan costs	(370)	—	(2,491)
Proceeds from issuance of common stock	179,438	—	—
Offering costs related to issuance of common stock	(15,517)	—	—
Payment of preferred stock dividends	(2,550)	(540)	—
Noncontrolling interest contributions	34,848	15,077	1,825
Noncontrolling interest distributions	(14,421)	(9,196)	(1,897)

Net cash provided by (used in) financing activities	203,573	(55,607)	77,792

Net increase (decrease) in cash and cash equivalents	135,342	(10,615)	60,471
Cash and cash equivalents — beginning of period	71,075	80,532	20,061

Cash and cash equivalents — end of period	$206,417	$69,917	$80,532

Supplemental disclosures of non-cash investing and financing activities:
Conversion of convertible preferred stock to common stock	$70,386	$—	$—

Issuance of common stock related to land acquisition	$—	$10,500	$—

Issuance of note payable related to land acquisition	$16,238	$—	$—

Land contributed in lieu of cash for common stock	$—	$—	$4,029

Preferred stock dividends, accrued	$—	$503	$—

Accretion of Senior Subordinated Secured Notes for payable in kind interest	$—	$916	$—

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1—Basis of Presentation and Significant Accounting Policies

Operations

William Lyon Homes, a Delaware corporation (“Parent” and together with its subsidiaries, the “Company”), are primarily engaged in designing, constructing, marketing and selling single-family detached and attached homes in California, Arizona, Nevada and Colorado (under the Village Homes brand).

Initial Public Offering

On May 21, 2013, the Company completed its initial public offering of 10,005,000 shares of Class A Common Stock, which consisted of 7,177,500 shares sold by the Company and 2,827,500 shares sold by the selling stockholder. The 10,005,000 shares in the offering were sold at a price to the public of $25.00 per share. The Company raised total net proceeds of approximately $163.9 million in the offering, after deducting the underwriting discount and estimated offering expenses. The Company did not receive any proceeds from the sale of shares by the selling stockholder.

The Company’s authorized capital stock consists of 190,000,000 shares, 150,000,000 of which are designated as Class A Common Stock with a par value of $0.01 per share, 30,000,000 of which are designated as Class B Common Stock with a par value of $0.01 per share and 10,000,000 of which are designated as preferred stock with a par value of $0.01 per share.

In connection with the initial public offering, Parent completed a common stock recapitalization which included a 1-for-8.25 reverse stock split of its Class A Common Stock (the “Class A Reverse Split”), the conversion of all outstanding shares of Parent’s Class C Common Stock, Class D Common Stock and Convertible Preferred Stock into Class A Common Stock on a one-for-one basis and was automatically adjusted for the Class A Reverse Split, and a 1-for-8.25 reverse stock split of its Class B Common Stock. The effect of the reverse stock split is retroactively applied to the Condensed Consolidated Balance Sheet as of December 31, 2012, the Condensed Consolidated Statements of Operations for the three months ended June 30, 2012 and the period from February 25, 2015 through June 30, 2012, and the Condensed Consolidated Statement of Equity, presented herein. Upon completion of the initial public offering, Parent had 27,623,629 shares of Class A Common Stock outstanding, excluding shares issuable upon exercise of outstanding stock options, and 3,813,884 shares of Class B Common Stock outstanding, excluding shares underlying a warrant to purchase additional shares of Class B Common Stock. The warrant was amended to extend the term from five years to ten years, and the warrant will now expire on February 24, 2022. The change to the warrant had no corresponding impact on the financial statements.

Basis of Presentation

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of June 30, 2013 and December 31, 2012 and revenues and expenses for the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through June 30, 2012. Accordingly, actual results could differ from those estimates. The significant accounting policies using estimates include real estate inventories and cost of sales, impairment of real estate inventories, warranty reserves, loss contingencies, sales and profit recognition, accounting for variable interest entities, and fresh start accounting. The current economic environment increases the uncertainty inherent in these estimates and assumptions.

The condensed consolidated financial statements include the accounts of the Company and all majority-owned and controlled subsidiaries and joint ventures, and certain joint ventures and other entities which have been determined to be variable interest entities in which the Company is considered the primary beneficiary (see Note 2). The accounting policies of the joint ventures are substantially the same as those of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

We applied the accounting under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852 (“ASC 852”), “Reorganizations,” as of February 24, 2012. Therefore, our consolidated balance sheet as of December 31, 2012, which is referred to as that of the “Successor”, includes adjustments resulting from the reorganization and application of ASC 852. References to the “Successor” in the condensed consolidated financial statements and the notes thereto refer to the Company after giving effect to the reorganization and application of ASC 852. References to the “Predecessor” refer to the Company prior to the reorganization and application of ASC 852.

The consolidated financial statements were prepared from our books and records without audit and include all adjustments (consisting of only normal recurring accruals) necessary to present a fair statement of results for the interim periods presented. Readers of this quarterly report should refer to our audited consolidated financial statements as of December 31, 2012, and for the periods from January 1, 2012 through February 24, 2012 and February 25, 2012 through December 31, 2012, which are included in our 2012 Annual Report on Form 10-K, as certain disclosures that would substantially duplicate those contained in the audited financial statements have not been included in this report.

Real Estate Inventories

The Company accounts for its real estate inventories under FASB ASC Topic 360 Property, Plant, & Equipment (“ASC 360”). Real estate inventories are carried at cost net of impairment losses and fresh start accounting adjustments, if any. Real estate inventories consist primarily of land deposits, land and land under development, homes completed and under construction, and model homes. All direct and indirect land costs, offsite and onsite improvements and applicable interest and other carrying charges are capitalized to real estate projects during periods when the project is under development. Land, offsite costs and all other common costs are allocated to land parcels benefited based upon relative fair values before construction. Onsite construction costs and related carrying charges (principally interest and property taxes) are allocated to the individual homes within a phase based upon the relative sales value of the homes. The Company relieves its accumulated real estate inventories through cost of sales for the estimated cost of homes sold. Selling expenses and other marketing costs are expensed in the period incurred.

ASC 360 requires impairment losses to be recorded on real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated by real estate inventories are less than the carrying amount of such assets. Indicators of impairment include a decrease in demand for housing due to softening market conditions, competitive pricing pressures, which reduce the average sales price of homes including an increase in sales incentives offered to buyers, slowing sales absorption rates, decreases in home values in the markets in which the Company operates, significant decreases in gross margins and a decrease in project cash flows for a particular project.

Management assesses land deposits for impairment when estimated land values are deemed to be less than the agreed upon contract price. The Company considers changes in market conditions, the timing of land purchases, the ability to renegotiate with land sellers, the terms of the land option contracts in question, the availability and best use of capital, and other factors. The Company records abandoned land deposits and related pre-acquisition costs in cost of sales-lots, land and other in the consolidated statements of operations in the period that it is abandoned.

A provision for warranty costs relating to the Company’s limited warranty plans is included in cost of sales and accrued expenses at the time the sale of a home is recorded. The Company generally reserves approximately one to one and one quarter percent of the sales price of its homes against the possibility of future charges relating to its one-year limited warranty and similar potential claims, except for Colorado, where the Company provides a third party warranty policy upon close of escrow. Factors that affect the Company’s warranty liability include the number of homes under warranty, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. Changes in the Company’s warranty liability for the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012, are as follows (in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Warranty liability, beginning of period	$14,317	$14,000	$14,314
Warranty provision during period	1,732	770	187
Warranty payments during period	(2,569)	(1,121)	(845)
Warranty charges related to pre-existing warranties during period	226	70	85
Warranty charges related to construction services projects	144	183	114
Fresh start adjustment	—	—	145

Warranty liability, end of period	$13,850	$13,902	$14,000

Interest incurred under the Company’s debt obligations, as more fully discussed in Note 5, is capitalized to qualifying real estate projects under development. Any additional interest charges related to real estate projects not under development are expensed in the period incurred. Interest activity for the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012, are as follows (in thousands):

	Successor				Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Interest incurred	$7,849	$9,373	$15,000	$13,607	$7,145
Less: Interest capitalized	6,582	6,251	12,449	8,771	4,638

Interest expense, net of amounts capitalized	$1,267	$3,122	$2,551	$4,836	$2,507

Cash paid for interest	$14,350	$10,269	$14,350	$11,746	$8,924

Construction Services

The Company accounts for construction management agreements using the Percentage of Completion Method in accordance with FASB ASC Topic 605 Revenue Recognition (“ASC 605”). Under ASC 605, the Company records revenues and expenses as a contracted project progresses, and based on the percentage of costs incurred to date compared to the total estimated costs of the contract.

The Company entered into construction management agreements to build, sell and market homes in certain communities. For such services, the Company will receive fees (generally 3 to 5 percent of the sales price, as defined) and may, under certain circumstances, receive additional compensation if certain financial thresholds are achieved.

Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, receivables, and deposits. The Company typically places its cash and cash equivalents in investment grade short-term instruments. Deposits, included in other assets, are due from municipalities or utility companies and are generally collected from such entities through fees assessed to other developers. The Company is an issuer of, or subject to, financial instruments with off-balance sheet risk in the normal course of business which exposes it to credit risks. These financial instruments include letters of credit and obligations in connection with assessment district bonds. These off-balance sheet financial instruments are described in more detail in Note 12.

Cash and Cash Equivalents

Short-term investments with a maturity of three months or less when purchased are considered cash equivalents. The Company’s cash and cash equivalents balance exceeds federally insurable limits as of June 30, 2013 and December 31, 2012. The Company monitors the cash balances in its operating accounts and adjusts the cash balances between accounts based on operational needs; however, these cash balances could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Restricted Cash

Restricted cash consists of deposits made by the Company to a bank account as collateral for the use of letters of credit to guarantee the Company’s financial obligations under certain other contractual arrangements in the normal course of business.

Deferred Loan Costs

Deferred loan costs represent debt issuance cost and are primarily amortized to interest expense using the straight line method which approximates the effective interest method.

Goodwill

In accordance with the provisions of ASC 350, Intangibles, Goodwill and Other, goodwill amounts are not amortized, but rather are analyzed for impairment at the reporting segment level. Goodwill is analyzed on an annual basis, or when indicators of impairment exist. We have determined that we have five reporting segments, as discussed in Note 3, and we perform an annual goodwill impairment analysis during the fourth quarter of each fiscal year.

Intangible Assets

Recorded intangible assets primarily relate to construction homes in backlog, management contracts, and joint venture management fee contracts recorded in conjunction with ASC 852 and FASB ASC Topic 805, Business Combinations, related to the Village Homes acquisition in 2012 (see Note 9 for more information). Such assets were valued based on expected cash flows related to home closings, and the asset is amortized on a per unit basis, as homes under the contracts close.

Income (loss) per common share

The Company computes income (loss) per common share in accordance with FASB ASC Topic 260, Earnings per Share. Basic income (loss) per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock outstanding. For purposes of determining diluted income (loss) per common share, basic income (loss) per common share is further adjusted to include the effect of potential dilutive common shares outstanding.

Income Taxes

Income taxes are accounted for under the provisions of FASB ASC Topic 740, Income Taxes (“ASC 740”), using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

Reclassifications

Certain balances on the financial statements and certain amounts presented in the notes have been reclassified in order to conform to current year presentation.

Note 2—Variable Interest Entities and Noncontrolling Interests

During the three and six months ended June 30, 2013, the Company formed two joint ventures, Lyon Whistler, LLC and Brentwood Palmilla Owner, LLC, and during the year ended December 31, 2012, the Company formed one joint venture, Lyon Branches, LLC, for the purpose of land development and homebuilding activities which we have determined to be VIEs. The Company, as the managing member, has the power to direct the activities of the VIEs since it manages the daily operations and has exposure to the risks and rewards of the VIEs, as based on the division of income and loss per the joint venture agreements. Therefore, the Company is the primary beneficiary of the joint ventures, and the VIEs were consolidated as of June 30, 2013 and December 31, 2012.

As of June 30, 2013, the assets of the consolidated VIEs totaled $73.6 million, of which $1.6 million was cash and $66.5 million was real estate inventories. The liabilities of the consolidated VIEs totaled $24.6 million, primarily comprised of notes payable of $22.0 million, accounts payable and accrued liabilities.

As of December 31, 2012, the assets of the consolidated VIEs totaled $24.7 million, of which $1.1 million was cash and $20.4 million was real estate inventories. The liabilities of the consolidated VIEs totaled $6.4 million, primarily comprised of accounts payable and accrued liabilities. The Company recorded a $1.6 million valuation adjustment to the noncontrolling interest account on one VIE in accordance with the adoption of ASC 852.

Note 3—Segment Information

The Company operates one principal homebuilding business. In accordance with FASB ASC Topic 280, Segment Reporting (“ASC 280”), the Company has determined that each of its operating divisions is an operating segment.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s Executive Chairman, Chief Executive Officer and Chief Operating Officer have been identified as the chief operating decision makers. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

The Company’s homebuilding operations design, construct and sell a wide range of homes designed to meet the specific needs in each of its markets. In accordance with the aggregation criteria defined by ASC 280, the Company’s homebuilding operating segments have been grouped into five reportable segments: Southern California, consisting of an operating division with operations in Orange, Los Angeles, San Bernardino and San Diego counties; Northern California, consisting of an operating division with operations in Contra Costa, San Joaquin and Santa Clara counties; Arizona, consisting of operations in the Phoenix, Arizona metropolitan area; Nevada, consisting of operations in the Las Vegas, Nevada metropolitan area; and Colorado, consisting of operations in the Denver, Colorado metropolitan area, Fort Collins, and Granby, Colorado markets. Colorado does not meet the quantitative requirements for segment reporting per ASC 280, however management believes that information about the segment is useful to readers of the financial statements.

Corporate develops and implements strategic initiatives and supports the Company’s operating divisions by centralizing key administrative functions such as finance and treasury, information technology, risk management and litigation and human resources.

Segment financial information relating to the Company’s operations was as follows (in thousands):

	Successor				Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Operating revenue:
Southern California	$44,304	$24,533	$55,550	$32,090	$7,759
Northern California	14,988	101,892	28,325	105,566	11,014
Arizona	33,549	17,689	55,178	21,477	4,316
Nevada	17,740	7,170	32,501	10,455	2,481
Colorado	20,857	—	40,737	—	—

Total operating revenue	$131,438	$151,284	$212,291	$169,588	$25,570

	Successor				Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Net income (loss):
Southern California	$6,100	$(1,744)	$5,426	$(2,729)	$(19,131)
Northern California	2,904	7,833	4,034	7,592	6,195
Arizona	3,723	179	4,808	(289)	9,928
Nevada	1,457	(1,165)	2,526	(1,638)	(1,738)
Colorado	722	—	1,445	—	—
Corporate	(5,826)	(6,160)	(11,632)	(8,975)	233,243

Net income (loss)	$9,080	$(1,057)	$6,607	$(6,039)	$228,497

	Successor
	June 30, 2013	December 31, 2012
Homebuilding assets:
Southern California	$263,555	$195,688
Northern California	49,746	31,293
Arizona	172,247	173,847
Nevada	62,674	51,141
Colorado	30,964	37,668
Corporate (1)	227,489	91,510

Total homebuilding assets	$806,675	$581,147

(1)	Comprised primarily of cash and cash equivalents, receivables, deferred loan costs, and other assets.

Note 4—Real Estate Inventories

Real estate inventories consist of the following (in thousands):

	Successor
	June 30, 2013	December 31, 2012
Real estate inventories owned:
Land deposits	$29,724	$31,855
Land and land under development	356,549	318,327
Homes completed and under construction	103,664	50,847
Model homes	16,836	20,601

Total	$506,773	$421,630

Real estate inventories not owned: (1)
Other land options contracts — land banking arrangement	$31,161	$39,029

(1)	Represents the consolidation of a land banking arrangement. Although the Company is not obligated to purchase the lots, based on certain factors, the Company has determined it is economically compelled to purchase the lots in the land banking arrangement. Amounts are net of deposits.

As of February 24, 2012, the Company made fair value adjustments to inventory in accordance with fresh start accounting. During the six months ended June 30, 2013, and the period from February 25, 2012 through June 30, 2012, the Company did not record any impairments.

Note 5—Senior Notes and Secured Indebtedness

	Successor
	June 30, 2013	December 31, 2012
Senior notes:
8 1/2% Senior Notes due November 15, 2020	$325,000	$325,000

Notes payable:
Revolving line of credit loan agreement	$13,359	$—
Construction notes payable	22,034	13,248
Seller financing	16,238	—

Total senior notes and notes payable	$376,631	$338,248

As of June 30, 2013, the maturities of the notes payable and 8 1/ 2% Senior Notes are as follows (in thousands):

Year Ended June 30,
2013	$—
2014	1,762
2015	18,198
2016	31,671
2017	—
Thereafter	325,000

$376,631

Senior Notes

8 1/2% Senior Notes Due 2020

On November 8, 2012, William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”) completed its offering of 8 1/2% Senior Notes due 2020, or the New Notes, in an aggregate principal amount of $325 million. The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon.

As of both June 30, 2013 and December 31, 2012, the outstanding principal amount of the New Notes was $325 million. The New Notes bear interest at an annual rate of 8.5% per annum and is payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013, and mature on November 15, 2020. The New Notes are senior unsecured obligations of California Lyon and are unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The New Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of California Lyon’s and the guarantors’ future subordinated debt. The New Notes and the guarantees are and will be effectively junior to any of California Lyon’s and the guarantors’ existing and future secured debt.

On or after November 15, 2016, California Lyon may redeem all or a portion of the New Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

Prior to November 15, 2016, the New Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, and accrued and unpaid interest to, the redemption date.

In addition, any time prior to November 15, 2015, California Lyon may, at its option on one or more occasions, redeem New Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the New Notes issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.5%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from one or more equity offerings.

The indenture governing the New Notes (the “Indenture”) contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur or guarantee certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make certain investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries to pay dividends or transfer assets; (vii) enter into transactions with affiliates; (viii) create unrestricted subsidiaries; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. The Company was in compliance with all such covenants as of June 30, 2013.

Notes Payable

Revolving Line of Credit Loan Agreement

On March 5, 2013, California Lyon entered into a Revolving Line of Credit Loan Agreement (the “CB&T Loan Agreement”), with California Bank & Trust (“CB&T”), providing for a revolving line of credit of $30.0 million (the “CB&T Loan”). The CB&T Loan, as amended, provides California Lyon with funds for the development of residential lots, the construction of existing and future residential home projects within the states of California, Arizona, Nevada and Colorado, the issuance of letters of credit for the payment of costs incurred or associated with those projects and other general corporate purposes. In connection with the execution of the CB&T Loan Agreement, California Lyon issued a promissory note (the “CB&T Promissory Note”), and together with the CB&T Loan Agreement and any ancillary documents and agreements executed pursuant to the CB&T Loan Agreement, (the “CB&T Loan Documents”), in favor of CB&T. California Lyon’s obligations under the CB&T Loan are secured by, among other things, a first lien on and security interest in all the real and personal property comprising each qualified project that is secured by the CB&T Loan. Borrowings under the CB&T Loan Agreement, bear interest, payable monthly, at California Lyon’s option of either (i) a fixed rate at LIBOR plus 3.00% per annum or (ii) a variable rate at the Prime Rate, as adjusted by CB&T in accordance with the CB&T Loan Agreement, plus 1.00% per annum. The floor interest rate for borrowings under the CB&T Loan Agreement range from 4.25% to 5.00%, depending on California Lyon’s total debt to tangible net worth ratio. Beginning on March 5, 2015, the maximum amount available under the CB&T Loan will be reduced by $7.5 million every 90 days until the CB&T Loan matures. The CB&T Loan will mature on March 5, 2016.

All outstanding borrowings under the CB&T Loan may, at the option of CB&T, be accelerated and become immediately due and payable in the event of a default under the CB&T Loan Documents, which includes, among other things, the following events (subject to certain cure periods, as applicable): (i) the failure by California Lyon to pay any monetary amount when due under any CB&T Loan Document; (ii) the breach of certain covenants under the CB&T Loan Documents; (iii) any representations contained in the CB&T Loan Documents being materially misleading or false when made; (iv) defaults under certain other monetary obligations; (v) bankruptcy matters; (vi) litigation or proceedings that could constitute a material adverse change on California Lyon or a qualified project or (vii) certain judgments. The CB&T Loan Documents also contain negative covenants which restrict or limit California Lyon from, among other things, the following: (a) consolidating or merging with any person unless California Lyon is the surviving entity; (b) changing its fiscal year or accounting methods; (c) changing the character of California Lyon’s business; (d) suffering any change in the legal or beneficial ownership of any capital stock in California Lyon; (e) making loans or advances; (f) granting or continuing liens; (g) incurring debt and (h) acquiring assets.

In March 2013, one of the outstanding construction loans payable and its underlying collateral was rolled into the CB&T Loan. As of June 30, 2013, there was $13.4 million outstanding under the CB&T Loan at an interest rate of 4.75%. In July 2013, the Company repaid all of the outstanding balance of the CB&T loan, and did not have additional borrowings as of August 5, 2013.

Construction Notes Payable

In September 2012, the Company entered into two construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. As of December 31, 2012, the Company had borrowed $7.8 million under this facility. In March 2013, this loan and the underlying collateral was rolled into the CB&T Loan Agreement, defined and discussed above.

The second construction note payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%, which was the interest rate as of June 30, 2013. As of June 30, 2013 and December 31, 2012, the Company had borrowed $3.7 million and $5.4 million, respectively, under this facility. The loan will be repaid with proceeds from home closings of the project, is secured by the underlying project, and is guaranteed by the Company.

In June 2013, the Company entered into another construction note payable agreement. The agreement has total availability under the facility of $28.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in June 2016 and bears interest at the prime rate + 0.5%, with a rate floor of 4.0%, which was the interest rate as of June 30, 2013. As of June 30, 2013, the Company had borrowed $18.3 million under this facility. The loan will be repaid with proceeds from home closings of the project, is secured by the underlying project, and is guaranteed by the Company.

Seller Financing

At June 30, 2013, the Company had $16.2 million of notes payable outstanding related to two land acquisitions for which seller financing was provided. The first note had a balance of $1.8 million as of June 30, 2013, bears interest at 3% per annum, is secured by the underlying land, and matures in March 2014. The second note had a balance of $14.4 million as of June 30, 2013, bears interest at 7% per annum, is secured by the underlying land, and matures in May 2015.

GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information includes:

(1) Consolidating balance sheets as of June 30, 2013 and December 31, 2012; consolidating statements of operations for the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012; and consolidating statements of cash flows for the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012, of (a) William Lyon Homes, as the parent, or “Delaware Lyon”, (b) William Lyon Homes, Inc., as the subsidiary issuer, or “California Lyon”, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) William Lyon Homes, Inc. on a consolidated basis; and

(2) Elimination entries necessary to consolidate Delaware Lyon, with William Lyon Homes, Inc. and its guarantor and non-guarantor subsidiaries.

William Lyon Homes owns 100% of all of its guarantor subsidiaries and all guarantees are full and unconditional, joint and several. As a result, in accordance with Rule 3-10 (d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of June 30, 2013 and December 31, 2012, and for the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012.

CONDENSED CONSOLIDATING BALANCE SHEET

(Unaudited)

June 30, 2013 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
ASSETS
Cash and cash equivalents	$—	$204,082	$187	$2,148	$—	$206,417
Restricted cash	—	853	—	—	—	853
Receivables	—	22,632	1,173	5,566	—	29,371
Real estate inventories
Owned	—	408,887	29,142	68,744	—	506,773
Not owned	—	31,161	—	—	—	31,161
Deferred loan costs	—	6,926	—	—	—	6,926
Goodwill	—	14,209	—	—	—	14,209
Intangibles	—	3,638	—	—	—	3,638
Other assets	—	6,084	928	315	—	7,327
Investments in subsidiaries	301,665	30,068	—	—	(331,733)	—
Intercompany receivables	—	26,909	194,981	18,865	(240,755)	—

Total assets	$301,665	$755,449	$226,411	$95,638	$(572,488)	$806,675

LIABILITIES AND EQUITY
Accounts payable	$—	$18,596	$1,068	$1,949	$—	$21,613
Accrued expenses	—	43,148	780	83	—	44,011
Liabilities from inventories not owned	—	31,161	—	—	—	31,161
Notes payable	—	27,835	1,762	22,034	—	51,631
8 1/2% Senior Notes	—	325,000	—	—	—	325,000
Intercompany payables	—	203,937	26,909	9,909	(240,755)	—

Total liabilities	—	649,677	30,519	33,975	(240,755)	473,416
Equity
William Lyon Homes stockholders’ equity	301,665	105,772	195,892	30,068	(331,733)	301,664
Noncontrolling interest	—	—	—	31,595	—	31,595

Total liabilities and equity	$301,665	$755,449	$226,411	$95,638	$(572,488)	$806,675

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
ASSETS
Cash and cash equivalents	$—	$69,376	$65	$1,634	$—	$71,075
Restricted cash	—	853	—	—	—	853
Receivables	—	11,278	296	3,215	—	14,789
Real estate inventories
Owned	—	398,952	13	22,665	—	421,630
Not owned	—	39,029	—	—	—	39,029
Deferred loan costs	—	7,036	—	—	—	7,036
Goodwill	—	14,209	—	—	—	14,209
Intangibles	—	4,620	—	—	—	4,620
Other assets	—	7,437	146	323	—	7,906
Investments in subsidiaries	62,712	22,148	—	—	(84,860)	—
Intercompany receivables	—	—	207,239	18,935	(226,174)	—

Total assets	$62,712	$574,938	$207,759	$46,772	$(311,034)	$581,147

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$—	$17,998	$39	$698	$—	$18,735
Accrued expenses	—	41,505	213	52	—	41,770
Liabilities from inventories not owned	—	39,029	—	—	—	39,029
Notes payable	—	7,809	—	5,439	—	13,248
8 1/2% Senior Notes	—	325,000	—	—	—	325,000
Intercompany payables	—	217,146	—	9,028	(226,174)	—

Total liabilities	—	648,487	252	15,217	(226,174)	437,782
Redeemable convertible preferred stock	—	71,246	—	—	—	71,246
Equity (deficit)
William Lyon Homes stockholders’ equity (deficit)	62,712	(144,795)	207,507	22,148	(84,860)	62,712
Noncontrolling interest	—	—	—	9,407	—	9,407

Total liabilities and equity (deficit)	$62,712	$574,938	$207,759	$46,772	$(311,034)	$581,147

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Three Months Ended June 30, 2013 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating revenue
Sales	$—	$62,880	$51,158	$9,858	$—	$123,896
Construction services	—	7,542	—	—	—	7,542
Management fees	—	271	—	—	(271)	—

	—	70,693	51,158	9,858	(271)	131,438

Operating costs
Cost of sales	—	(50,161)	(42,719)	(6,876)	271	(99,485)
Construction services	—	(5,299)	—	—	—	(5,299)
Sales and marketing	—	(3,373)	(2,480)	(282)	—	(6,135)
General and administrative	—	(8,867)	(412)	(13)	—	(9,292)
Amortization of intangible assets	—	(360)	—	—	—	(360)
Other	—	(566)	—	—	—	(566)

	—	(68,626)	(45,611)	(7,171)	271	(121,137)
Income from subsidiaries	7,394	5,453	—	—	(12,847)	—

Operating income	7,394	7,520	5,547	2,687	(12,847)	10,301
Interest expense, net of amounts capitalized	—	(1,220)	(47)	—	—	(1,267)
Other income (expense), net	—	391	(10)	(325)	—	56

Income before provision for income taxes	7,394	6,691	5,490	2,362	(12,847)	9,090
Provision for income taxes	—	(10)	—	—	—	(10)

Net income	7,394	6,681	5,490	2,362	(12,847)	9,080
Less: Net income attributable to noncontrolling interest	—	—	—	(1,686)	—	(1,686)

Net income attributable to William Lyon Homes	7,394	6,681	5,490	676	(12,847)	7,394
Preferred stock dividends	(544)	—	—	—	—	(544)

Net income available to common stockholders	$6,850	$6,681	$5,490	$676	$(12,847)	$6,850

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Three Months Ended June 30, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating revenue
Sales	$—	$33,240	$17,688	$94,123	$—	$145,051
Construction services	—	6,233	—	—	—	6,233
Management fees	—	191	—	—	(191)	—

	—	39,664	17,688	94,123	(191)	151,284

Operating costs
Cost of sales	—	(28,449)	(15,449)	(87,565)	191	(131,272)
Construction services	—	(5,755)	—	—	—	(5,755)
Sales and marketing	—	(2,488)	(826)	(256)	—	(3,570)
General and administrative	—	(6,187)	(83)	(2)	—	(6,272)
Amortization of intangible assets		(1,992)				(1,992)
Other	—	(622)	(1)	(235)	—	(858)

	—	(45,493)	(16,359)	(88,058)	191	(149,719)
(Loss) income from subsidiaries	(1,800)	7,466	—	—	(5,666)	—

Operating income (loss)	(1,800)	1,637	1,329	6,065	(5,666)	1,565
Interest expense, net of amounts capitalized	—	(2,970)	—	(152)	—	(3,122)
Other income (expense), net	—	342	20	967	—	1,329

(Loss) income before reorganization items	(1,800)	(991)	1,349	6,880	(5,666)	(228)
Reorganization items, net	—	(829)	—	—	—	(829)

Net (loss) income	(1,800)	(1,820)	1,349	6,880	(5,666)	(1,057)
Less: Net income attributable to noncontrolling interest	—	—	—	(743)	—	(743)

Net (loss) income attributable to William Lyon Homes	(1,800)	(1,820)	1,349	6,137	(5,666)	(1,800)
Preferred stock dividends	(751)	—	—	—	—	(751)

Net (loss) income available to common stockholders	$(2,551)	$(1,820)	$1,349	$6,137	$(5,666)	$(2,551)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Six Months Ended June 30, 2013 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating revenue
Sales	$—	$97,805	$92,667	$9,858	$—	$200,330
Construction services	—	11,961	—	—	—	11,961
Management fees	—	271	—	—	(271)	—

	—	110,037	92,667	9,858	(271)	212,291

Operating costs
Cost of sales	—	(78,355)	(77,933)	(6,796)	271	(162,813)
Construction services	—	(9,337)	—	—	—	(9,337)
Sales and marketing	—	(5,732)	(4,561)	(510)	—	(10,803)
General and administrative	—	(16,699)	(1,098)	(19)	—	(17,816)
Amortization of intangible assets	—	(982)	—	—	—	(982)
Other	—	(1,050)	(1)	—	—	(1,051)

	—	(112,155)	(83,593)	(7,325)	271	(202,802)
Income from subsidiaries	4,846	7,667	—	—	(12,513)	—

Operating income	4,846	5,549	9,074	2,533	(12,513)	9,489
Interest expense, net of amounts capitalized	—	(2,425)	(126)	—	—	(2,551)
Other income (expense), net	—	764	(13)	(608)	—	143

Income before reorganization items and provision for income taxes	4,846	3,888	8,935	1,925	(12,513)	7,081
Reorganization items, net	—	(464)	—	—	—	(464)

Income before provision for income taxes	4,846	3,424	8,935	1,925	(12,513)	6,617
Provision for income taxes	—	(10)	—	—	—	(10)

Net income	4,846	3,414	8,935	1,925	(12,513)	6,607
Less: Net income attributable to noncontrolling interest	—	—	—	(1,761)	—	(1,761)

Net income attributable to William Lyon Homes	4,846	3,414	8,935	164	(12,513)	4,846
Preferred stock dividends	(1,528)	—	—	—	—	(1,528)

Net income available to common stockholders	$3,318	$3,414	$8,935	$164	$(12,513)	$3,318

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Period from February 25, 2012 through

June 30, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating revenue
Sales	$—	$43,151	$21,476	$95,533	$—	$160,160
Construction services	—	9,428	—	—	—	9,428
Management fees	—	256	—	—	(256)	—

	—	52,835	21,476	95,533	(256)	169,588

Operating costs
Cost of sales	—	(36,957)	(18,826)	(88,808)	256	(144,335)
Construction services	—	(8,651)	—	—	—	(8,651)
Sales and marketing	—	(3,274)	(1,036)	(353)	—	(4,663)
General and administrative	—	(8,367)	(116)	(2)	—	(8,485)
Amortization of intangible assets	—	(3,394)	—	—	—	(3,394)
Other	—	(1,125)	(1)	(331)	—	(1,457)

	—	(61,768)	(19,979)	(89,494)	256	(170,985)
(Loss) income from subsidiaries	(6,859)	7,468	—	—	(609)	—

Operating (loss) income	(6,859)	(1,465)	1,497	6,039	(609)	(1,397)
Interest expense, net of amounts capitalized	—	(4,620)	—	(216)	—	(4,836)
Other income, net	—	402	8	966	—	1,376

(Loss) income before reorganization items	(6,859)	(5,683)	1,505	6,789	(609)	(4,857)
Reorganization items, net	—	(1,183)	1	—	—	(1,182)

Net (loss) income	(6,859)	(6,866)	1,506	6,789	(609)	(6,039)
Less: Net income attributable to noncontrolling interest	—	—	—	(820)	—	(820)

Net (loss) income attributable to William Lyon Homes	(6,859)	(6,866)	1,506	5,969	(609)	(6,859)
Preferred stock dividends	(1,043)	—	—	—	—	(1,043)

Net (loss) income available to common stockholders	$(7,902)	$(6,866)	$1,506	$5,969	$(609)	$(7,902)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating revenue
Home sales	$—	$10,024	$4,316	$2,347	$—	$16,687
Construction services	—	8,883	—	—	—	8,883
Management fees	—	110	—	—	(110)	—

	—	19,017	4,316	2,347	(110)	25,570

Operating costs
Cost of sales — homes	—	(8,819)	(3,820)	(2,069)	110	(14,598)
Construction services	—	(8,223)	—	—	—	(8,223)
Sales and marketing	—	(1,496)	(260)	(188)	—	(1,944)
General and administrative	—	(3,246)	(56)	—	—	(3,302)
Other	—	(16)	—	(171)	—	(187)

	—	(21,800)	(4,136)	(2,428)	110	(28,254)
Income from subsidiaries	228,383	11,536	—	—	(239,919)	—

Operating income (loss)	228,383	8,753	180	(81)	(239,919)	(2,684)
Interest expense, net of amounts capitalized	—	(2,407)	—	(100)	—	(2,507)
Other income (expense), net	—	266	(25)	(11)	—	230

Income (loss) before reorganization items and provision for income taxes	228,383	6,612	155	(192)	(239,919)	(4,961)
Reorganization items, net	—	221,796	(1)	11,663	—	233,458

Net income	228,383	228,408	154	11,471	(239,919)	228,497
Less: Net income attributable to noncontrolling interest	—	—	—	(114)	—	(114)

Net income attributable to William Lyon Homes	$228,383	$228,408	$154	$11,357	$(239,919)	$228,383

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Six Months Ended June 30, 2013 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(1,237)	$(20,235)	$(45,223)	$—	$(66,695)

Investing activities
Purchases of property and equipment	—	(1,522)	(22)	8	—	(1,536)
Investments in subsidiaries	—	(253)	—	—	253	—

Net cash (used in) provided by investing activities	—	(1,775)	(22)	8	253	(1,536)

Financing activities
Proceeds from borrowings on notes payable	—	16,764	1,762	22,734	—	41,260
Principal payments on notes payable	—	(12,976)	—	(6,139)	—	(19,115)
Payment of deferred loan costs	—	(370)	—	—	—	(370)
Proceeds from issuance of common stock	—	179,438	—	—	—	179,438
Offering costs related to issuance of common stock	—	(15,517)	—	—	—	(15,517)
Payment of preferred stock dividends	—	(2,550)	—	—	—	(2,550)
Noncontrolling interest contributions	—	—	—	34,848	—	34,848
Noncontrolling interest distributions	—	—	—	(14,421)	—	(14,421)
Advances to affiliates	—	—	(20,550)	7,756	12,794	—
Intercompany receivables/payables	—	26,746	12,258	951	(39,955)	—

Net cash provided by (used in) financing activities	—	191,535	(6,530)	45,729	(27,161)	203,573

Net increase (decrease) in cash and cash equivalents	—	188,523	(26,787)	514	(26,908)	135,342
Cash and cash equivalents at beginning of period	—	69,376	65	1,634	—	71,075

Cash and cash equivalents at end of period	$—	$257,899	$(26,722)	$2,148	$(26,908)	$206,417

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Period from February 25, 2012 through

June 30, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(23,533)	$1,480	$67,067	$—	$45,014

Investing activities
Purchases of property and equipment	—	(22)	(6)	6	—	(22)
Investments in subsidiaries	—	(4,843)	—	—	4,843	—

Net cash (used in) provided by investing activities	—	(4,865)	(6)	6	4,843	(22)

Financing activities
Payment of preferred stock dividends	—	(540)	—	—	—	(540)
Principal payments on notes payable	—	(4,173)	—	(56,775)	—	(60,948)
Noncontrolling interest contributions	—	—	—	15,077	—	15,077
Noncontrolling interest distributions	—	—	—	(9,196)	—	(9,196)
Advances to affiliates	—	—	1	(3,304)	3,303	—
Intercompany receivables/payables	—	22,437	(1,453)	(12,838)	(8,146)	—

Net cash provided by (used in) financing activities	—	17,724	(1,452)	(67,036)	(4,843)	(55,607)

Net (decrease) increase in cash and cash equivalents	—	(10,674)	22	37	—	(10,615)
Cash and cash equivalents at beginning of period	—	76,158	52	4,322	—	80,532

Cash and cash equivalents at end of period	$—	$65,484	$74	$4,359	$—	$69,917

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware	California	Guarantor	Non-Guarantor	Eliminating	Consolidated
	Lyon	Lyon	Subsidiaries	Subsidiaries	Entries	Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(13,638)	$181	$(3,864)	$—	$(17,321)

Investing activities
Purchases of property and equipment	—	(419)	(3)	422	—	—
Investments in subsidiaries	—	183	—	—	(183)	—

Net cash (used in) provided by investing activities	—	(236)	(3)	422	(183)	—

Financing activities
Principal payments on notes payable	—	(116)	—	(500)	—	(616)
Proceeds from reorganization	—	30,971	—	—	—	30,971
Proceeds from issuance of convertible preferred stock	—	50,000	—	—	—	50,000
Proceeds from debtor in possession financing	—	5,000	—	—	—	5,000
Principal payment of debtor in possession financing	—	(5,000)	—	—	—	(5,000)
Payment of deferred loan costs	—	(2,491)	—	—	—	(2,491)
Noncontrolling interest contributions	—	—	—	1,825	—	1,825
Noncontrolling interest distributions	—	—	—	(1,897)	—	(1,897)
Advances to affiliates	—	—	—	(4)	4	—
Intercompany receivables/payables	—	(2,665)	(173)	2,659	179	—

Net cash provided by (used in) financing activities	—	75,699	(173)	2,083	183	77,792

Net increase (decrease) in cash and cash equivalents	—	61,825	5	(1,359)	—	60,471
Cash and cash equivalents at beginning of period	—	14,333	47	5,681	—	20,061

Cash and cash equivalents at end of period	$—	$76,158	$52	$4,322	$—	$80,532

Note 6—Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosure (“ASC 820”), the Company is required to disclose the estimated fair value of financial instruments. As of June 30, 2013 and December 31, 2012, the Company used the following assumptions to estimate the fair value of each type of financial instrument for which it is practicable to estimate:

•	8 1/2% Senior Notes—The 8 1/2% Senior Notes are traded over the counter and their fair values were based upon quotes from industry sources.

•

Notes Payable—The carrying amount is a reasonable estimate of fair value of the notes payable because the loans were entered into during the current or prior quarter, market rates are unchanged and/or the outstanding balance at year end is expected to be repaid within one year;

The following table excludes cash and cash equivalents, restricted cash, receivables and accounts payable, which had fair values approximating their carrying amounts due to the short maturities and liquidity of these instruments. The estimated fair values of financial instruments are as follows (in thousands):

	Successor
	June 30, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial liabilities:
8 1/2% Senior Notes due 2020	$325,000	$353,048	$325,000	$338,000
Notes payable	$51,631	$51,631	$13,248	$13,248

ASC 820 establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires the Company to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. The Company used Level 3 to measure the fair value of its Notes Payable, and Level 2 to measure the fair value of its 8 1 /2 % Senior Notes. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1—quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table represents a reconciliation of the beginning and ending balance for the Company’s Level 3 fair value measurements:

Notes
Payable
(in thousands)
Fair value at December 31, 2012	$13,248
Repayments of principal (1)	(19,115)
Borrowings of principal (2)	57,498
Increase in value during the period	—

Fair value at June 30, 2013	$51,631

(1)	Represents the actual amount of principal repaid
(2)	Represents the actual amount of principal borrowed

Note 7—Related Party Transactions

For the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through June 30, 2012, the Company incurred reimbursable on-site labor costs of $1,000, $159,000 $1,000, $27,000 and $177,000, respectively, for providing customer service to real estate projects developed by entities controlled by General William Lyon and William H. Lyon. At June 30, 2013 and December 31, 2012, $2,000 and $7,000, respectively, was due to the Company for reimbursable on-site labor costs.

Effective April 1, 2011, upon approval by the Company’s board of directors at that time, the Company and an entity controlled by General William Lyon and William H. Lyon entered into a Human Resources and Payroll Services contract to provide that the affiliate will pay the Company a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which will initially result in a variable monthly fee of approximately $8,000). The amended contract also provides that the Company will be reimbursed by such affiliate for a pro rata share of any bonuses paid to the Company’s Human Resources staff (other than any bonus paid to the Vice President of Human Resources). The Company believes that the compensation being paid to it for the services provided to the affiliate is at a market rate of compensation, and that as a result of the fees that are paid to the Company under this contract, the overall cost to the Company of its Human Resources department will be reduced. The Company earned fees of $86,000, $52,000 and $121,000, during the three months ended June 30, 2012, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through June 30, 2012, respectively, related to this agreement. This contract expired on August 31, 2012 and was not renewed, therefore there were no fees in 2013. Any future services provided to the affiliate will be on an as needed basis and will be paid for based on an hourly rate.

On September 3, 2009, Presley CMR, Inc., a California corporation (“Presley CMR”) and a wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement (“PSA”) with an affiliate of General William Lyon to sell an aircraft (the “Aircraft”). The PSA provided for an aggregate purchase price for the Aircraft of $8.3 million, (which value was the appraised fair market value of the Aircraft), which consisted of: (i) cash in the amount of $2.1 million to be paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the Aircraft. As part of the Company’s fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

For the three months ended June 30, 2012, the six months ended June 30, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through June 30, 2012, the Company incurred charges of $197,000, $197,000, $118,000 and $275,000, respectively, related to rent on its corporate office, from a trust of which William H. Lyon is the sole beneficiary. The lease expired in March 2013 and the Company relocated its corporate office upon expiration of the lease. The Company has entered into a lease for the new location with an unrelated third party.

Note 8—Income Taxes

Since inception, the Company has operated solely within the United States.

On December 19, 2011, the Parent and certain of its subsidiaries filed voluntary petitions under Chapter 11 of Title 11 of the United States Code in the U.S. Bankruptcy Court for the District of Delaware. On February 25, 2012, the group of companies emerged from the Chapter 11 bankruptcy proceedings.

In connection with the Company’s emergence from the Chapter 11 bankruptcy proceedings, the Company experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code, or the IRC, as of February 25, 2012. Section 382 of the IRC contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss carryforwards and certain built-in losses or deductions recognized during the five-year period after the ownership change. The Company is able to retain a portion of its U.S. federal and state net operating loss and tax credit carryforwards, or the “Tax Attributes”, in connection with the ownership change. However the IRC, Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. In the Company’s situation, the limitation under the IRC will generally be based on the value of the equity (for purposes of the applicable tax rules) on or immediately following the time of emergence. As a result, the Company’s future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds the Company’s annual limitation, and the Company may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish the Company’s ability to utilize Tax Attributes.

In addition to the impact on Tax Attributes listed above, the Company also is subject to Tax Attribute reduction pursuant to various provisions contained in IRC Section 108(e) related to the Company’s issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share and a $75 million principal amount 12% Senior Subordinated Secured Note due 2017, issued by California Lyon, in exchange of for the claims held by the holders of the formerly outstanding notes of California Lyon. These transactions resulted in Cancellation of Debt (COD) income for income tax purposes of approximately $203 million. IRC Section 108(a)(1)(A) provides that COD income is excluded from gross income when the discharge occurs in a Title 11 case under the jurisdiction of the bankruptcy court. However, pursuant to IRC Section 108(b)(1), if COD income is excluded due to the application of the bankruptcy exception, the amount of excluded COD income must generally be applied to reduce certain tax attributes of the debtor. In general, such attributes would normally be reduced in the following order: (1) net operating losses (current and carryforward); (2) general business tax credits; (3) minimum tax credits; (4) capital loss carryovers; (5) tax basis of the taxpayer’s assets; (6) passive activity losses & credit carryovers; and (7) foreign tax credit carryovers. This Tax Attribute reduction occurred on January 1, 2013.

At June 30, 2013, the Company had gross federal and state net operating loss carryforwards totaling approximately $48.2 million and $335.8 million, respectively. Federal net operating loss carryforwards begin to expire in 2032 and state net operating loss carryforwards begin to expire in 2015. In addition, as of June 30, 2013, the Company had unused federal and state built-in losses of $53.2 million and $35.2 million, respectively. The 5 year testing period for built-in losses expires in 2017 and the unused built-in loss carry-forwards begin to expire in 2033.

The Company’s effective income tax rate was 0.14% and 0% for the three months ended June 30, 2013 and 2012, respectively. The effective income tax rate was 0.21% and 0%, respectively, for the six months ended June 30, 2013 and 2012. The primary driver of the effective tax rate was the Company’s valuation allowance discussed in detail below. The higher effective rate for the three and six months ended June 30, 2013, compared with the three and six months ended June 30, 2012, was attributable to the payment of minimum tax payments made in state taxing jurisdictions.

In assessing the benefits of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carry back years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. As of June 30, 2013, due to uncertainties surrounding the realization of the cumulative federal and state deferred tax assets, the Company has a full valuation allowance against the deferred tax assets. In connection with the Company’s Tax Attribute reduction discussed above, the Company also reduced its valuation allowance on the remaining tax attributes. The valuation allowance as of June 30, 2013 and December 31, 2012, was $117.0 million and $200.0 million, respectively. The majority of the change in the valuation allowance relates to the Company’s Tax Attribute reduction.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) which is now codified as FASB ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 prescribes a recognition threshold and a measurement criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered more likely than not to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. The Company records interest and penalties related to uncertain tax positions as a component of the provision for income taxes. At January 1, 2008, and for the periods ended December 31, 2008 through June 30, 2013, the Company had no unrecognized tax benefits.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal income tax examination for calendar tax years ending 2009 through 2012. The Company is subject to various state income tax examinations for calendar tax years ending 2008 through 2012.

Note 9—Business Combination

The Company acquired 100% of various entities which operate under the Village Homes brand (“Village Homes”) in the Denver metropolitan area, Fort Collins, and Granby, Colorado markets on December 7, 2012. The purchase price was $33.2 million in cash and the acquisition has been accounted for as a business combination in accordance with FASB ASC Topic 805, Business Combinations. Village Homes immediately began operating as a division of the Company, as its Colorado segment. The Village Homes brand was established in 1984 and has been a leading developer and builder of move-up homes, selling more than 10,000 homes in the Denver area over the past 25 years. The acquisition of Village Homes allowed the Company to expand into the Denver market, one of the largest and fastest growing housing markets in the United States, adding a fifth region while diversifying the Company’s existing portfolio. The acquisition eliminated lead-time and start-up costs of expanding into a new market, and provided a platform that can grow significantly without the need for additional general and administrative expenses.

The assets and liabilities acquired through the purchase of Village Homes were as follows (in thousands):

Real estate inventories owned	$32,923
Other assets, net	1,463
Intangibles	907
Receivables	70
Accounts payable	(1,029)
Accrued expenses	(1,133)

Cash paid for acquisitions, net	$33,201

For the three months ended June 30, 2012, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012, the below unaudited pro forma information has been prepared to give effect to the Village Homes acquisition as if it occurred on January 1, 2012 (in thousands except number of shares and per share data):

	(unaudited)
	Successor		Predecessor
	Three Months Ended June 30, 2012	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012

Revenues	$156,837	$178,611	$28,521
Net (loss) income available to common stockholders	$(2,844)	$(8,395)	$227,912
(Loss) income per common share, basic and diluted	$(0.25)	$(0.75)	$227,912
Weighted average common shares outstanding, basic and diluted	11,236,102	11,224,774	1,000

The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

Note 10—Income (Loss) Per Common Share

Basic and diluted income (loss) per common share for the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012 were calculated as follows (in thousands, except number of shares and per share amounts):

	Successor				Predecessor
	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012

Basic weighted average number of common shares outstanding	22,103,841	11,236,102	18,297,264	11,224,774	1,000
Effect of dilutive securities:
Stock options, unvested common shares, and warrants (1)	1,205,578	—	862,648	—	N/A

Diluted average shares outstanding	23,309,419	11,236,102	19,159,912	11,224,774	1,000

Net income (loss) available to common stockholders	$6,850	$(2,551)	$3,318	$(7,902)	$228,383

Basic income (loss) per common share	$0.31	$(0.23)	$0.18	$(0.70)	$228,383
Dilutive income (loss) per common share	$0.29	$(0.23)	$0.17	$(0.70)	$228,383

Antidilutive securities not included in the calculation of diluted income (loss) per common share (weighted average):
Preferred shares	N/A	7,858,404	N/A	7,858,404	N/A
Warrants	N/A	1,907,551	N/A	1,907,551	N/A

(1)	For periods with a net loss, all potentially dilutive shares related to the preferred shares, unvested common shares, and warrants were excluded from the diluted loss per common share calculations because the effect of their inclusion would be antidilutive, or would decrease the reported loss per common share.

Note 11—Stock Based Compensation

We account for share-based awards in accordance with ASC Topic 718, Compensation-Stock Compensation, which requires the fair value of stock-based compensation awards to be amortized as an expense over the vesting period. Stock-based compensation awards are valued at the fair value on the date of grant. Compensation expense for awards with performance based conditions is recognized over the vesting period once achievement of the performance condition is deemed probable.

During the three and six months ended June 30, 2013, the Company granted 5,347 and 76,292, respectively, shares of restricted stock. No performance based restricted stock was issued during the three months ended June 30, 2013, however, 291,444 shares were issued during the three months ended March 31, 2013.

Each of the performance based restricted stock awards vests as follows: One-third of the shares of performance based restricted stock will vest on each of the first, second and third anniversaries of the grant date, subject to the Company’s achievement of a pre-established return on equity target as of the end of the 2013 fiscal year and each officer’s continued service through each vesting date. As of June 30, 2013, the Company considers the current performance condition to be probable, thus $0.6 million of compensation expense has been recognized for these awards to date.

Each of the restricted stock awards vests as follows: 50% of the shares of restricted stock will vest on each of the first and second anniversaries of the grant date. In addition, the Company granted 5,347 and 40,998 shares of restricted stock to its non-employee directors during the three and six months ended June 30, 2013, respectively, which have a one year vesting schedule, with 25% vesting each quarter.

Stock based compensation expense during the three and six months ended June 30, 2013 was $1.0 million and $1.3 million, respectively.

Note 12—Commitments and Contingencies

The Company’s commitments and contingent liabilities include the usual obligations incurred by real estate developers in the normal course of business. In the opinion of management, these matters will not have a material effect on the Company’s condensed consolidated financial position, results of operations or cash flows.

The Company is a defendant in various lawsuits related to its normal business activities. We believe that the accruals we have recorded for probable and reasonably estimable losses with respect to these proceedings are adequate and that, as of June 30, 2013, it was not reasonably possible that an additional material loss had been incurred in an amount in excess of the estimated amounts already recognized on our condensed consolidated financial statements.

We have non-cancelable operating leases primarily associated with our office facilities. Rent expense under cancelable and non-cancelable operating leases totaled $0.4 million, $1.0 million, $0.9 million, $1.4 million, and $0.7 million, in the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012, respectively, and is included in general and administrative expense in our consolidated statements of operations for the respective periods. The table below shows the future minimum payments under non-cancelable operating leases at June 30, 2013 (in thousands).

Year Ended December 31
2013	$727
2014	1,369
2015	731
2016	671
2017	697
Thereafter	2,734

Total	$6,929

As of June 30, 2013 and December 31, 2012, the Company had $0.9 million and $0.9 million, respectively, in deposits as collateral for outstanding irrevocable standby letters of credit to guarantee the Company’s financial obligations under certain contractual arrangements in the normal course of business. The standby letters of credit were secured by cash as reflected as restricted cash on the accompanying consolidated balance sheet.

The Company also had outstanding performance and surety bonds of $73.4 million at June 30, 2013, related principally to its obligations for site improvements at various projects. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial position, results of operations or cash flows. As of June 30, 2013, the Company had $85.3 million, of project commitments relating to the construction of projects.

See Note 5 for additional information relating to the Company’s guarantee arrangements.

In addition to the land bank agreements discussed below, the Company has entered into various purchase option agreements with third parties to acquire land. As of June 30, 2013, the Company has made non-refundable deposits of $6.8 million. The Company is under no obligation to purchase the land, but would forfeit remaining deposits if the land were not purchased. The total purchase price under the option agreements is $174.5 million as of June 30, 2013.

Land Banking Arrangements

The Company enters into purchase agreements with various land sellers. As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers the Company’s right in such purchase agreements to entities owned by third parties (“land banking arrangements”). These entities use equity contributions and/or incur debt to finance the acquisition and development of the land. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit existing deposits of $22.1 million and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk associated with land holdings.

The Company participates in one land banking arrangement, which is not a VIE in accordance with ASC 810, but which is consolidated in accordance with FASB ASC Topic 470, Debt (“ASC 470”). Under the provisions of ASC 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangement. The Company has recorded the remaining purchase price of the land of $31.2 million and $39.0 million, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying consolidated balance sheet as of June 30, 2013 and December 31, 2012, respectively, and represents the remaining net cash to be paid on the remaining land takedowns.

Summary information with respect to the Company’s land banking arrangements is as follows as of the periods presented (dollars in thousands):

	Successor
	June 30, 2013	December 31, 2012
Total number of land banking projects	1	1

Total number of lots	610	610

Total purchase price	$161,465	$161,465

Balance of lots still under option and not purchased:
Number of lots	158	199

Purchase price	$31,161	$39,029

Forfeited deposits if lots are not purchased	$22,144	$27,734

Note 13—Subsequent Events

No events have occurred subsequent to June 30, 2013, other than that listed below, that has required recognition or disclosure in the Company’s financial statements.

On August 7, 2013, California Lyon and the Company entered into a credit agreement providing for a revolving credit facility of up to $100 million (the “Facility”). The Facility will mature on August 5, 2016, unless terminated earlier pursuant to the terms of the Facility. The Facility contains an uncommitted accordion feature under which its aggregate principal amount can be increased to up to $125 million under certain circumstances, as well as a sublimit of $50 million for letters of credit. The Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity and interest coverage, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries.

The Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including: nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control of the Company occurs, the lenders may terminate the commitment and require that California Lyon repay outstanding borrowings under the Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either LIBOR or a base rate, plus the applicable spread. The commitment fee on the unused portion of the Facility currently accrues at an annual rate of 0.50%.

Borrowings under the Facility, the availability of which is subject to a borrowing base formula, are required to be guaranteed by the Company and certain of the Company’s wholly-owned subsidiaries, are secured by a pledge of all equity interests held by such guarantors, and may be used for general corporate purposes. As of August 7, 2013, the Facility was undrawn.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

WILLIAM LYON HOMES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. The Company’s core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. The Company has a distinguished legacy of more than 55 years of homebuilding operations, over which time it has sold in excess of 75,000 homes. For the six months ended June 30, 2013, or the 2013 Period, the Company had revenues from homes sales of $197.1 million, a 129% increase from $86.0 million for the six months ended June 30, 2012, which includes the “Predecessor” entity from January 1, 2012 through February 24, 2012, and the “Successor” entity from February 25, 2012 through June 30, 2012, or the 2012 Period, on a consolidated basis, which includes results from all five reportable operating segments. The Company had net new home orders of 721 homes in the 2013 period, a 16% increase from 623 in the 2012 period, and the average sales price for homes closed increased 34% to $321,500 in the 2013 period from $239,700 in the 2012 period.

Chapter 11 Reorganization

On December 19, 2011, William Lyon Homes, or Parent, and certain of its direct and indirect wholly-owned subsidiaries filed voluntary petitions, or the Chapter 11 Petitions, in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, to seek approval of the Prepackaged Joint Plan of Reorganization, or the Plan, of Parent and certain of its subsidiaries. Prior to filing the Chapter 11 Petitions, Parent’s wholly-owned subsidiary, William Lyon Homes, Inc., or California Lyon, was in default under its prepetition loan agreement with ColFin WLH Funding, LLC and certain other lenders, or the Prepetition Term Loan Agreement, due to its failure to comply with certain financial covenants in the Prepetition Term Loan Agreement. In addition, the Company became increasingly uncertain of its ability to repay or refinance its then outstanding 7 5/8% Senior Notes when they matured on December 15, 2012. Beginning in April 2010, California Lyon entered into a series of amendments and temporary waivers with the lenders under the Prepetition Term Loan Agreement related to these defaults, which prevented acceleration of the indebtedness outstanding under the Prepetition Term Loan Agreement and enabled the Company to negotiate a financial reorganization to be implemented through the bankruptcy process with its key constituents prior to the Chapter 11 Petitions. The Chapter 11 Petitions were jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019, or the Chapter 11 Cases. The sole purpose of the Chapter 11 Cases was to restructure the debt obligations and strengthen the balance sheet of the Parent and certain of its subsidiaries. On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and its subsidiaries consummated the principal transactions contemplated by the Plan.

Basis of Presentation

The accompanying condensed consolidated financial statements included herein have been prepared under U.S. Generally Accepted Accounting Principles, or U.S. GAAP, and the rules and regulations of the Securities and Exchange Commission, or the SEC, and are presented on a going concern basis, which assumes the Company will be able to operate in the ordinary course of its business and realize its assets and discharge its liabilities for the foreseeable future.

Fresh Start Accounting

In preparing the condensed consolidated financial statements for the Predecessor, we applied ASC Topic 852 Reorganization, or ASC 852, which requires that the financial statements for periods subsequent to the reorganization filing distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Accordingly, professional fees associated with the Plan, interest income earned during the reorganization process and certain gains and losses resulting from reorganization of our business have been reported separately as reorganization items. In addition, interest expense has been reported only to the extent that it was paid or expected to be paid during the reorganization process or that it was probable that it would be an allowed priority, secured, or unsecured claim under the Plan.

Upon emergence from the reorganization process, we adopted fresh start accounting in accordance with ASC 852. The adoption of fresh start accounting results in our becoming a new entity for financial reporting purposes. Accordingly, the condensed consolidated financial statements on or after February 25, 2012 are not comparable to the condensed consolidated financial statements prior to that date.

Fresh start accounting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets pursuant to Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, and Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The excess reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill on the Consolidated Balance Sheet. Deferred taxes are determined in conformity with Accounting Standards Codification Topic 740, Income Taxes, or ASC 740.

Results of Operations

The U.S. housing market continues to improve from the cyclical low points reached during the 2008—2009 national recession. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and excellent housing affordability. Historically, strong housing markets have been associated with great affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as homebuyers and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are exhibiting most of these positive characteristics.

In the six months ended June 30, 2013, the Company delivered 613 homes, with an average selling price of approximately $321,500, and recognized home sales revenues and total revenues of $197.1 million and $212.3 million, respectively. The Company has experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have increasingly demonstrated signs of recovery. This rebound in market conditions, when combined with the Company’s disciplined operating strategy, has resulted in six consecutive quarters of period over period growth in net new home orders, home closings and unit backlog. The improving market conditions and increase in pricing is reflected in our average sales price of homes in backlog of $404,600 at June 30, 2013 which is 26% higher than the average sales price of homes closed for the six months ended June 30, 2013 of $321,500.

As of June 30, 2013, the Company is selling homes in 25 communities and had a consolidated backlog of 511 sold but unclosed homes, with an associated sales value of $206.8 million, representing a 27% and 96% increase in units and dollars, respectively, as compared to the backlog at June 30, 2012. The Company believes that the attractive fundamentals in its markets, its leading market share positions, its long-standing relationships with land developers, its significant land supply and its focus on providing the best possible customer experience, positions the Company to capitalize on meaningful growth as the U.S. housing market continues to rebound.

The Company benefits from a sizeable and well-located lot supply. As of June 30, 2013, the Company and its consolidated joint ventures owned 10,576 lots, all of which are entitled, and had options to purchase an additional 3,285 lots. The Company’s lot supply reflects its balanced approach to land investment. The Company has a diverse mix of finished lots available for near-term homebuilding operations and longer-term strategic land positions to support future growth. The Company believes that its current inventory of owned and controlled lots is sufficient to supply the vast majority of its projected future home closings for the next three years and a portion of future home closings for a multi-year period thereafter. The Company’s meaningful supply of owned lots allows it to be selective in identifying new land acquisition opportunities, with a primary focus on optioning and acquiring land to drive closings, revenues and earnings growth in 2015 and beyond, and largely insulates it from the heavy competition for near-term finished lots.

The Company also benefits from an attractive book value basis in its inventory, which was adjusted to fair value in February 2012 in conjunction with the restructuring and in accordance with fresh start accounting requirements. To facilitate the adoption of fresh start accounting, the Company engaged a third-party valuation firm to assist in a comprehensive assessment of the Company’s enterprise value and the allocation of value to its assets and liabilities. In the assessment, the Company generally utilized assumptions for future home sales paces and prices based upon then-prevailing market conditions in late 2011, which represented conditions near the trough of the recent U.S. housing downturn. Homebuilding gross margin percentage and adjusted homebuilding gross margin percentage was 18.8% and 25.5%, respectively, for the six months ended June 30, 2013, as compared to 14.3% and 21.9%, respectively, for the six months ended June 30, 2012. The increase in gross margins is primarily related to an increase in net sales prices during the period and an increase in absorption, which decreases certain project related costs. The increase in gross margins is also attributed to the impact of fresh start accounting which resulted in a net decrease to the cost basis of our properties, which subsequently increased gross margins.

The Company acquired Village Homes of Denver, Colorado on December 7, 2012, which marked the Company’s entry into the Colorado market and the beginning of the Colorado segment. There were no operations in our Colorado division for the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through June 30, 2012, therefore year over year comparisons are not meaningful (“N/M”) as indicated in the comparative tables below.

Comparisons of the Three Months Ended June 30, 2013 to June 30, 2012

Revenues from homes sales increased 122% to $120.6 million during the three months ended June 30, 2013 compared to $54.3 million during the three months ended June 30, 2012. The increase is primarily due to a 49% increase in homes closed to 345 homes during the 2013 period compared to 231 homes during the 2012 period, along with an increase in the average sales price of homes closed to $349,700 in the 2013 period compared to $234,800 in the 2012 period. On a same store basis, which represents projects that were open during the comparable periods, average sales price has increased 21% to $337,300 in the 2013 period, from $278,500 in the 2012 period. The number of net new home orders for the three months ended June 30, 2013 increased 19% to 360 homes from 302 homes for the three months ended June 30, 2012.

The average number of sales locations of the Company increased to 24 locations for the three months ended June 30, 2013 compared to 19 for the three months ended June 30, 2012 due to the addition of the Colorado division which added five new communities, and the addition of three communities in Arizona, offset by the close out of communities in California and Nevada.

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
Number of Net New Home Orders
Southern California	104	65	39	60%
Northern California	24	52	(28)	(54%)
Arizona	137	120	17	14%
Nevada	64	65	(1)	(2%)
Colorado	31	—	31	N/M

Total	360	302	58	19%

Cancellation Rate	17%	15%	2%

The weekly average sales rates remained consistent at 1.2 sales per project during the 2013 period and the 2012 period. The increase in net new homes orders is driven by the addition of our Colorado division, the 60% improvement in Southern California, and 14% improvement in Arizona. Total orders in Northern California and Nevada decreased due to a 50% and 17% decrease, respectively, in average sales locations, however sales per location decreased only 8% in Northern California from 13.0 in the 2012 period to 12.0 in the 2013 period and increased 18% in Nevada from 10.8 in the 2012 period to 12.8 in the 2013 period. In Arizona, sales per location in the 2012 period were exceptionally high at 40.0, and have returned to a more normalized rate of 22.8 in the 2013 period. The increase in net new home orders positively impacts the number of homes in backlog, which are homes that will close in future periods. As new home orders and backlog increase, it has a positive impact on revenues and cash flow in future periods.

Cancellation rates during the 2013 period increased to 17% from 15% during the 2012 period, which is common in an increasing market.

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
Average Number of Sales Locations
Southern California	6	6	—	0%
Northern California	2	4	(2)	(50%)
Arizona	6	3	3	100%
Nevada	5	6	(1)	(17%)
Colorado	5	—	5	N/M

Total	24	19	5	26%

The average number of sales locations for the Company increased to 24 locations for the three months ended June 30, 2013 compared to 19 for the three months ended June 30, 2012. Northern California and Nevada decreased by two and one sales locations, respectively, in the 2013 period compared to the 2012 period, while Arizona increased by three sales locations and Southern California remained consistent in the 2013 period compared to the 2012 period. For the three months ended June 30, 2013, the Colorado division had five sales locations, with no comparable amount in the 2012 period.

	June 30,		Increase (Decrease)
	2013	2012	Amount	%
Backlog (units)
Southern California	105	98	7	7%
Northern California	52	79	(27)	(34%)
Arizona	177	147	30	20%
Nevada	114	79	35	44%
Colorado	63	—	63	N/M

Total	511	403	108	27%

The Company’s backlog at June 30, 2013 increased 27% from 403 units at June 30, 2012 to 511 units at June 30, 2013. The increase is primarily attributable to an increase in net new home orders during the period driven by the Southern California and Arizona divisions, which had a 60% and 14% increase, respectively, in net new home orders, which contributed to a 7% and 20% increase, respectively, in backlog, as well as the addition of our Colorado division. The increase in backlog at June 30, 2013 reflects an increase in the number of homes closed to 345 during the three months ended June 30, 2013 from 231 during the three months ended June 30, 2012, and a 19% increase in total net new order activity to 360 homes during the three months ended June 30, 2013 from 302 homes during the three months ended June 30, 2012. All divisions continue their strong performance due to increased homebuyer confidence and demand.

	June 30,		Increase (Decrease)
	2013	2012	Amount	%
	(dollars in thousands)
Backlog (dollars)
Southern California	$78,541	$43,121	$35,420	82%
Northern California	20,644	23,011	(2,367)	(10%)
Arizona	46,461	24,808	21,653	87%
Nevada	35,302	14,791	20,511	139%
Colorado	25,809	—	25,809	N/M

Total	$206,757	$105,731	$101,026	96%

The dollar amount of backlog of homes sold but not closed as of June 30, 2013 was $206.8 million, up 96% from $105.7 million as of June 30, 2012. The increase during this period reflects a 27% increase in the number of homes in backlog to 511 homes as of June 30, 2013 compared to 403 homes as of June 30, 2012. In addition, the increase reflects an increase in average sales prices for new home orders, and the addition of our Colorado division. The Company experienced an increase of 54% in the average sales price of homes in backlog to $404,600 as of June 30, 2013 compared to $262,400 as of June 30, 2012. The increase is driven by a higher price point of our actively selling projects in Arizona in three new communities that opened in the second quarter of 2012, and two new communities in Southern California that opened in the first half of 2013, as well as an average sales price of homes in backlog in Colorado of $409,700 with no comparable amount in the three months ended June 30, 2012. The increase in the dollar amount of backlog of homes sold but not closed as described above generally results in an increase in operating revenues in the subsequent period as compared to the previous period.

In Southern California, the dollar amount of backlog increased 82% to $78.5 million as of June 30, 2013 from $43.1 million as of June 30, 2012, which is attributable to a 70% increase in the average sales price of homes in backlog to $748,000 as of June 30, 2013 compared to $440,000 as of June 30, 2012, and a 60% increase in net new home orders to 104 for the three months ended June 30, 2013 compared to 65 homes for the three months ended June 30, 2012. In Southern California, the cancellation rate decreased to 8% for the three months ended June 30, 2013 from 20% for the three months ended June 30, 2012.

In Northern California, the dollar amount of backlog decreased 10% to $20.6 million as of June 30, 2013 from $23.0 million as of June 30, 2012, which is attributable to a 36% increase in the average sales price of homes in backlog to $397,000 as of June 30, 2013 compared to $291,300 as of June 30, 2012, offset by an 34% decrease in the number of units in backlog to 52 as of June 30, 2013 from 79 as of June 30, 2012, along with a 54% decrease in net new home orders in Northern California to 24 homes for the three months ended June 30, 2013 compared to 52 homes for the three months ended June 30, 2012. In Northern California, the cancellation rate decreased to 17% for the three months ended June 30, 2013 from 26% for the three months ended June 30, 2012.

In Arizona, the dollar amount of backlog increased 87% to $46.5 million as of June 30, 2013 from $24.8 million as of June 30, 2012, which is attributable to a 20% increase in the number of units in backlog to 177 as of June 30, 2013 from 147 as of June 30, 2012, and a 56% increase in the average sales price of homes in backlog to $262,500 as of June 30, 2013 compared to $168,800 as of June 30, 2012, as well as a 14% increase in net new home orders in Arizona to 137 homes during the three months ended June 30, 2013 compared to 120 homes during the three months ended June 30, 2012. In Arizona, the cancellation rate increased to 20% for the three months ended June 30, 2013 from 9% for the three months ended June 30, 2012.

In Nevada, the dollar amount of backlog increased 139% to $35.3 million as of June 30, 2013 from $14.8 million as of June 30, 2012, which is attributable to a 44% increase in the number of units in backlog to 114 as of June 30, 2013 from 79 as of June 30, 2012, offset by a 2% decrease in net new home orders in Nevada to 64 homes during the three months ended June 30, 2013 compared to 65 homes during the three months ended June 30, 2012, and a 65% increase in the average sales price of homes in backlog to $309,700 as of June 30, 2013 compared to $187,200 as of June 30, 2012. In Nevada, the cancellation rate increased to 19% for the three months ended June 30, 2013 from 11% for the three months ended June 30, 2012.

In Colorado, the dollar amount of backlog was $25.8 million as of June 30, 2013, with no comparable amount as of June 30, 2012.

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
Number of Homes Closed
Southern California	77	49	28	57%
Northern California	22	29	(7)	(24%)
Arizona	124	119	5	4%
Nevada	72	34	38	112%
Colorado	50	—	50	N/M

Total	345	231	114	49%

During the three months ended June 30, 2013, the number of homes closed increased 49% to 345 in the 2013 period from 231 in the 2012 period. The increase in home closings is primarily attributable to an increase in beginning backlog for the period of 50% to 498 units at March 31, 2013 compared to 332 units at March 31, 2012. There was a 57% increase in Southern California to 77 homes closed in the 2013 period compared to 49 homes closed in the 2012 period, a 4% increase in homes closed in Arizona to 124 in the 2013 period from 119 in the 2012 period, and a 112% increase in homes closed in Nevada to 72 in the 2013 period compared to 34 in the 2012 period, offset by a 24% decrease in Northern California to 22 homes closed in the 2013 period compared to 29 homes closed in the 2012 period. Colorado had 50 home closings during the 2013 period, with no comparable activity in the 2012 period.

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
	(dollars in thousands)
Home Sales Revenue
Southern California	$44,121	$19,212	$24,909	130%
Northern California	7,629	10,180	(2,551)	(25%)
Arizona	30,301	17,689	12,612	71%
Nevada	17,740	7,170	10,570	147%
Colorado	20,857	—	20,857	N/M

Total	$120,648	$54,251	$66,397	122%

The increase in homebuilding revenue of 122% to $120.6 million for the 2013 period from $54.3 million for the 2012 period is primarily attributable to a 49% increase in the number of homes closed to 345 during the 2013 period from 231 in the 2012 period, along with a 49% increase in the average sales price of homes closed to $349,700 during the 2013 period from $234,800 during the 2012 period, as well as the addition of our Colorado division. The increase in average home sales price resulted in a $39.6 million increase in revenue, as well as a $26.8 million increase in revenue attributable to a 49% increase in the number of homes closed.

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
Average Sales Price of Homes Closed
Southern California	$573,000	$392,100	$180,900	46%
Northern California	346,800	351,000	(4,200)	(1%)
Arizona	244,400	148,600	95,800	64%
Nevada	246,400	210,900	35,500	17%
Colorado	417,100	—	417,100	N/M

Total	$349,700	$234,800	$114,900	49%

The average sales price of homes closed for the 2013 period increased primarily due to increasing price points of our actively selling projects to projects available to first time buyers or first time “move up” buyers. In the Southern California segment, the overall average sales price increase is primarily due to 21 closings in three new communities that opened in the first half of 2013 with an average sales price of $834,900. The increase in average sales prices for the period was due to new projects that were released during the latter half of 2012 and first half of 2013 with an average sales price of $354,100, which is above the prior period overall average of $234,800. On a same store basis, average sales prices increased 21% from $278,500 in the second quarter of 2012 to $337,300 in the second quarter of 2013.

	Three Months Ended June 30,
	2013	2012	Increase (Decrease)
Homebuilding Gross Margin Percentage
Southern California	23.9%	13.3%	10.6%
Northern California	25.4%	23.7%	1.7%
Arizona	18.3%	13.3%	5.0%
Nevada	20.6%	11.8%	8.8%
Colorado	11.1%	—	N/M

Total	19.9%	15.1%	4.8%

Adjusted Homebuilding Gross Margin Percentage	27.0%	22.5%	4.5%

For homebuilding gross margins, the comparison of the three months ended June 30, 2013 and the three months ended June 30, 2012 is as follows:

•

In Southern California, homebuilding gross margins increased 1,060 basis points to 23.9% during the 2013 period compared to 13.3% during the 2012 period attributable to a shift to higher margin projects as well as same store average sales price increases of 31% to $436,400 in the 2013 period compared to $332,000 in the 2012 period. The higher margin projects show an increase in the average sales price of homes closed of 46% from $392,100 in the 2012 period to $573,000 in the 2013 period, offset by a 28% increase in the average cost of homes closed from $340,000 in the 2012 period to $436,100 in the 2013 period.

•

In Northern California, homebuilding gross margins increased 170 basis points to 25.4% in the 2013 period from 23.7% in the 2012 period attributable to a shift to higher margin projects as well as same store average sales price increases of 25% to $273,000 in the 2013 period compared to $217,900 in the 2012 period. The increase was due to a decrease in the average cost per home closed of 3% from $267,900 in the 2012 period to $258,600 in the 2013 period, offset by a 1% decrease in the average sales price of homes closed from $351,000 in the 2012 period to $346,800 in the 2013 period due to a change in product mix.

•

In Arizona, homebuilding gross margins increased 500 basis points to 18.3% in the 2013 period from 13.3% in the 2012 period attributable to a shift to higher margin projects. The increase was due to a 64% increase in the average sales price of homes closed of $244,400 in the 2013 period from $148,600 in the 2012 period, offset by an increase in the average cost per home closed of 55% from $128,800 in the 2012 period to $199,600 in the 2013 period. Arizona did not have any same store activity in the 2013 and 2012 periods.

•

In Nevada, homebuilding gross margins increased 880 basis points to 20.6% in the 2013 period from 11.8% in the 2012 period attributable to a shift to higher margin projects as well as same store average sales price increases of 6% to $234,800 in the 2013 period compared to $222,100 in the 2012 period. The higher margin projects show a 17% increase in the average sales price of homes closed of $246,400 in the 2013 period from $210,900 in the 2012 period, offset by an increase in the average cost per home closed of 5% from $186,100 in the 2012 period to $195,800 in the 2013 period.

•

In Colorado, homebuilding gross margins were 11.1% during the 2013 period, with no comparable amount in the 2012 period, which is significantly lower than the gross margins of the other divisions. Upon acquisition of the Colorado division in December 2012, the Company marked up inventory to fair value which created lower margins in subsequent periods.

For the comparison of the three months ended June 30, 2013 and the three months ended June 30, 2012, adjusted homebuilding gross margin percentage, which excludes previously capitalized interest included in cost of sales, was 27.0% for the 2013 period compared to 22.5% for the 2012 period. The increase was primarily a result of the changes discussed for homebuilding gross margins described previously.

Adjusted homebuilding gross margin is a non-GAAP financial measure. The Company believes this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and permits investors to make better comparisons with its competitors, who also break out and adjust gross margins in a similar fashion. See table set forth below reconciling this non-GAAP measure to homebuilding gross margin.

	Three Months Ended June 30,
	2013	2012
	(dollars in thousands)
Home sales revenue	$120,648	$54,251
Cost of home sales	96,647	46,085

Homebuilding gross margin	24,001	8,166
Add: Interest in cost of sales	8,528	4,022

Adjusted homebuilding gross margin	$32,529	$12,188

Adjusted homebuilding gross margin percentage	27.0%	22.5%

Lots, Land, and Other Sales Revenue

Lots, land and other sales decreased to $3.2 million for the three months ended June 30, 2013, compared to $90.8 million for the three months ended June 30, 2012 primarily attributable to the sale of a 27-acre parcel in Palo Alto and Mountain View, California, known as the former Mayfield Mall for a sales price of $90.0 million in the second quarter of 2012. Cost of sales – lots, land and other decreased to $2.8 million for the three months ended June 30, 2013 compared to $85.2 million for the three months ended June 30, 2012 as a result of the decreased sales.

Construction Services Revenue

Construction services revenue, which was all recorded in Southern California and Northern California, was $7.5 million for the three months ended June 30, 2013, and $6.2 million for the three months ended June 30, 2012. The increase is primarily due to profit sharing on one of the Company’s projects of $1.6 million, recognized during the three months ended June 30, 2013. See Note 1 of “Notes to Condensed Consolidated Financial Statements” for further discussion.

Sales and Marketing Expense

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
	(dollars in thousands)
Sales and Marketing Expense
Homebuilding
Southern California	$2,144	$1,514	$630	42%
Northern California	528	641	(113)	(18%)
Arizona	1,353	828	525	63%
Nevada	901	587	314	53%
Colorado	1,209	—	1,209	N/M

Total	$6,135	$3,570	$2,565	72%

For the comparison of the three months ended June 30, 2013 to the three months ended June 30, 2012, sales and marketing expense as a percentage of homebuilding revenue decreased to 5.1% in the 2013 period compared to 6.6% in the 2012 period, reflecting the impact of higher housing revenues in the current period. This is primarily attributable to a decrease in commission expense and advertising expense as a percentage of home sales revenue to 3.1% and 1.0%, respectively, in the 2013 period from 3.9% and 1.4%, respectively, in the 2012 period due to an increase in average sales prices.

General and Administrative Expense

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
	(dollars in thousands)
General and Administrative Expense
Homebuilding
Southern California	$1,554	$1,121	$433	39%
Northern California	544	348	196	56%
Arizona	651	598	53	9%
Nevada	776	656	120	18%
Colorado	341	—	341	N/M
Corporate	5,426	3,549	1,877	53%

Total	$9,292	$6,272	$3,020	48%

For the comparison of the three months ended June 30, 2013 to the three months ended June 30, 2012, general and administrative expense as a percentage of homebuilding revenues, decreased to 7.7% in the 2013 period compared to 11.6% in the 2012 period, reflecting the impact of higher housing revenues in the current period and lower outside services and professional fees in the 2013 period as compared to the 2012 period which included higher expenses related to the reorganization, partially offset by an increase in salaries and benefits in the 2013 period, due to increased head count.

Other Items

Combined other operating costs remained relatively consistent at $0.6 million in the 2013 period compared to $0.9 million in the 2012 period.

Interest activity for the three months ended June 30, 2013 and the three months ended June 30, 2012 is as follows (in thousands):

	Three Months Ended June 30,
	2013	2012
Interest incurred	$7,849	$9,373
Less: Interest capitalized	6,582	6,251

Interest expense, net of amounts capitalized	$1,267	$3,122

Cash paid for interest	$14,350	$10,269

The decrease in interest incurred for the three months ended June 30, 2013, compared to the interest incurred for the three months ended June 30, 2012, reflects a decrease in interest rates as well as a decrease in the Company’s overall debt. Interest capitalized relative to the amount incurred was higher in the 2013 period due to higher qualifying assets in the 2013 period as compared to the 2012 period.

Reorganization Items

During the three months ended June 30, 2013, the Company did not incur any reorganization costs compared to $0.8 million during the three months ended June 30, 2012 for legal and professional fees.

Net Income Attributable to Noncontrolling Interest

Net income attributable to noncontrolling interest increased to $1.7 million during the 2013 period, from $0.7 million during the 2012 period. This is primarily due to the joint venture, Lyon Branches, LLC, which was formed in June 2012 thus contributing a full quarter of income during the 2013 period as compared to less than one month of income in the 2012 period.

Net Income (Loss) Attributable to William Lyon Homes

As a result of the foregoing factors, net income (loss) attributable to William Lyon Homes for the three months ended June 30, 2013, and the three months ended June 30, 2012 was net income of $7.4 million, and a net loss of $1.8 million, respectively.

Preferred Stock Dividends

The preferred stock dividends were $0.5 million in the 2013 period compared to $0.8 million in the 2012 period. The decrease in the 2013 period is attributed to less than two months of dividends during the quarter as the Company’s preferred stock was converted to common stock in conjunction with the Company’s Initial Public Offering (IPO) on May 21, 2013, as compared to the 2012 period which included dividends for the entire quarter.

Lots Owned and Controlled

The table below summarizes the Company’s lots owned and controlled as of the periods presented:

	June 30,		Increase (Decrease)
	2013	2012	Amount	%
Lots Owned
Southern California	1,161	1,021	140	14%
Northern California	368	411	(43)	(10%)
Arizona	5,820	6,371	(551)	(9%)
Nevada	2,771	3,014	(243)	(8%)
Colorado	456	—	456	N/M

Total	10,576	10,817	(241)	(2%)

Lots Controlled(1)
Southern California	525	277	248	90%
Northern California	689	562	127	23%
Arizona	1,616	—	1,616	100%
Nevada	192	—	192	100%
Colorado	263	—	263	N/M

Total	3,285	839	2,446	292%

Total Lots Owned and Controlled	13,861	11,656	2,205	19%

(1)	Lots controlled may be purchased by the Company as consolidated projects or may be purchased by newly formed joint ventures.

Total lots owned and controlled has increased 19% to 13,861 lots owned and controlled at June 30, 2013 from 11,656 lots at June 30, 2012. The increase is primarily due to certain lot acquisitions during the period and the lots acquired through the purchase of Village Homes in December 2012, offset by the closing of 1,204 homes since June 30, 2012.

Comparisons of the Six Months Ended June 30, 2013 to June 30, 2012

Revenues from homes sales increased 129% to $197.1 million during the six months ended June 30, 2013 compared to $86.0 million during the six months ended June 30, 2012. The increase is primarily due to a 71% increase in homes closed to 613 homes during the 2013 period compared to 359 homes during the 2012 period, along with an increase in the average sales price of homes closed to $321,500 in the 2013 period compared to $239,700 in the 2012 period. On a same store basis, average sales price has increased 14% to $313,000 in the 2013 period, from $273,800 in the 2012 period. The number of net new home orders for the six months ended June 30, 2013 increased 16% to 721 homes from 623 homes for the six months ended June 30, 2012.

The average number of sales locations of the Company increased to 23 locations for the six months ended June 30, 2013 compared to 19 for the six months ended June 30, 2012 due to the addition of the Colorado division which added five new communities, and the addition of four communities in Arizona, offset by the close out of communities in California and Nevada.

In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as Predecessor and the period from February 25, 2012 through June 30, 2012 as Successor. As such, the application of fresh start accounting is reflected in the period from February 25, 2012 through June 30, 2012 and not the period from January 1, 2012 through February 24, 2012. The accounts reflected in the tables below, which include gross margin percentage, sales and marketing expense, and general and administrative expense, are affected by the fresh start accounting. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting. These items are described period over period “on a combined basis”, which combines the predecessor and successor entities for the six months ended June 30, 2012.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012	Amount	%
Number of Net New Home Orders
Southern California	172	148	110	38	24	16%
Northern California	77	107	84	23	(30)	(28%)
Arizona	230	243	150	93	(13)	(5%)
Nevada	162	125	104	21	37	30%
Colorado	80	—	—	—	80	N/M

Total	721	623	448	175	98	16%

Cancellation Rate	15%	12%			3%

The weekly average sales rates decreased slightly to 1.2 sales per project during the 2013 period, from 1.3 sales per project during the 2012 period. The increase in net new homes orders is driven by the addition of our Colorado division, the 16% improvement in Southern California, and the 30% improvement in Nevada. Total orders in Northern California and Arizona decreased due to a 50% and 17% decrease, respectively in average sales locations, however sales per location increased in Northern California from 21.1 in the 2012 period to 34.4 in the 2013 period. In Arizona, sales per location in the 2012 period were exceptionally high at 121.5, and have returned to a more normalized rate of 38.3 in the 2013 period. The increase in net new home orders positively impacts the number of homes in backlog, which are homes that will close in future periods. As new home orders and backlog increase, it has a positive impact on revenues and cash flow in future periods. Cancellation rates during the 2013 period increased to 15% from 12% during the 2012 period.

	Successor
	Six Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	%
Average Number of Sales Locations
Southern California	5	7	(2)	(29%)
Northern California	2	4	(2)	(50%)
Arizona	6	2	4	200%
Nevada	5	6	(1)	(17%)
Colorado	5	—	5	N/M

Total	23	19	4	21%

The average number of sales locations for the Company increased to 23 locations for the six months ended June 30, 2013 compared to 19 for the six months ended June 30, 2012. Southern California and Northern California decreased by two sales locations each, and Nevada decreased by one sales location, in the 2013 period compared to the 2012 period, while Arizona increased by four sales locations in the 2013 period compared to the 2012 period. For the six months ended June 30, 2013, the Colorado division had five sales locations, with no comparable amount in the 2012 period.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012	Amount	%
Number of Homes Closed
Southern California	99	72	59	13	27	38%
Northern California	53	53	38	15	—	0%
Arizona	224	171	144	27	53	31%
Nevada	138	63	51	12	75	119%
Colorado	99	—	—	—	99	N/M

Total	613	359	292	67	254	71%

During the six months ended June 30, 2013, the number of homes closed increased 71% to 613 in the 2013 period from 359 in the 2012 period. The increase in home closings is primarily attributable to an increase in beginning backlog for the period of 192% to 406 units at December 31, 2012 compared to 139 units at December 31, 2011. There was a 38% increase in Southern California to 99 homes closed in the 2013 period compared to 72 homes closed in the 2012 period, a 31% increase in homes closed in Arizona to 224 in the 2013 period from 171 in the 2012 period, a 119% increase in homes closed in Nevada to 138 in the 2013 period compared to 63 in the 2012 period, and Northern California remained consistent at 53 homes closed in the 2013 and 2012 periods. Colorado had 99 home closings during the 2013 period, with no comparable activity in the 2012 period.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012	Amount	%
	(dollars in thousands)
Home Sales Revenue
Southern California	$54,267	$30,353	$24,713	$5,640	$23,914	79%
Northern California	17,648	16,965	12,715	4,250	683	4%
Arizona	51,930	25,793	21,477	4,316	26,137	101%
Nevada	32,501	12,936	10,455	2,481	19,565	151%
Colorado	40,736	—	—	—	40,736	N/M

Total	$197,082	$86,047	$69,360	$16,687	$111,035	129%

The increase in homebuilding revenue of 129% to $197.1 million for the 2013 period from $86.0 million for the 2012 period is primarily attributable to a 71% increase in the number of homes closed to 613 during the 2013 period from 359 in the 2012 period, along with a 34% increase in the average sales price of homes closed to $321,500 during the 2013 period from $239,700 during the 2012 period, as well as the addition of our Colorado division. The increase in average home sales price resulted in a $50.1 million increase in revenue, as well as a $60.9 million increase in revenue attributable to a 71% increase in the number of homes closed.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012	Amount	%
Average Sales Price of Homes Closed
Southern California	$548,200	$421,600	$418,900	$433,800	$126,600	30%
Northern California	333,000	320,100	334,600	283,300	12,900	4%
Arizona	231,800	150,800	149,100	159,900	81,000	54%
Nevada	235,500	205,300	205,000	206,800	30,200	15%
Colorado	411,500	—	—	—	411,500	N/M

Total	$321,500	$239,700	$237,500	$249,100	$81,800	34%

The average sales price of homes closed for the 2013 period increased primarily due to increasing price points of our actively selling projects to projects available to first time buyers or first time “move up” buyers. In the Southern California segment, the overall average sales price increase is primarily due to 21 closings in three new communities that opened in the first half of 2013 with an average sales price of $834,900. The increase in average sales prices for the period was due to new projects that were released during the latter half of 2012 and first half of 2013 with an average sales price of $324,800, which is above the prior period overall average of $239,700. On a same store basis, average sales prices increased 14% from $273,800 in the first half of 2012 to $313,000 in the first half of 2013.

	Successor		Predecessor
	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Homebuilding Gross Margin Percentage
Southern California	23.5%	13.1%	11.8%
Northern California	22.7%	23.6%	14.6%
Arizona	16.9%	12.9%	11.6%
Nevada	20.7%	11.7%	12.0%
Colorado	11.8%	—	—

Total	18.8%	14.7%	12.5%

Adjusted Homebuilding Gross Margin Percentage	25.5%	22.2%	20.7%

Gross margins were positively impacted in the Successor period by its lower book value basis in its inventory, which was adjusted to fair value in February 2012 in conjunction with the restructuring and in accordance with fresh start accounting requirements. In assessing the inventory value, the Company generally utilized assumptions for future home sales paces and prices based upon then-prevailing market conditions in late 2011, which represented conditions near the trough of the recent U.S. housing downturn.

For homebuilding gross margins, the comparison of the Successor entity for the six months ended June 30, 2013 and the Successor entity from February 25, 2012 through June 30, 2012 are as follows:

•

In Southern California, homebuilding gross margins increased 1,040 basis points to 23.5% during the 2013 period compared to 13.1% during the 2012 period attributable to a shift to higher margin projects as well as same store average sales price increases of 22% to $438,800 in the 2013 period compared to $359,900 in the 2012 period. The higher margin projects have an increase in the average sales price per home closed of 31% from $418,900 in the 2012 period to $548,200 in the 2013 period, offset by a 15% increase in the average cost of homes closed from $364,200 in the 2012 period to $419,300 in the 2013 period.

•

In Northern California, homebuilding gross margins decreased 90 basis points to 22.5% in the 2013 period from 23.6% in the 2012 period. On a same store basis, average sales prices in one community increased 34% to $262,600 in the 2013 period compared to $211,300 in the 2012 period. The overall decrease was due to an increase in the average cost per home closed of 1% from $255,600 in the 2012 period to $257,500 in the 2013 period, as well as a slight decrease in the average sales price of homes closed from $334,600 in the 2012 period to $333,000 in the 2013 period due to a change in product mix.

•

In Arizona, homebuilding gross margins increased 400 basis points to 16.9% in the 2013 period from 12.9% in the 2012 period attributable to a shift to higher margin projects. The increase was due to a 55% increase in the average sales price of homes closed of $231,800 in the 2013 period from $149,100 in the 2012 period, offset by an increase in the average cost per home closed of 48% from $130,000 in the 2012 period to $192,500 in the 2013 period. Arizona did not have any same store activity in the 2013 and 2012 periods.

•

In Nevada, homebuilding gross margins increased 900 basis points to 20.7% in the 2013 period from 11.7% in the 2012 period attributable to a shift to higher margin projects as well as same store average sales price increases of 9% to $232,300 in the 2013 period compared to $212,500 in the 2012 period. The higher margin projects have a 15% increase in the average sales price of homes closed of $235,500 in the 2013 period from $205,000 in the 2012 period, offset by an increase in the average cost per home closed of 3% from $181,100 in the 2012 period to $186,800 in the 2013 period.

•

In Colorado, homebuilding gross margins were 11.8% during the 2013 period, with no comparable amount in the 2012 period, which is significantly lower than the gross margins of the other divisions. Upon acquisition of the Colorado division in December 2012, the Company marked up inventory to fair value which created lower margins in subsequent periods.

For homebuilding gross margins, the comparison of the Successor entity for the six months ended June 30, 2013 and the Predecessor entity from January 1, 2012 through February 24, 2012 are as follows:

•

In Southern California, homebuilding gross margins increased 1,170 basis points in the 2013 period to 23.5% from 11.8% in the 2012 period. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 2.7% in the 2013 period. On a same store basis, average sales prices increased 17% to $438,800 in the 2013 period compared to $374,700 in the 2012 period. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•

In Northern California, homebuilding gross margins increased 810 basis points in the 2013 period to 22.7% from 14.6% in the 2012 period. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently decreased gross margins by 1.3% in the 2013 period. On a same store basis, average sales prices increased 22% to $262,600 in the 2013 period compared to $215,600 in the 2012 period. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•

In Arizona, homebuilding gross margins increased 530 basis points in the 2013 period to 16.9% from 11.6% in the 2012 period. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently decreased gross margins by 0.6% in the 2013 period. Average sales prices increased 45% to $231,800 in the 2013 period compared to $159,800 in the 2012 period. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•

In Nevada, homebuilding gross margins increased 870 basis points in the 2013 period to 20.7% from 12.0% in the 2012 period. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 0.4% in the 2013 period. On a same store basis, average sales prices decreased 3% to $232,300 in the 2013 period compared to $240,500 in the 2012 period. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•

In Colorado, homebuilding gross margins were 11.8% during the 2013 period, with no comparable amount in the 2012 period, which is significantly lower than the gross margins of the other divisions. Upon acquisition of the Colorado division in December 2012, the Company marked up inventory to fair value which created lower margins in subsequent periods.

For the comparison of the Successor entity for the six months ended June 30, 2013 and the Successor entity from February 25, 2012 through June 30, 2012, adjusted homebuilding gross margin percentage, which excludes previously capitalized interest included in cost of sales, was 25.5% for the 2013 period compared to 22.2% for the 2012 period. The increase was primarily a result of the changes discussed for homebuilding gross margins described previously.

For the comparison of the Successor entity for the six months ended June 30, 2013 and the Predecessor entity from January 1, 2012 through February 24, 2012, adjusted homebuilding gross margin percentage was 25.5% for the 2013 period compared to 20.7% for the 2012 period. The increase was primarily a result of the changes discussed for homebuilding gross margins described previously.

Adjusted homebuilding gross margin is a non-GAAP financial measure. The Company believes this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and permits investors to make better comparisons with its competitors, who also break out and adjust gross margins in a similar fashion. See table set forth below reconciling this non-GAAP measure to homebuilding gross margin.

	Successor		Predecessor
	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
	(dollars in thousands)
Home sales revenue	$197,082	$69,360	$16,687
Cost of home sales	159,975	59,143	14,598

Homebuilding gross margin	37,107	10,217	2,089
Add: Interest in cost of sales	13,160	5,149	1,360

Adjusted homebuilding gross margin	$50,267	$15,366	$3,449

Adjusted homebuilding gross margin percentage	25.5%	22.2%	20.7%

Lots, Land, and Other Sales Revenue

Lots, land and other sales decreased to $3.2 million for the six months ended June 30, 2013 compared to $90.8 million for the period from February 25, 2012 through June 30, 2012 primarily attributable to the sale of a 27-acre parcel in Palo Alto and Mountain View, California, known as the former Mayfield Mall for a sales price of $90.0 million in the second quarter of 2012. Cost of sales—lots, land and other decreased to $2.8 million for the six months ended June 30, 2013 compared to $85.2 million for the period from February 25, 2012 through June 30, 2012 as a result of the decrease in sales.

Construction Services Revenue

Construction services revenue, which was all recorded in Southern California and Northern California, was $12.0 million for the six months ended June 30, 2013, $9.4 million for the period from February 25, 2012 through June 30, 2012, and $8.9 million for the period from January 1, 2012 through February 24, 2012. The decrease is primarily due to a decrease in the number of construction services projects in the 2013 period, compared to the 2012 period. See Note 1 of “Notes to Condensed Consolidated Financial Statements” for further discussion.

Sales and Marketing Expense

	Successor		Predecessor
	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
	(in thousands)
Sales and Marketing Expense
Homebuilding
Southern California	$3,240	$1,963	$942
Northern California	1,190	856	463
Arizona	2,353	1,038	260
Nevada	1,726	806	279
Colorado	2,294	—	—

Total	$10,803	$4,663	$1,944

For the comparison of the Successor entity for the six months ended June 30, 2013 to the Successor entity from February 25, 2012 through June 30, 2012, sales and marketing expense as a percentage of homebuilding revenue decreased to 5.5% in the 2013 period compared to 6.7% in the 2012 period, reflecting the impact of higher housing revenues in the current period. This is primarily attributable to a decrease in commission expense and advertising expense as a percentage of home sales revenue to 3.3% and 1.1%, respectively, in the 2013 period from 4.3% and 1.7%, respectively, in the 2012 period due to an increase in average sales prices.

For the comparison of the Successor entity for the six months ended June 30, 2013 to the Predecessor entity from January 1, 2012 through February 24, 2012, sales and marketing expense as a percentage of revenue decreased to 5.5% in the 2013 period compared to 11.6 % in the 2012 period. This is primarily attributable to the cost of operating the sales models and base sales person compensation incurred on a monthly basis relative to the respective revenue in each period.

General and Administrative Expense

	Successor		Predecessor
	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
	(in thousands)
General and Administrative Expense
Homebuilding
Southern California	$2,957	$1,591	$707
Northern California	938	539	222
Arizona	1,343	821	318
Nevada	1,472	904	357
Colorado	959	—	—
Corporate	10,147	4,630	1,698

Total	$17,816	$8,485	$3,302

For the comparison of the Successor entity for the six months ended June 30, 2013 to the Successor entity from February 25, 2012 through June 30, 2012, general and administrative expense as a percentage of homebuilding revenues decreased to 9.0% in the 2013 period compared to 12.2% in the 2012 period, reflecting the impact of higher housing revenues in the current period and lower outside services and professional fees in the 2013 period as compared to the 2012 period which included higher expenses related to the reorganization, partially offset by an increase in salaries and benefits in the 2013 period.

For the comparison of the Successor entity for the six months ended June 30, 2013 to the Predecessor entity from January 1, 2012 through February 24, 2012, general and administrative expense as a percentage of homebuilding revenues decreased to 9.0% in the 2013 period compared to 19.8% in the 2012 period. This is primarily attributable to the fixed costs of salaries and benefits incurred on a monthly basis relative to the respective revenue in each period.

Other Items

Combined other operating costs remained relatively consistent at $1.1 million in the 2013 period compared to $1.6 million in the 2012 period.

Interest activity for the six months ended June 30, 2013, the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012, are as follows (in thousands):

	Successor		Predecessor
	Six Months Ended June 30, 2013	Period from February 25 through June 30, 2012	Period from January 1 through February 24, 2012
Interest incurred	$15,000	$13,607	$7,145
Less: Interest capitalized	12,449	8,771	4,638

Interest expense, net of amounts capitalized	$2,551	$4,836	$2,507

Cash paid for interest	$14,350	$11,746	$8,924

The decrease in interest incurred for the six months ended June 30, 2013, compared to the interest incurred for the period from January 1, 2012 through February 24, 2012 and the period from February 25, 2012 through June 30, 2012 reflects a decrease in interest rates, as well as a decrease in the Company’s overall debt. Interest capitalized relative to the amount incurred was higher in the 2013 period due to higher qualifying assets in the 2013 period as compared to the 2012 period.

Reorganization Items

During the six months ended June 30, 2013, the Company incurred $0.5 million in reorganization costs, compared to $1.2 million during the period from February 25, 2012 through June 30, 2012 for legal and professional fees. During the period from January 1, 2012 through February 24, 2012, the Company recorded reorganization items of $233.5 million associated with or resulting from the reorganization and restructuring of the business, which primarily consists of a gain of approximately $298.8 million that resulted from cancellation of debt. The overall gain was partially offset by approximately $49.3 million in adjustments related to plan implementation and fresh start adjustments, approximately $7.8 million in professional fees, and approximately $8.3 million of debt financing cost write-off.

Net Income Attributable to Noncontrolling Interest

Net income attributable to noncontrolling interest increased to $1.8 million during the 2013 period, from $0.9 million during the 2012 period. This is primarily due to the joint venture, Lyon Branches, LLC, which was formed in June 2012 thus contributing a full six months of income during the 2013 period as compared to less than one month of income in the 2012 period.

Net Income (Loss) Attributable to William Lyon Homes

As a result of the foregoing factors, net income (loss) attributable to William Lyon Homes for the six months ended June 30, 2013, for the period from February 25, 2012 through June 30, 2012, and the period from January 1, 2012 through February 24, 2012, was net income of $4.8 million, a net loss of $6.9 million, and net income of $228.4 million, respectively.

Preferred Stock Dividends

The preferred stock dividends were $1.5 million in the 2013 period compared to $1.0 million in the 2012 period. The increase in the 2013 period is attributed to approximately 5 months of dividends, from January 2013 through the Company’s IPO on May 21, 2013, as compared to approximately 4 months of dividends in the 2012 successor period.

Financial Condition and Liquidity

The U.S. housing market continues to improve from the cyclical low points reached during the 2008—2009 national recession. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and excellent housing affordability. Historically, strong housing markets have been associated with great affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as homebuyers and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are exhibiting most of these positive characteristics.

In the six months ended June 30, 2013, the Company delivered 613 homes, with an average selling price of approximately $321,500, and recognized home sales revenues and total revenues of $197.1 million and $212.3 million, respectively. The Company has experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have increasingly demonstrated signs of recovery. This rebound in market conditions, when combined with the Company’s disciplined operating strategy, has resulted in six consecutive quarters of growth in net new home orders, home closings and unit backlog.

In the six months ended June 30, 2013, net new home orders increased 16% to 721 in the 2013 period from 623 in the 2012 period, while home closings increased 71% to 613 in the 2013 period from 359 in the 2012 period. On a consolidated basis, the cancellation rate increased to 15% in the 2013 period compared to 12% in the 2012 period. In addition, homebuilding gross margin percentage and adjusted homebuilding gross margin percentage increased to 18.8% and 25.5%, respectively, for the six months ended June 30, 2013, as compared to 14.3% and 21.9%, respectively, for the six months ended June 30, 2012. The increase in gross margins is primarily related to an increase in net sales prices during the period and an increase in absorption, which decreases certain project related costs. The increase in gross margins is also attributed to the impact of fresh start accounting which resulted in a net decrease to the cost basis of our properties, which subsequently increased gross margins.

As of June 30, 2013, the Company is selling homes in 25 communities and had a consolidated backlog of 511 sold but unclosed homes, with an associated sales value of $206.8 million, representing a 27% and 96% increase in units and dollars, respectively, as compared to the backlog at June 30, 2012. The Company believes that the attractive fundamentals in its markets, its leading market share positions, its long-standing relationships with land developers, its significant land supply and its focus on providing the best possible customer experience positions the Company to capitalize on meaningful growth as the U.S. housing market continues to rebound.

On May 21, 2013, the Company completed its initial public offering (IPO) of 10,005,000 shares of Class A Common Stock, which consisted of 7,177,500 shares sold by the Company and 2,827,500 shares sold by the selling stockholder. The 10,005,000 shares in the offering were sold at a price to the public of $25.00 per share. The Company raised total net proceeds of approximately $163.9 million in the offering, after deducting the underwriting discount and estimated offering expenses. The Company did not receive any proceeds from the sale of shares by the selling stockholder.

The success of the Company’s IPO raised net cash proceeds of approximately $163.9 million, leaving cash on hand of $206.0 million, which also improves our balance sheet by lowering our leverage ratios. In addition, in August 2013, the Company entered into a $100.0 million revolving credit facility, which will be used for working capital.

The Company provides for its ongoing cash requirements with the proceeds identified above, as well as from internally generated funds from the sales of homes and/or land sales. During the six months ended June 30, 2013, the Company had cash used in operations of $66.7 million, which included land acquisitions of $76.3 million. In addition, the Company has the option to use additional outside borrowing, form new joint ventures with partners that provide a substantial portion of the capital required for certain projects, and buy land via lot options or land banking arrangements. The Company has financed, and may in the future finance, certain projects and land acquisitions with construction loans secured by real estate inventories, seller-provided financing and land banking transactions. The Company may also draw on its revolving line of credit to fund land acquisitions, as discussed below.

8 1/2% Senior Notes Due 2020

On November 8, 2012, California Lyon completed its offering of 8 1/2% Senior Notes due 2020, (the “New Notes”), in an aggregate principal amount of $325 million. The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon.

As of June 30, 2013, the outstanding principal amount of the New Notes is $325 million, and the New Notes mature on November 15, 2020. The New Notes are senior unsecured obligations of California Lyon and are unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The New Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of California Lyon’s and the guarantors’ future subordinated debt. The New Notes and the guarantees are and will be effectively junior to any of California Lyon’s and the guarantors’ existing and future secured debt.

The New Notes bear interest at an annual rate of 8.5% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013.

The indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur or guarantee certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make certain investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries to pay dividends or transfer assets; (vii) enter into transactions with affiliates; (viii) create unrestricted subsidiaries; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such New Notes to be declared due and payable.

Revolving Line of Credit Loan Agreement

On March 5, 2013, California Lyon entered into a Revolving Line of Credit Loan Agreement (the “CB&T Loan Agreement”), with California Bank & Trust (“CB&T”), providing for a revolving line of credit of $30.0 million (the “CB&T Loan”). The CB&T Loan, as amended, provides California Lyon with funds for the development of residential lots, the construction of existing and future residential home projects within the states of California, Arizona, Nevada and Colorado, the issuance of letters of credit for the payment of costs incurred or associated with those projects and other general corporate purposes. In connection with the execution of the CB&T Loan Agreement, California Lyon issued a promissory note (the “CB&T Promissory Note”), and together with the CB&T Loan Agreement and any ancillary documents and agreements executed pursuant to the CB&T Loan Agreement, (the “CB&T Loan Documents”), in favor of CB&T. California Lyon’s obligations under the CB&T Loan are secured by, among other things, a first lien on and security interest in all the real and personal property comprising each qualified project that is secured by the CB&T Loan. Borrowings under the CB&T Loan Agreement, bear interest, payable monthly, at California Lyon’s option of either (i) a fixed rate at LIBOR plus 3.00% per annum or (ii) a variable rate at the Prime Rate, as adjusted by CB&T in accordance with the CB&T Loan Agreement, plus 1.00% per annum. The floor interest rate for borrowings under the CB&T Loan Agreement range from 4.25% to 5.00%, depending on California Lyon’s total debt to tangible net worth ratio. Beginning on March 5, 2015, the maximum amount available under the CB&T Loan will be reduced by $7.5 million every 90 days until the CB&T Loan matures. The CB&T Loan will mature on March 5, 2016.

All outstanding borrowings under the CB&T Loan may, at the option of CB&T, be accelerated and become immediately due and payable in the event of a default under the CB&T Loan Documents, which includes, among other things, the following events (subject to certain cure periods, as applicable): (i) the failure by California Lyon to pay any monetary amount when due under any CB&T Loan Document; (ii) the breach of certain covenants under the CB&T Loan

Documents; (iii) any representations contained in the CB&T Loan Documents being materially misleading or false when made; (iv) defaults under certain other monetary obligations; (v) bankruptcy matters; (vi) litigation or proceedings that could constitute a material adverse change on California Lyon or a qualified project or (vii) certain judgments. The CB&T Loan Documents also contain negative covenants which restrict or limit California Lyon from, among other things, the following: (a) consolidating or merging with any person unless California Lyon is the surviving entity; (b) changing its fiscal year or accounting methods; (c) changing the character of California Lyon’s business; (d) suffering any change in the legal or beneficial ownership of any capital stock in California Lyon; (e) making loans or advances; (f) granting or continuing liens; (g) incurring debt and (h) acquiring assets.

In March 2013, one of the outstanding construction loans payable and its underlying collateral was rolled into the CB&T Loan. As of June 30, 2013, there was $13.4 million outstanding under the CB&T Loan at an interest rate of 4.75%.

Construction Notes Payable

In September 2012, the Company entered into two construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. As of December 31, 2012, the Company had borrowed $7.8 million under this facility. In March 2013, this loan and the underlying collateral was rolled into the CB&T Loan Agreement, discussed above.

The second construction note payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%, which was the interest rate as of June 30, 2013. As of June 30, 2013 and December 31, 2012, the Company had borrowed $3.7 million and $5.4 million, respectively, under this facility. The loan will be repaid with proceeds from home closings of the project, is secured by the underlying project, and is guaranteed by the Company.

In June 2013, the Company entered into another construction note payable agreement. The agreement has total availability under the facility of $28.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in June 2016 and bears interest at the prime rate + 0.5%, with a rate floor of 4.0%, which was the interest rate as of June 30, 2013. As of June 30, 2013, the Company had borrowed $18.3 million under this facility. The loan will be repaid with proceeds from home closings of the project, is secured by the underlying project, and is guaranteed by the Company.

Seller Financing

At June 30, 2013, the Company had $16.2 million of notes payable outstanding related to two land acquisitions for which seller financing was provided. The first note had a balance of $1.8 million as of June 30, 2013, bears interest at 3% per annum, is secured by the underlying land, and matures in March 2014. The second note had a balance of $14.4 million as of June 30, 2013, bears interest at 7% per annum, is secured by the underlying land, and matures in May 2015.

Revolving Credit Facility

On August 7, 2013, California Lyon and the Company entered into a credit agreement providing for a revolving credit facility of up to $100 million, or the Facility. The Facility will mature on August 5, 2016, unless terminated earlier pursuant to the terms of the Facility. The Facility contains an uncommitted accordion feature under which its aggregate principal amount can be increased to up to $125 million under certain circumstances, as well as a sublimit of $50 million for letters of credit. The Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity and interest coverage, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries.

The Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including: nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control of the Company occurs, the lenders may terminate the commitment and require that the California Lyon repay outstanding borrowings under the Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either LIBOR or a base rate, plus the applicable spread. The commitment fee on the unused portion of the Facility currently accrues at an annual rate of 0.50%.

Borrowings under the Facility, the availability of which is subject to a borrowing base formula, are required to be guaranteed by the Company and certain of the Company’s wholly-owned subsidiaries, are secured by a pledge of all equity interests held by such guarantors, and may be used for general corporate purposes. As of August 7, 2013, the Facility was undrawn.

Net Debt to Total Capital

The Company’s ratio of net debt to total capital was 33.7% and 65.0% as of June 30, 2013 and December 31, 2012, respectively. The ratio of net debt to total capital is a non-GAAP financial measure, which is calculated by dividing notes payable and Senior Notes, net of cash and cash equivalents and restricted cash, by total capital (notes payable and Senior Notes, net of cash and cash equivalents and restricted cash, plus redeemable convertible preferred stock and total equity (deficit)). The Company believes this calculation is a relevant and useful financial measure to investors in understanding the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. See table set forth below reconciling this non-GAAP measure to the ratio of debt to total capital.

	Successor
	June 30, 2013	December 31, 2012
	(dollars in thousands)

Notes payable and Senior Notes	$376,631	$338,248
Redeemable convertible preferred stock	—	71,246
Total equity	333,259	72,119

Total capital	$709,890	$481,613
Ratio of debt to total capital	53.1%	70.2%

Notes payable and Senior Notes	$376,631	$338,248
Less: Cash and cash equivalents and restricted cash	(207,270)	(71,928)

Net debt	169,361	266,320
Redeemable convertible preferred stock	—	71,246
Total equity	333,259	72,119

Total capital	$502,620	$409,685
Ratio of net debt to total capital	33.7%	65.0%

Land Banking Arrangements

As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers its right in such purchase agreements to entities owned by third parties, or land banking arrangements. These entities use equity contributions and/or incur debt to finance the acquisition and development of the land being purchased. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit remaining deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk associated with land holdings. The use of these land banking arrangements is dependent on, among other things, the availability of capital to the option provider, general housing market conditions and geographic preferences.

The Company participates in one land banking arrangement that is not a variable interest entity in accordance with FASB ASC Topic 810, Consolidation (“ASC 810”), but is consolidated in accordance with FASB ASC Topic 470, Debt (“ASC 470”). Under the provisions of ASC 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangement. Therefore, the Company has recorded the remaining purchase price of the land of $31.2 million and $39.0 million as of June 30, 2013 and December 31, 2012, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying balance sheet.

Summary information with respect to the Company’s land banking arrangements is as follows as of the periods presented (dollars in thousands):

	Successor
	June 30, 2013	December 31, 2012
Total number of land banking projects	1	1

Total number of lots	610	610

Total purchase price	$161,465	$161,465

Balance of lots still under option and not purchased:
Number of lots	158	199

Purchase price	$31,161	$39,029

Forfeited deposits if lots are not purchased	$22,144	$27,734

Joint Venture Financing

The Company and certain of its subsidiaries are general partners or members in joint ventures involved in the development and sale of residential projects. As described more fully in Critical Accounting Policies—Variable Interest Entities, certain joint ventures have been determined to be variable interest entities in which the Company is considered the primary beneficiary. Accordingly, the assets, liabilities and operations of these joint ventures have been consolidated with the Company’s financial statements for the periods presented. The financial statements of joint ventures in which the Company is not considered the primary beneficiary are not consolidated with the Company’s financial statements. The Company’s investments in unconsolidated joint ventures are accounted for using the equity method because the Company has a 50% or less voting or economic interest (and thus such joint ventures are not controlled by the Company). Based upon current estimates, substantially all future development and construction costs incurred by the joint ventures will be funded by the venture partners or from the proceeds of construction financing obtained by the joint ventures.

As of June 30, 2013 and December 31, 2012, the Company’s had no investment in and advances to unconsolidated joint ventures.

Assessment District Bonds

In some jurisdictions in which the Company develops and constructs property, assessment district bonds are issued by municipalities to finance major infrastructure improvements and fees. Such financing has been an important part of financing master-planned communities due to the long-term nature of the financing, favorable interest rates when compared to the Company’s other sources of funds and the fact that the bonds are sold, administered and collected by the relevant government entity. As a landowner benefited by the improvements, the Company is responsible for the assessments on its land. When the Company’s homes or other properties are sold, the assessments are either prepaid or the buyers assume the responsibility for the related assessments. See Note 12 of “Notes to Condensed Consolidated Financial Statements” for the three and six months ended June 30, 2013.

Cash Flows—Comparison of Six Months Ended June 30, 2013 to Six Months Ended June 30, 2012

For the comparison of the Successor entity for the six months ended June 30, 2013 and the Successor entity from February 25, 2012 through June 30, 2012, the comparison of cash flows is as follows:

•

Net cash (used in) provided by operating activities decreased to a use of $66.7 million in the 2013 period from a source of $45.0 million in the 2012 period. The change was primarily a result of (i) a net increase in real estate inventories-owned of $68.9 million in the 2013 period primarily driven by $76.3 million in land acquisitions, compared to a net decrease of $43.5 million in the 2012 period, primarily driven by $90.8 million in lots, land and other sales, offset by $57.0 million in land acquisitions, and (ii) an increase in receivables of $14.6 million in the 2013 period compared to an increase of $1.0 million in the 2012 period primarily attributable to the timing of proceeds received from escrow for home closings, offset by (iii) consolidated net income of $6.6 million in the 2013 period compared to consolidated net loss of $6.0 million in the 2012 period.

•

Net cash used in investing activities was $1.5 million in the 2013 period compared to a nominal amount in the 2012 period, as a result of purchases of property and equipment of $1.5 million in the 2013 period.

•

Net cash provided by (used in) financing activities increased to a source of $203.6 million in the 2013 period from a use of $55.6 million in the 2012 period. The change was primarily as a result of (i) proceeds from issuance of common stock of $163.9 million, net of offering costs of $15.5 million, in the 2013 period related to the Company’s initial public offering, with no comparable amount in the 2012 period, (ii) proceeds from borrowings on notes payable of $41.3 million in the 2013 period with no comparable amount in the 2012 period, (iii) principal payments on notes payable of $19.1 million in the 2013 period as compared to $60.9 million in the 2012 period, (iv) noncontrolling interest contributions of $34.8 million in the 2013 period compared to $15.1 million in the 2012 period, and (v) noncontrolling interest distributions of $14.4 million in the 2013 period compared to $9.2 million in the 2012 period.

For the comparison of the Successor entity for the six months ended June 30, 2013 and the Predecessor entity from January 1, 2012 through February 24, 201, the comparison of cash flows is as follows:

•

Net cash used in operating activities increased to a use of $66.7 million in the 2013 period from a use of $17.3 million in the 2012 period. The change was primarily a result of (i) a net increase in real estate inventories-owned of $68.9 million in the 2013 period compared to a net increase of $7.0 million in the 2012 period, primarily driven by $76.3 million in land acquisitions in the 2013 period with no comparable amount in the 2012 period, and (ii) an increase in receivables of $14.6 million in the 2013 period compared to a decrease of $1.0 million in the 2012 period primarily attributable to the timing of proceeds received from escrow for home closings, and (iii) consolidated net income of $6.6 million in the 2013 period compared to consolidated net income of $228.5 million in the 2012 period, offset by (iv) net reorganization items of $241.3 million in the 2012 period with no comparable amount in the 2013 period .

•

Net cash used in investing activities was $1.5 million in the 2013 period with no comparable amount in the 2012 period, as a result of purchases of property and equipment of $1.5 million in the 2013 period.

•

Net cash provided by financing activities increased to a source of $203.6 million in the 2013 period from a source of $77.8 million in the 2012 period. The change was primarily as a result of (i) proceeds from issuance of common stock of $163.9 million, net of offering costs of $15.5 million, in the 2013 period related to the Company’s initial public offering, with no comparable amount in the 2012 period, (ii) proceeds from borrowings on notes payable of $41.3 million in the 2013 period with no comparable amount in the 2012 period, (iii) noncontrolling interest contributions of $34.8 million in the 2013 period compared to $1.8 million in the 2012 period and (iv) noncontrolling interest distributions of $14.4 million in the 2013 period compared to $1.9 million in the 2012 period, offset by (v) proceeds from preferred stock of $50.0 million in the 2012 period with no comparable amount in the 2013 period, (vi) proceeds from reorganization of $31.0 million in the 2012 period with no comparable amount in the 2013 period and (vii) principal payments on notes payable $19.1 million in the 2013 period compared to $0.6 million in the 2012 period.

Based on the aforementioned, the Company believes they have sufficient cash and sources of financing for at least the next twelve months.

Contractual Obligations and Off-Balance Sheet Arrangements

The Company enters into certain off-balance sheet arrangements including joint venture financing, option agreements, land banking arrangements and variable interests in consolidated and unconsolidated entities. These arrangements are more fully described above and in Notes 2 and 12 of “Notes to Condensed Consolidated Financial Statements.” In addition, the Company is party to certain contractual obligations, including land purchases and project commitments, which are detailed in Note 12 of “Notes to Condensed Consolidated Financial Statements.”

Inflation

The Company’s revenues and profitability may be affected by increased inflation rates and other general economic conditions. In periods of high inflation, demand for the Company’s homes may be reduced by increases in mortgage interest rates. Further, the Company’s profits will be affected by its ability to recover through higher sales prices, increases in the costs of land, construction, labor and administrative expenses. The Company’s ability to raise prices at such times will depend upon demand and other competitive factors.

Description of Projects and Communities Under Development

The Company’s homebuilding projects usually take two to five years to develop. The following table presents project information relating to each of the Company’s homebuilding operating segments as of June 30, 2013 and only includes projects with lots owned as of June 30, 2013, lots consolidated in accordance with certain accounting principles as of June 30, 2013 or homes closed for the quarter ended June 30, 2013.

Project (County or City)	Year of First Delivery	Estimated Number of Homes at Completion (1)	Cumulative Homes Closed as of June 30, 2013 (2)	Backlog at June 30, 2013 (3) (4)	Lots Owned as of June 30, 2013 (5)	Homes Closed for the Period Ended June 30, 2013	Sales Price Range (6)

SOUTHERN CALIFORNIA
Orange County:
Irvine
Agave	2013	96	—	8	96	—	$480,000 - 600,000
Lyon Branches (7)	2013	48	8	15	40	8	$1,065,000 - 1,230,000
Willow Bend	2013	58	—	18	58	—	$1,140,000 - 1,305,000
Lyon Whistler	2013	83	—	—	83	—	$900,000 - 990,000
Rancho Mission Viejo
Lyon Cabanas	2013	97	—	5	97	—	$320,000 - 450,000
Lyon Villas	2013	96	—	5	96	—	$400,000 - 460,000
Los Angeles County:
Hawthorne
360 South Bay (8):
The Flats	2010	188	99	27	89	20	$392,000 - 572,000
The Courts	2010	118	118	—	—	6		(11)
The Rows	2012	94	28	18	66	16	$533,000 - 705,000
The Lofts	2013	9	3	3	6	3	$440,000 - 590,000
The Gardens	2013	12	10	—	2	10	$565,000 - 730,000
The Townes	2013	96	—	6	96	—	$595,000 - 680,000
The Terraces	2013	93	—	—	93	—	$680,000 - 800,000
Azusa
Rosedale
Gardenia	2011	81	81	—	—	33		(11)
Sage Court	2011	64	64	—	—	3		(11)
San Diego County:
Escondido
Contempo	2013	84	—	—	84	—	$265,000 - 310,000
San Diego
Atrium	2013	80	—	—	80	—	$350,000 - 440,000
Riverside County:
Riverside
Bridle Creek	2015	10	—	—	10	—	$480,000 - 520,000
San Bernardino County:
Yucaipa
Vista Bella/Redcort	2013	165	—	—	165	—	$240,000 - 265,000

		1,572	411	105	1,161	99

SOUTHERN CALIFORNIA TOTAL

NORTHERN CALIFORNIA
Contra Costa County:
Pittsburgh
Vista Del Mar
Villages (7)	2007	102	50	—	52	—	$345,000 - 375,000
Vineyard II	2012	131	30	27	52	25	$484,000 - 509,000
Brentwood
Palmilla
El Sol	2014	49	—	—	49	—	$169,000 - 329,000
Cielo	2014	56			56		$370,000 - 405,000
Antioch
Oak Crest	2013	130	—	—	130	—	$350,000 - 405,000
San Joaquin County:
Lathrop
The Ranch @ Mossdale Landing	2010	168	139	25	29	28	$303,000 - 353,000

NORTHERN CALIFORNIA TOTAL		636	219	52	368	53

Project (County or City)	Year of First Delivery	Estimated Number of Homes at Completion (1)	Cumulative Homes Closed as of June 30, 2013 (2)	Backlog at June 30, 2013 (3) (4)	Lots Owned as of June 30, 2013 (5)	Homes Closed for the Period Ended June 30, 2013	Sales Price Range (6)

ARIZONA
Maricopa County:
Queen Creek
Hastings Property
Villas	2012	337	151	61	186	99	$165,000 - 202,000
Manor	2012	141	91	33	50	59	$234,000 - 289,000
Estates	2012	153	39	35	114	33	$288,000 - 355,000
Church Farms North	2015	2,310	—	—	2,310	—	$159,000 - 324,000
Mesa
Lehi Crossing
Settlers Landing	2012	235	15	24	220	11	$219,000 - 262,000
Wagon Trail	2013	244	13	18	231	13	$233,000 - 292,000
Monument Ridge	2013	248	7	6	241	7	$256,000 - 333,000
Land (9)	2014	129	—	—	129	—	N/A
Peoria
Agua Fria	2012	263	2	—	261	2	$164,000 - 198,000
Surprise
Rancho Mercado	2017	1,865	—	—	1,865	—	$164,000 - 407,000
Gilbert
Lyon’s Gate
Land (9)	N/A	—	—	—	213	—	N/A

ARIZONA TOTAL		5,925	318	177	5,820	224

NEVADA
Clark County:
North Las Vegas
Serenity Ridge	2013	108	7	31	101	7	$452,000 - 532,000
Tularosa at Mountain’s Edge	2011	140	99	24	41	39	$226,000 - 267,000
Las Vegas
Flagstone
Crossings	2011	77	67	10	10	20	$310,000 - 340,000
West Park
Villas	2006	191	138	41	53	31	$203,000 - 234,000
Courtyards	2006	113	113	—	—	21		(11)
Mesa Canyon	2013	49	—	1	49	—	$285,000 - 305,000
Tierra Este	2013	116	—	—	116	—	$205,000 - 232,000
Lyon Estates	2013	129	—	—	129	—	$470,000 - 525,000
Rhapsody	2014	63	—	—	63	—	$224,000 - 252,000
The Fields at Aliente	2011	60	60	—	—	4		(11)
Sterling Ridge 65’ Lots	2014	137	—	—	4	—	$627-000 -672,000
Sterling Ridge 75’ Lots	2014	62	—	—	3	—	$715-000 -783,000
Nye County:
Pahrump
Mountain Falls
Series I	2011	116	57	7	59	16	$135,000 - 164,000
Series II	2014	218	—	—	218	—	$183,000 - 211,000
Land (9)	N/A	—	—	—	1,925	—	N/A

NEVADA TOTAL		1,579	541	114	2,771	138

Project (County or City)	Year of First Delivery	Estimated Number of Homes at Completion (1)	Cumulative Homes Closed as of June 30, 2013 (2)	Backlog at June 30, 2013 (3) (4)	Lots Owned as of June 30, 2013 (5)	Homes Closed for the Period Ended June 30, 2013	Sales Price Range (6)

COLORADO (10)
Douglas County
Castle Rock
Watercolor at The Meadows	2012	31	15	15	16	14	$295,000 - 372,000
Cliffside	2014	49	—	—	49	—	$402,000 - 495,000
Parker
Idyllwilde	2012	42	24	10	18	19	$308,000 - 416,000
Grand County
Granby Ranch	2012	54	9	6	45	8	$417,000 - 467,000
Jefferson County
Arvada
Villages of Five Parks	2012	49	34	13	15	29	$350,000 - 390,000
Candelas	2014	66	—	—	22	—	$359,000 - 403,000
Larimer County
Fort Collins
Observatory Village	2012	50	30	19	20	29	$300,000 - 354,000
Timnath Ranch — Haven	2014	68	—	—	68	—	$342,000 - 372,000
Timnath Ranch — Park	2014	203	—	—	203	—	$289,000 - 328,000

COLORADO TOTAL		612	112	63	456	99

GRAND TOTALS		10,324	1,601	511	10,576	613

(1)	The estimated number of homes to be built at completion is subject to change, and there can be no assurance that the Company will build these homes.
(2)	“Cumulative Homes Closed” represents homes closed since the project opened, and may include prior years, in addition to the homes closed during the current year presented.
(3)	Backlog consists of homes sold under sales contracts that have not yet closed, and there can be no assurance that closings of sold homes will occur.
(4)	Of the total homes subject to pending sales contracts as of June 30, 2013, 459 represent homes completed or under construction.
(5)	Lots owned as of June 30, 2013 include lots in backlog at June 30, 2013.
(6)	Sales price range reflects the most recent pricing updates of the base price only and excludes any lot premium, buyer incentive and buyer selected options, which vary from project to project.
(7)	Project is a joint venture and is consolidated as a VIE in accordance with ASC 810, Consolidation.
(8)	All or a portion of the lots in this project are not owned as of June 30, 2013. The Company consolidated the purchase price of the lots in accordance with certain accounting rules, and considers the lots owned at December 31, 2012.
(9)	Represents a parcel of land held for future sale. It is unknown when the Company plans to develop homes on this land, thus the “year of first delivery” and “sales price range” are not applicable.
(10)	Colorado division was acquired on December 7, 2012, as part of the Village Homes Acquisition. Estimated number of homes at completion is the number of homes to be built post-acquisition. Cumulative homes closed are from acquisition date through June 30, 2013.
(11)	Project is completely sold out, therefore the sales price range is not applicable as of June 30, 2013.

Income Taxes

See Note 8 of “Notes to Condensed Consolidated Financial Statements” for a description of the Company’s income taxes.

Related Party Transactions

See Note 7 of “Notes to Condensed Consolidated Financial Statements” for a description of the Company’s transactions with related parties.

Critical Accounting Policies

The Company’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those which impact its most critical accounting policies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s most critical accounting policies are debtor in possession accounting; fresh start accounting; real estate inventories and cost of sales; impairment of real estate inventories; sales and profit recognition; and variable interest entities. Management believes that there have been no significant changes to the Company’s critical accounting policies during the six months ended June 30, 2013, as compared to those disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Annual Report on Form 10-K for the year ended December 31, 2012.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

The Company’s exposure to market risk for changes in interest rates relates to the Company’s floating rate debt with a total outstanding balance at June 30, 2013 of $35.4 million where the interest rate is variable based upon certain bank reference or prime rates. The average prime rate during the three months ended June 30, 2013 was 3.25%. If variable interest rates were to increase by 10%, there would be no impact on the Company’s condensed consolidated financial statements because the outstanding debt has an interest rate floor of 4.0% to 5.0%.

The following table presents principal cash flows by scheduled maturity, interest rates and the estimated fair value of our long-term fixed rate debt obligations as of June 30, 2013 (dollars in thousands):

	Years ending December 31,					Thereafter	Total	Fair Value at June 30, 2013
	2013	2014	2015	2016	2017
Fixed rate debt	$—	$1,762	$14,476	$—	$—	$325,000	$341,238	$369,286
Interest rate	—	3.0%	7.0%	—	—	8.5%	—	—

The Company does not utilize swaps, forward or option contracts on interest rates, foreign currencies or commodities, or other types of derivative financial instruments as of or during the six months ended June 30, 2013. The Company does not enter into or hold derivatives for trading or speculative purposes.

Item 4.	Controls and Procedures

We maintain “disclosure controls and procedures,” as such term is defined under Rule 13a-15(e) of the Securities Exchange Act of 1934, or the Exchange Act, that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosures. In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives and, in reaching a reasonable level of assurance, our management necessarily was required to apply its judgment in evaluating and implementing possible controls and procedures.

Evaluation of Disclosure Controls and Procedures. We carried out an evaluation as of June 30, 2013, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures. Based upon their evaluation and subject to the foregoing, our principal executive officer and principal financial officer concluded that, as of June 30, 2013, our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control Over Financial Reporting. Our management determined that as of June 30, 2013, there were no changes in our internal control over financial reporting that occurred during the fiscal quarter then ended that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

WILLIAM LYON HOMES

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

The Company is involved in various legal proceedings, most of which relate to routine litigation and some of which are covered by insurance. In the opinion of the Company’s management, the Company does not have any currently pending litigation of which the outcome will have a material adverse effect on the Company’s operations or financial position.

Item 1A.	Risk Factors

Investing in our securities is subject to a number of risks and uncertainties. You should carefully consider the risk factors described below, which amend and restate in their entirety the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013. Additional risks that we currently believe are immaterial may also impair our business operations. Our business, results of operations, financial condition, cash flows and future prospects and the trading price of our securities could be harmed as a result of any of these risks, and investors may lose all or part of their investment. As used herein, unless the context requires otherwise, the terms “we,” “our” and “us” refer to William Lyon Homes, a Delaware corporation. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2012, including our financial statements and related notes, and our other filings made from time to time with the SEC.

Risks Related to Our Business

Adverse changes in general economic conditions or conditions in our industry could reduce the demand for homes and, as a result, could negatively impact the Company’s results of operations.

The homebuilding industry is cyclical and highly sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, availability of financing and interest rate levels. The national recession, credit market disruption, high unemployment levels, the absence of home price stability, and the decreased availability of mortgage financing, among other factors, have adversely impacted the homebuilding industry and our operations and financial condition over the last several years. Although the housing market appears to be recovering in most of the geographies in which we operate, we cannot predict the pace or scope of the recovery. If market conditions deteriorate or do not improve as anticipated, our results of operations and financial condition could be adversely impacted.

These changes may occur on a national scale or may acutely affect some of the regions or markets in which we operate more than others. An oversupply of alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties, can also adversely impact our ability to sell new homes, depress new home prices and reduce our margins on the sales of new homes. High levels of foreclosures not only contribute to additional inventory available for sale, but also reduce appraised values for new homes, potentially resulting in lower sales prices.

We cannot predict the duration or ultimate magnitude of any economic downturn or reversal in the recovery of the homebuilding industry or the extent or sustainability of a recovery, particularly the sustainability of current improvements in the homebuilding market. Nor can we provide assurance that our response to a homebuilding downturn or the government’s attempts to address the troubles in the overall economy would be successful.

Our long-term growth depends upon our ability to acquire land at reasonable prices.

The Company’s business depends on its ability to obtain land for the development of its residential communities at reasonable prices and with terms that meet its underwriting criteria. The Company’s ability to obtain land for new residential communities may be adversely affected by changes in the general availability of land, the willingness of land sellers to sell land at reasonable prices given the deterioration in market conditions, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density, and other market conditions. If the supply of land appropriate for development of residential communities is limited because of these factors, or for any other reason, the number of homes that the Company builds and sells may decline. Additionally, the ability of the Company to open new projects could be impacted if the Company elects not to purchase lots under option contracts. To the extent that the Company is unable to purchase land timely or enter into new contracts for the purchase of land at reasonable prices, due to the lag time between the time the Company acquires land and the time the Company begins selling homes, the Company’s home sales revenue and results of operations could be negatively impacted and/or the Company could be required to scale back the Company’s operations in a given market.

Limitations on the availability and increases in the cost of mortgage financing can adversely affect demand for housing.

In general, housing demand is negatively impacted by the unavailability of mortgage financing, as a result of declining customer credit quality, tightening of mortgage loan underwriting standards and factors that increase the upfront or monthly cost of financing a home such as increases in interest rates, insurance premiums or limitations on mortgage interest deductibility. Most buyers finance their home purchases through third-party lenders providing mortgage financing. Over the last several years, many third-party lenders have significantly increased underwriting standards, and many subprime and other alternate mortgage products are no longer available in the marketplace in spite of a decrease in mortgage rates. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes would be adversely affected, which would adversely affect the Company’s results of operations through reduced home sales revenue, gross margin and cash flow.

Even if potential customers do not need financing, changes in the availability of mortgage products or increases in mortgage costs may make it harder for them to sell their current homes to potential buyers who need financing, which has in some cases led to lower demand for new homes. Mortgage interest rates have recently been at historic lows, and there can be no assurance that such rates will remain low and increases in interest rates could adversely affect the Company’s results of operations through reduced home sales and cash flow.

Difficulty in obtaining sufficient capital could result in increased costs and delays in completion of projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land and begin development. We expect that we will seek additional capital from time to time from a variety of potential sources, including additional bank financings and/or securities offerings. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. Land acquisition, development and construction activities may be adversely affected by any shortage or increased cost of financing or the unwillingness of third parties to engage in joint ventures. Any difficulty in obtaining sufficient capital for planned development expenditures could cause project delays and any such delay could result in cost increases and may adversely affect the Company’s sales and future results of operations and cash flows.

The Company’s business is geographically concentrated, and therefore, the Company’s sales, results of operations, financial condition and business would be negatively impacted by a decline in the general economy or the homebuilding industry in such regions.

The Company presently conducts all of its business in five geographic regions: Southern California, Northern California, Arizona, Nevada and, beginning in December 2012, Colorado. The Company’s geographic concentration could adversely impact the Company if the homebuilding business in its current markets should decline, since there may not be a balancing opportunity in a stronger market in other geographic regions.

In addition, a prolonged economic downturn in one or more of these areas, particularly within California, could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. The Company generates a significant portion of its revenue and a significant amount of its profits from, and holds approximately one-half of the dollar value of its real estate inventory in, California. During the downturn from 2008 to 2010, land values, the demand for new homes and home prices have declined substantially in California, negatively impacting the Company’s profitability and financial position. In addition, the state of California is experiencing severe budget shortfalls and is considering raising taxes and increasing fees to offset the deficit. There can be no assurance that the profitability and financial position of the Company will not be further impacted if the challenging conditions in California continue or worsen.

Increases in the Company’s cancellation rate could have a negative impact on the Company’s home sales revenue and home building gross margins.

During the years ended December 31, 2012, 2011 and 2010, the Company experienced cancellation rates of 14%, 18% and 19%, respectively. In the three and six months ended June 30, 2013, the Company experienced a cancellation rate of 17% and 15%, respectively, compared to 15% and 12% during the same periods in 2012, respectively. Cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and the Company’s results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. Many of these factors are beyond the Company’s control. Increased levels of home order cancellations would have a negative impact on the Company’s home sales revenue and financial and operating results.

Financial condition and results of operations may be adversely affected by any decrease in the value of land inventory, as well as by the associated carrying costs.

The Company continuously acquires land for replacement and expansion of land inventory within the markets in which it builds. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases, and thus, the Company may have bought and developed land on which homes cannot be profitably built and sold. The Company employs measures to manage inventory risks which may not be successful.

We incur many costs even before we begin to build homes in a community, including costs of preparing land and installing roads, sewage and other utilities, as well as taxes and other costs related to ownership of the land on which we plan to build homes. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market, and the Company may have to sell homes at significantly lower margins or at a loss, which conditions may persist for extended periods of time. If the rate at which we sell and deliver homes slows or falls, or if we delay the opening of new home communities for sales due to adjustments in our marketing strategy or other reasons, each of which has occurred throughout the housing downturn, we may incur additional costs and it will take a longer period of time for us to recover our costs, including the costs we incurred in acquiring and developing land.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect the Company’s business, prospects, liquidity, financial condition or results of operations.

As a homebuilder, the Company is subject to numerous risks, many of which are beyond management’s control, such as droughts, floods, wildfires, landslides, soil subsidence, earthquakes and other weather-related and geologic events which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing, and shortages in labor or materials, which could delay project completion and cause increases in the prices for labor or materials, thereby affecting the Company’s sales and profitability. Many of the Company’s projects are located in California, which has experienced significant earthquake activity and seasonal wildfires. Areas in Colorado have also been subjected to seasonal wildfires and soil subsidence. In addition to directly damaging the Company’s projects, earthquakes or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting the Company’s ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which the Company may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could adversely affect the Company’s business, prospects, liquidity, results of operations or financial condition.

The Company’s business and results of operations are dependent on the availability and skill of subcontractors.

Substantially all construction work is done by subcontractors with the Company acting as the general contractor. Accordingly, the timing and quality of construction depend on the availability and skill of the Company’s unaffiliated, third party subcontractors. While the Company has been able to obtain sufficient materials and subcontractors during times of material shortages and believes that its relationships with suppliers and subcontractors are good, the Company does not have long-term contractual commitments with any subcontractors or suppliers.

The Company may not be able to compete effectively against competitors in the homebuilding industry.

The homebuilding industry is highly competitive and there are relatively low barriers to entry. Homebuilders compete for, among other things, homebuying customers, desirable properties, financing, raw materials and skilled labor. The Company competes both with large homebuilding companies, some of which have greater financial, marketing and sales resources than the Company, and with smaller local builders. Our competitors may independently develop land and construct housing units that are substantially similar to our products. Many of these competitors also have long-standing relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets. The Company also competes for sales with individual resales of existing homes and with available rental housing. These competitive conditions can result in:

•	our delivering fewer homes;

•	our selling homes at lower prices;

•	our offering or increasing sales incentives, discounts or price concessions for our homes;

•	our experiencing lower housing gross profit margins, particularly if we cannot raise our selling prices to cover increased land development, home construction or overhead costs;

•	our selling fewer homes or experiencing a higher number of cancellations by homebuyers;

•	impairments in the value of our inventory and other assets;

•	difficulty in acquiring desirable land that meets our investment return or marketing standards, and in selling our interests in land that no longer meet such standards on favorable terms;

•	difficulty in our acquiring raw materials and skilled management and trade labor at acceptable prices;

•	delays in the development of land and/or the construction of our homes; and/or

•	difficulty in securing external financing, performance bonds or letter of credit facilities on favorable terms.

These competitive conditions may have a material adverse effect on our business and consolidated financial statements by decreasing our revenues, impairing our ability to successfully implement our current strategies, increasing our costs and/or diminishing growth in our local or regional homebuilding businesses.

We may not be successful in integrating acquisitions or implementing our growth strategies.

In December 2012, we acquired Village Homes, and we may in the future consider growth or expansion of our operations in our current markets or in new markets, whether through strategic acquisitions of homebuilding companies or otherwise. The magnitude, timing and nature of any future expansion will depend on a number of factors, including our ability to identify suitable additional markets and/or acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. Our expansion into new or existing markets, whether through acquisition or otherwise, could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations, and any future acquisitions could result in the dilution of existing shareholders if we issue our common shares as consideration. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the risk of impairing inventory and other assets related to the acquisition, the diversion of management’s attention and resources from other business concerns, risks associated with entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.

The Company’s success depends on key executive officers and personnel.

The Company’s success is dependent upon the efforts and abilities of its executive officers and other key employees, many of whom have significant experience in the homebuilding industry and in the Company’s divisional markets. In particular, the Company is dependent upon the services of General William Lyon, Chairman of the Board and Executive Chairman, William H. Lyon, Chief Executive Officer, and Matthew R. Zaist, President and Chief Operating Officer, as well as the services of the California region and other division presidents and division management teams and personnel in the corporate office. The loss of the services or limitation in the availability of any of these executives or key personnel, for any reason, could hinder the execution of our business strategy and have a material adverse effect upon the Company’s business, prospects, liquidity, financial condition or results of operation. Further, such a loss could be negatively perceived in capital markets.

Power and Natural Resource shortages or price increases could have an adverse impact on operations.

In prior years, certain areas in Northern and Southern California have experienced power and resource shortages, including mandatory periods without electrical power, changes to water availability and significant increases in utility and resource costs. Shortages of natural resources, particularly water, may make it more difficult to obtain regulatory approval of new developments. The Company may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. Furthermore, power shortages and rate increases may adversely affect the regional economies in which the Company operates, which may reduce demand for housing. The Company’s operations may be adversely impacted if further rate increases and/or power shortages occur.

Construction defect, home warranty, soil subsidence and building-related and other claims may be asserted against the Company in the ordinary course of business, and the Company may be subject to liability for such claims.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

California law provides that consumers can seek redress for patent (i.e., observable) defects in new homes within three or four years (depending on the type of claim asserted) from when the defect is discovered or should have been discovered. If the defect is latent ( i.e. , non-observable), consumers must still seek redress within three or four years (depending on the type of claim asserted) from the date when the defect is discovered or should have been discovered, but in no event later than ten years after the date of substantial completion of the work on the construction. Consumers purchasing homes in Arizona, Nevada and Colorado may also be able to obtain redress under state laws for either patent or latent defects in their new homes. Because California, our largest market, is one of the most highly regulated and litigious jurisdictions in the United States, our potential losses and expenses due to litigation, new laws and regulations may be greater than those of our competitors who have smaller or no California operations.

With respect to certain general liability exposures, including construction defect claims, product liability claims and related claims, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it can be difficult to determine the extent to which the assertion of these claims will expand. Although we have obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors. Furthermore, any product liability or warranty claims made against us, whether or not they are viable, may lead to negative publicity, which could impact our reputation and our home sales.

Increased insurance costs and reduced insurance coverages may affect the Company’s results of operations and increase the potential exposure to liability.

Recently, lawsuits have been filed against builders asserting claims of personal injury and property damage, including arising from the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements against these builders. The Company’s insurance may not cover all of the potential claims, including personal injury claims, or such coverage may become prohibitively expensive. If the Company is unable to obtain adequate insurance coverage, a material adverse effect on the Company’s business, prospects, liquidity, results of operations or financial condition could result.

The costs of insuring against construction defect, product liability and director and officer claims are substantial and the cost of insurance for the Company’s operations has risen, deductibles and retentions have increased and the availability of insurance has diminished. Significant increases in the cost of insurance coverage or significant limitations on coverage could have a material adverse effect on the Company’s business, prospects, liquidity, results of operations or financial condition from such increased costs or from liability for significant uninsurable or underinsured claims.

Material and labor shortages could delay or increase the cost of home construction and reduce our sales and earnings.

The residential construction industry experiences serious material shortages from time to time, including shortages of insulation, drywall, cement, steel and lumber. These material shortages can be more severe during periods of strong demand for housing and during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. From time to time, we have experienced volatile price swings in the cost of materials, including in particular, the cost of lumber, cement, steel and drywall. Shortages and price increases could cause delays in and increase our costs of home construction. The Company generally is unable to pass on increases in construction costs to customers who have already entered into sales contracts, as those sales contracts generally fix the price of the homes at the time the contracts are signed, which may be in advance of the construction of the home. Sustained increases in construction costs may, over time, erode the Company’s gross margins from home sales, particularly if pricing competition restricts the ability to pass on any additional costs of materials or labor, thereby decreasing gross margins from home sales, which in turn could harm our operating results.

The residential construction industry also experiences labor shortages and disruptions from time to time, including: work stoppages; labor disputes; shortages in qualified trades people; lack of availability of adequate utility infrastructure and services; our need to rely on local subcontractors who may not be adequately capitalized or insured; and delays in availability, or fluctuations in prices, of building materials. Additionally, the Company could experience labor shortages as a result of subcontractors going out of business or leaving the residential construction market due to low levels of housing production and volumes. Any of these circumstances could give rise to delays in the start or completion of the Company’s communities, increase the cost of developing one or more of the Company’s communities and increase the construction cost of the Company’s homes. To the extent that market conditions prevent the recovery of increased costs, including, among other things, subcontracted labor, finished lots, building materials, and other resources, through higher sales prices, the Company’s gross margins from home sales and results of operations could be adversely affected. Increased costs of lumber, framing, concrete, steel and other building materials could cause increases in construction costs. The Company generally is unable to pass on increases in construction costs to customers who have already entered into sales contracts, as those sales contracts generally fix the price of the homes at the time the contracts are signed, which may be in advance of the construction of the home. Sustained increases in construction costs may, over time, erode the Company’s gross margins from home sales, particularly if pricing competition restricts the ability to pass on any additional costs of materials or labor, thereby decreasing gross margins from home sales.

Elimination or reduction of the tax benefits associated with owning a home could prevent potential customers from buying our homes and could adversely affect our business or financial results.

Changes in federal tax law may affect demand for new homes. Significant expenses of owning a home, including mortgage interest and real estate taxes, generally are deductible expenses for an individual’s federal and, in some cases, state income taxes, subject to certain limitations. If the federal government or a state government changes its income tax laws to eliminate or substantially modify these income tax deductions, the after-tax cost of owning a new home would increase for many potential customers. The resulting loss or reduction of homeowners’ tax deductions, if such tax law changes were enacted without offsetting provisions, could adversely affect demand for new homes. No meaningful prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take, but enactment of such proposals may have an adverse effect on the homebuilding industry in general and on our business in particular.

Inflation could adversely affect the Company’s business, prospects, liquidity, financial condition or results of operations, particularly in a period of oversupply of homes or declining home sale prices.

Inflation can adversely affect the Company by increasing costs of land, materials and labor. However, the Company may be unable to offset these increases with higher sales prices. In addition, inflation is often accompanied by higher interest rates, which have a negative impact on housing demand. In such an environment, the Company may be unable to raise home prices sufficiently to keep up with the rate of cost inflation, and, accordingly, its margins could decrease. Furthermore, if we need to lower the price of our homes to meet demand, the value of our land inventory may decrease. Moreover, with inflation, the costs of capital can increase and purchasing power of the Company’s cash resources can decline. Efforts by the government to stimulate the economy may not be successful, but have increased the risk of significant inflation and its resulting adverse effect on the Company’s business, prospects, liquidity, financial condition or results of operations.

The Company’s business is seasonal in nature and quarterly operating results can fluctuate.

The Company’s quarterly operating results generally fluctuate by season. The Company typically achieves its highest new home sales orders in the spring and summer, although new homes sales order activity is also highly dependent on the number of active selling communities and the timing of new community openings. Because it typically takes the Company three to six months to construct a new home, the Company delivers a greater number of homes in the second half of the calendar year as sales orders convert to home deliveries. As a result, the Company’s revenues from homebuilding operations are higher in the second half of the year, particularly in the fourth quarter, and the Company generally experiences higher capital demands in the first half of the year when it incurs construction costs. If, due to construction delays or other causes, the Company cannot close its expected number of homes in the second half of the year, the Company’s financial condition and full year results of operations may be adversely affected.

The Company may be unable to obtain suitable bonding for the development of its communities.

The Company provides bonds in the ordinary course of business to governmental authorities and others to ensure the completion of its projects and/or in support of obligations to build community improvements such as roads, sewers, water systems and other utilities, and to support similar development activities by certain of our unconsolidated joint ventures. As a result of the deterioration in market conditions, surety providers have become increasingly reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. The Company may also be required to provide performance bonds and/or letters of credit to secure our performance under various escrow agreements, financial guarantees and other arrangements. If the Company is unable to obtain performance bonds and/or letters of credit when required or the cost or operational restrictions or conditions imposed by issuers to obtain them increases significantly, the Company may not be able to develop or may be significantly delayed in developing a community or communities and/or may incur significant additional expenses, and, as a result, the Company’s business, prospects, liquidity, financial condition or results of operation could be materially and adversely affected.

We periodically conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest and we can be adversely impacted by joint venture partners’ failure to fulfill their obligations.

We have participated in land development joint ventures, or JVs, in which we have less than a controlling interest. We have entered into JVs in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our JVs are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the JV’s members and other third parties. However, our JV investments are generally very illiquid, due to a lack of a controlling interest in the JVs. In addition, our lack of a controlling interest results in the risk that the JV will take actions with which we disagree, or fail to take actions that we desire, including actions regarding the sale of the underlying property, which could materially and adversely affect the Company’s business, prospects, liquidity, financial condition or results of operation.

The Company is the managing member in joint venture limited liability companies and may become a managing member or general partner in future joint ventures, and therefore may be liable for joint venture obligations.

Certain of the Company’s active JVs are organized as limited liability companies. The Company is the managing member in some of these and may serve as the managing member or general partner, in the case of a limited partnership JV, in future JVs. As a managing member or general partner, the Company may be liable for a JV’s liabilities and obligations should the JV fail or be unable to pay these liabilities or obligations. These risks include, among others, that a partner in the JV may fail to fund its share of required capital contributions, that a partner may make poor business decisions or delay necessary actions, or that a partner may have economic or other business interests or goals that are inconsistent with our own.

Fluctuations in real estate values may require us to write–down the book value of our real estate assets.

The homebuilding industry is subject to significant variability and fluctuations in real estate values. As a result, the Company may be required to write-down the book value of certain real estate assets in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and some of those write downs could be material. Any material write–downs of assets could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations.

On February 24, 2012, the Company adopted fresh start accounting under ASC 852, and recorded all real estate inventories at fair value. Subsequent to February 24, 2012 and throughout each quarter of 2012 and the first half of 2013, there were no indicators of impairment, as sales prices and sales absorption rates have improved. For the year ended December 31, 2012 and the three and six months ended June 30, 2013, there were no impairment charges recorded.

The Company assesses its projects on a quarterly basis, when indicators of impairment exist. Indicators of impairment include a decrease in demand for housing due to soft market conditions, competitive pricing pressures which reduce the average sales price of homes, which includes sales incentives for home buyers, sales absorption rates below management expectations, a decrease in the value of the underlying land and a decrease in projected cash flows for a particular project. The Company was required to write down the book value of its impaired real estate assets in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 360, Property, Plant and Equipment , or ASC 360.

Governmental laws and regulations may increase the Company’s expenses, limit the number of homes that the Company can build or delay completion of projects.

The Company is subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area, as well as governmental taxes, fees and levies on the acquisition and development of land parcels. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water and sewage facilities, roads and other local services. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. Although we do not typically purchase land that is not entitled, to the extent that projects that are not entitled, purchased lands may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. The Company may also be subject to periodic delays, may be precluded entirely from developing in certain communities or may otherwise be restricted in our business activities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which the Company operates. Such moratoriums can occur prior or subsequent to commencement of our operations, without notice or recourse. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which the Company has received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety, and welfare issues, which can further delay these projects or prevent their development. As a result, home sales could decline and costs increase, which could negatively affect the Company’s business, prospects, liquidity, financial condition and results of operations.

The Company is subject to environmental laws and regulations, which may increase costs, limit the areas in which the Company can build homes and delay completion of projects.

The Company is also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, including significant fines and penalties for any violation, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect the Company’s results of operations.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations can result in the elimination of development in identified environmentally sensitive areas.

Risks Related to Our Capital Structure

We have substantial outstanding indebtedness and may incur additional debt in the future.

The Company is highly leveraged. At June 30, 2013, the total outstanding principal amount of our debt was $376.6 million. We also entered into a new $100 million credit facility in August 2013, with no amounts outstanding as of August 5, 2013. The Company’s high level of indebtedness could have detrimental consequences, including the following:

•

the ability to obtain additional financing as needed for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes, or to refinance existing indebtedness before its scheduled maturity, may be limited;

•	the Company will need to use a substantial portion of cash flow from operations to pay interest and principal on our indebtedness, which will reduce the funds available for other purposes;

•

if we are unable to comply with the terms of the agreements governing the indebtedness of the Company, the holders of that indebtedness could accelerate that indebtedness and exercise other rights and remedies against the Company;

•

if the Company has a higher level of indebtedness than some of its competitors, it may put the Company at a competitive disadvantage and reduce the Company’s flexibility in planning for, or responding to, changing conditions in the industry, including increased competition; and

•	the terms of any refinancing may not be as favorable as the debt being refinanced.

The Company cannot be certain that cash flow from operations will be sufficient to allow the Company to pay principal and interest on debt, support operations and meet other obligations. If the Company does not have the resources to meet these and other obligations, the Company may be required to refinance all or part of its outstanding debt, sell assets or borrow more money. The Company may not be able to do so on acceptable terms, in a timely manner, or at all. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. Defaults under our debt agreements could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations.

The agreements governing our debt impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The agreements governing our debt impose significant operating and financial restrictions. These restrictions limit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain equity interests;

•	pay dividends or distributions, repurchase equity or prepay subordinated debt;

•	make certain investments;

•	sell assets;

•	incur liens;

•	create certain restrictions on the ability of restricted subsidiaries to transfer assets;

•	enter into transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or sell all or substantially all of the Company’s assets.

In addition, we may in the future enter into other agreements refinancing or otherwise governing indebtedness which impose yet additional restrictions and covenants, including covenants limiting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. These restrictions may adversely affect our ability to finance future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Risks Related to Ownership of Our Class A Common Stock

Concentration of ownership of the voting power of our capital stock may prevent other stockholders from influencing corporate decisions and create perceived conflicts of interest.

Our common stock consists of two classes: Class A and Class B. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share, on all matters entitled to be voted on by our common stockholders. Entities controlled by William H. Lyon hold approximately 51.0% of the voting power of the Company, assuming exercise in full of the warrant to purchase additional shares of Class B Common Stock, through their ownership of 100% of the outstanding Class B Common Stock, a warrant to purchase 1,907,550 additional shares of Class B Common Stock and approximately 67,104 shares of Class A Common Stock. Additionally, Luxor Capital Group, or Luxor, and an affiliate of Paulson & Co. Inc., or Paulson, hold approximately 8.6 million and 3.3 million shares of Class A Common Stock, representing 18.4 and 7.1% of the total voting power of the Company’s outstanding capital stock, respectively. Further, Luxor, Paulson and the entity affiliated with William H. Lyon, which collectively control approximately 76.5% of the total voting power of the Company’s outstanding capital stock, have entered into stockholder agreements with respect to the election of up to six seats on our board of directors, whereby each such stockholder has agreed to vote in favor of the director nominees supported by each of the other stockholders. The Company is not party to such agreements.

William H. Lyon, Luxor and Paulson may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This ownership concentration may adversely impact the trading of our capital stock because of a perceived conflict of interest that may exist, thereby depressing the value of our capital stock.

Future sales of our common stock by existing stockholders could cause the price of our Class A Common Stock to decline.

Any sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price for our Class A Common Stock to decline. We have 27,623,629 shares of Class A Common Stock and 3,813,884 shares of Class B Common Stock outstanding, excluding 576,651 shares of Class A Common Stock issuable upon the exercise of outstanding stock options and 1,907,550 shares of Class B Common Stock issuable upon the exercise of a warrant held by the holders of our Class B Common Stock. All of these shares, other than the shares of Class B Common Stock held by William H. Lyon through his management of Lyon Shareholder 2012, LLC, and certain shares of Class A Common Stock held by our directors and officers and other “affiliates”, as defined in Rule 144 of the Securities Act, or Rule 144, are freely tradable without restriction under the Securities Act. All outstanding shares of Class B Common Stock and shares of Class A Common Stock held by our directors, officers and other affiliates are restricted securities under the Securities Act, and may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available, subject to the restrictions imposed by the lock-up agreements referenced below. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding options or for other reasons. Any such future issuances of our common stock or convertible or other equity-linked securities will dilute the ownership interest of the holders of our Class A Common Stock. We cannot predict the size of future issuances of our common stock or other equity-related securities or the effect, if any, that they may have on the market price of our Class A Common Stock.

In connection with our recent Initial Public Offering in May 2013, each of our executive officers, directors and certain of our stockholders has agreed, subject to certain exceptions, to be bound by a lock-up agreement that prevents us and them from selling or transferring shares of our common stock during the 180-day period following our initial public offering. Upon expiration of the lock-up period, these shares will be freely tradable in public markets, subject to the limitations of Rule 144 unless sold under the Company’s current shelf registration statement, which could depress the value of our Class A Common Stock. Moreover, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. may, in their sole discretion, release any of the shares held by our executive officers, directors and other current stockholders from the restrictions of the lock-up agreement at any time without notice, which would allow the immediate sale of these shares in the market, subject to the limitations of Rule 144.

We do not currently intend to pay dividends on our common stock.

We have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. Any determination to pay dividends to the holders of our common stock will be at the discretion of our board of directors. Further, the payment of cash dividends is restricted under the terms of the Amended Term Loan and may be restricted under the terms of our proposed new credit facility and other future debt agreements. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

The price of our Class A Common Stock is subject to volatility related or unrelated to our operations.

The market price of the Class A Common Stock may fluctuate substantially due to a variety of factors, including:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of our indebtedness;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons related and unrelated to their operating performance and could have the same effect on our common stock.

Further, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. The threat or filing of class action litigation lawsuits could cause the price of our Class A Common Stock to decline.

Any of these factors could have a material adverse effect on your investment in our Class A Common Stock and, as a result, you could lose some or all of your investment.

We incur substantial costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

We recently became subject to the reporting requirements of the Securities and Exchange Commission, or the SEC. As a public company, we are required to incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We also incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the New York Stock Exchange. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect that these new rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance, and if we are able to obtain such insurance, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage available to privately-held companies. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to enable the Company to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We have begun the process of documenting, reviewing and improving our internal controls and procedures in order to meet the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting beginning with our annual report for the year ending December 31, 2013. We will begin testing our internal controls in the year ended December 31, 2013 and our auditors will begin attesting to and reporting on our internal controls as early as the year ended December 31, 2014, pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require additional personnel, specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems and require a significant period of time to complete.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

Anti-takeover provisions in our corporate organizational documents, under Delaware law and in our debt covenants could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our capital stock.

Provisions in our corporate organizational documents may have the effect of delaying or preventing a change of control or changes in our management. Such provisions include, but are not limited to:

•	authorizing the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	any action to be taken by holders of our common stock must be effected at a duly called annual or special meeting and not by written consent;

•	special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our lead independent director;

•

vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders entitled to vote at any annual or special meeting held in accordance with our bylaws;

•	our bylaws require advance notice of stockholder proposals and director nominations;

•	an amendment to our bylaws requires a supermajority vote of stockholders; and

•

after the conversion of all Class B Common Stock, our board of directors will be staggered into three separate classes, with classes fixed by the board, and, once staggered, the removal of directors requires a supermajority vote of stockholders.

These provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. In addition, some of our debt covenants contained in the agreements governing our debt may delay or prevent a change in control.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which may be senior to our common stock for purposes of liquidating and dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our Class A Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our Class A Common Stock or publishes inaccurate or unfavorable research about our business, the price of our Class A Common Stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A Common Stock could decrease, which could cause the price of our Class A Common Stock and trading volume to decline.

Non-U.S. holders may be subject to United States federal income tax on gain realized on the sale or disposition of shares of our Class A Common Stock.

The Company believes that it is a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes. If the Company is a USRPHC, non-U.S. holders may be subject to United States federal income tax (including withholding tax) upon a sale or disposition of our Class A Common Stock, if (i) our Class A Common Stock is not regularly traded on an established securities market, or (ii) our Class A Common Stock is regularly traded on an established securities market, and the non-U.S. holder owned, actually or constructively, Class A Common Stock with a fair market value of more than 5% of the total fair market value of such common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such common stock.

Other Risks

Because of the adoption of Debtor in Possession Accounting and Fresh Start Accounting, financial information for certain periods and periods subsequent thereto will not be comparable to financial information for other periods.

Upon the filing by the Company and certain of our direct and indirect wholly-owned subsidiaries of voluntary petitions under chapter 11 of Title 11 of the United States Code, as amended, or the Chapter 11 Petitions, we adopted Debtor in Possession Accounting, in accordance with ASC 852 . Upon our emergence from the Chapter 11 Cases, we adopted Fresh Start Accounting, in accordance with ASC 852, pursuant to which the midpoint of the range of our reorganization value was allocated to our assets in conformity with the procedures specified by Accounting Standards Codification No. 805, Business Combinations. Accordingly, our financial statements for the period from December 19, 2011 through February 24, 2012 will not be comparable in many respects to our financial statements prior to December 19, 2011 or subsequent to February 24, 2012. The lack of comparable historical financial information may discourage investors from purchasing our securities. The lack of comparable historical financial information may discourage investors from purchasing our securities.

The Company may not be able to benefit from its tax attributes.

In connection with our emergence from Chapter 11 bankruptcy proceedings, we were able to retain the tax basis in our assets as well as a portion of our U.S. net operating loss and tax credit carryforwards, or the Tax Attributes. Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. Implementation of the Plan upon our emergence from Chapter 11 bankruptcy proceedings triggered a change in ownership for purposes of Section 382 and our annual Section 382 limitation is $3.6 million. As a result, our future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds our annual limitation, and we may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the Code could further diminish our ability to utilize Tax Attributes. Our tax attributes are reflected as a deferred tax asset for financial statement purposes, against which we have currently recorded a full valuation allowance.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflicts in Iraq and Afghanistan, may cause disruption to the economy, our Company, our employees and our customers, which could adversely affect our revenues, operating expenses and financial condition.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

On April 4, 2013, the Company’s board of directors approved the grant of 44,115 restricted shares of Class D common stock, or the Restricted Stock, to its non-employee directors, which will be earned on a quarterly basis and vest in full on April 4, 2014. The Restricted Stock has a grant date of April 4, 2013. In connection with the Company’s May 2013 initial public offering, the Company’s Class D Common Stock, including this Restricted Stock, converted into Class A Common Stock on a one-for-one basis and as automatically adjusted for the 1-for-8.25 reverse stock split of the Company’s Class A Common Stock that occurred upon the pricing of the Company’s initial public offering, subject to the same restrictions and vesting applicable to the originally issued Class D Common Stock.

The Company made the grants of Restricted Stock in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act based upon the offer and sale of the securities being part of a non-public offering only with certain directors of the Company that did not involve a general solicitation.

Use of Proceeds

On May 15, 2013, our Registration Statement on Form S-1, as amended (File No. 333-187819), was declared effective, pursuant to which we registered the offering and sale of 6,525,000 shares of Class A Common Stock by the Company, the associated sale of 2,175,000 shares of Class A Common Stock by a selling stockholder, and the sale pursuant to the underwriters’ over-allotment option of an additional 1,305,000 shares of Class A Common Stock by the Company and the selling stockholder, at a price of $25.00 per share. On May 21, 2013, the Company sold 7,177,500 shares of Class A Common Stock, including 652,500 shares pursuant to the underwriters’ over-allotment option, for an aggregate offering price of $179.4 million, the selling stockholders sold 2,827,500 shares of Class A Common Stock, including 652,500 shares pursuant to the underwriters’ over-allotment option, for an aggregate offering price of $70.7 million, and the offering terminated. The underwriters were Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Zelman Partners LLC, Houlihan Lokey Capital Inc. and Comerica Securities, Inc.

As a result of the offering, the Company received net proceeds of approximately $163.9 million, after deducting the underwriting discount of $12.6 million and related fees and expenses of approximately $3.0 million. We did not receive any proceeds from the sale of shares by the selling stockholder. We currently hold the net proceeds from our initial public offering in cash and short-term securities and investments, and ultimately intend to use such net proceeds for growth capital, including the acquisition of land currently under contract or non-binding letters of intent, and for general corporate purposes. There has been no material change in the planned use of such proceeds from our initial public offering as described in the final prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) and dated May 16, 2013.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Mine Safety Disclosure

Not applicable.

Item 5.	Other Information

Not applicable.

Item 6.	Exhibits

Exhibit Index

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of William Lyon Homes (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

3.2	Amended and Restated Bylaws of William Lyon Homes (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

10.1	Amendment No. 1 to Warrant to Purchase Shares of Class B Common Stock (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

10.3†	Amendment No. 1 to the William Lyon Homes 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.23(a) to the Company’s Form S-1 Registration Statement filed May 6, 2013 (File No. 333-187819)).

10.4†	William Lyon Homes 2012 Equity Incentive Plan Form of Restricted Stock Award Agreement (performance-based).

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of The Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Section 302 of The Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of The Sarbanes-Oxley Act of 2002.

32.2*	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of The Sarbanes-Oxley Act of 2002.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbased Document.

†	Management contract or compensatory agreement
*	The information in Exhibits 32.1 and 32.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act (including this Report), unless the Registrant specifically incorporates the foregoing information into those documents by reference.
**	Pursuant to Rule 406T of Regulation S-T, the XBRL information will not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be deemed filed or part of a registration statement or prospectus for purposes of Sections 11 and 12 of the Securities Act of 1933, or otherwise subject to liability under those Sections.

WILLIAM LYON HOMES

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILLIAM LYON HOMES,
a Delaware corporation

Date: August 8, 2013	By:	/S/ COLIN T. SEVERN
Colin T. Severn
Vice President, Chief Financial Officer, Corporate Secretary (Principal Accounting Officer and Duly Authorized Signatory)

Exhibit Index

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of William Lyon Homes (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

3.2	Amended and Restated Bylaws of William Lyon Homes (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

10.1	Amendment No. 1 to Warrant to Purchase Shares of Class B Common Stock (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

10.3†	Amendment No. 1 to the William Lyon Homes 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.23(a) to the Company’s Form S-1 Registration Statement filed May 6, 2013 (File No. 333-187819)).

10.4†	William Lyon Homes 2012 Equity Incentive Plan Form of Restricted Stock Award Agreement (performance-based).

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of The Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Section 302 of The Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of The Sarbanes-Oxley Act of 2002.

32.2*	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of The Sarbanes-Oxley Act of 2002.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbased Document.

†	Management contract or compensatory agreement
*	The information in Exhibits 32.1 and 32.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act (including this Report), unless the Registrant specifically incorporates the foregoing information into those documents by reference.
**	Pursuant to Rule 406T of Regulation S-T, the XBRL information will not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be deemed filed or part of a registration statement or prospectus for purposes of Sections 11 and 12 of the Securities Act of 1933, or otherwise subject to liability under those Sections.

Exhibit 10.4

WILLIAM LYON HOMES

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD GRANT NOTICE AND

RESTRICTED STOCK AWARD AGREEMENT

(Revised August 2013)

William Lyon Homes, a Delaware corporation (the “Company”), pursuant to its 2012 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”), the number of shares of the Company’s Class D common stock, par value $0.01, set forth below (the “Award”). This Restricted Stock Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) (including, without limitation, the Restrictions on the Shares set forth in the Restricted Stock Agreement) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Agreement.

Participant:

Grant Date:

Maximum Number of Shares of Restricted Stock:	[ ] shares

Purchase Price per Share:	$0.01

Vesting Schedule:

Subject to the terms and conditions of the Plan, this Grant Notice and the Restricted Stock Award Agreement, and subject to Participant’s continued service through each applicable vesting date, the Restrictions shall lapse and the Earned Shares (as defined in Exhibit B) shall vest as set forth below, assuming the Performance Conditions set forth on Exhibit B to this Grant Notice are satisfied:

•       % of the Shares shall vest on             , 20    ;

•       % of the Shares shall vest on             , 20    ; and

•       % of the Shares shall vest on             , 20    ;

provided, however, that the Earned Shares shall be subject to accelerated vesting as set forth in Section 2.2(c) of the Restricted Stock Agreement.

By his or her signature, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Agreement. If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit C.

WILLIAM LYON HOMES:		PARTICIPANT:

By:		By:
Print Name:		Print Name:
Title:
Address:	4695 MacArthur Court	Address:
8th Floor Newport Beach, CA 92660

Attachments:	Restricted Stock Award Agreement (Exhibit A)
Performance Conditions (Exhibit B)
Consent of Spouse (Exhibit C)
Assignment Separate from Certificate (Exhibit D)
Joint Escrow Instructions (Exhibit E)
Form of Internal Revenue Code Section 83(b) Election and Instructions (Exhibit F)
• Election under Internal Revenue Code Section 83(b) (Attachment 1 to Exhibit F)
• Sample Cover Letter to Internal Revenue Service (Attachment 2 to Exhibit F)

2

EXHIBIT A

TO RESTRICTED STOCK AWARD GRANT NOTICE

WILLIAM LYON HOMES RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Award Agreement (this “Agreement”) is attached, William Lyon Homes, a Delaware corporation (the “Company”), has granted to Participant the right to purchase the number of Shares under the William Lyon Homes 2012 Equity Incentive Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a) “Cause” shall have the meaning set forth in any employment, consulting or similar agreement with the Company or any of its Affiliates to which Participant is a party on the date of grant.

(b) “Change in Control” shall have the meaning set forth in any employment, consulting or similar agreement with the Company or any of its Affiliates to which Participant is a party on the date of grant, and in the absence of such agreement or definition, “Change in Control” shall have the meaning set forth in the Plan.

(c) “Conversion Date” shall have the meaning set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

(d) “Good Reason” shall have the meaning set forth in any employment, consulting or similar agreement with the Company or any of its Affiliates to which Participant is a party on the date of grant. If Participant is not a party to such an agreement, “Good Reason” shall mean, in each case, without Participant’s prior written consent: (i) the Company’s breach of any material provision of this Agreement or any other material agreement that Participant and the Company are parties to; (ii) the material diminution in the authority or duties of Participant; (iii) the material diminution in the annual base compensation of Participant (except for across-the-board reductions or similar reductions affecting Company senior employees); or (iv) a material change in the geographic location at which Participant must perform services for the Company or its Affiliate (which results in a relocation of at least fifty (50) miles); provided, that “Good Reason” shall only exist if Participant provides written notice to the Company of the existence of the condition described herein within sixty (60) days following the initial existence of such condition, upon the notice of which the Company has sixty (60) days during which it may remedy the condition without penalty to the Company.

(e) “Initial Public Offering” shall mean the initial underwritten public offering by the Company of Class A Common Stock pursuant to an effective registration statement under the Securities Act.

(f) “Permitted Transfer” shall have the meaning set forth in Section 2.4(a).

(g) “Permitted Transferee” shall mean any Person to whom a Permitted Transfer of Shares is made, but only with regard to Shares that were the subject of a Permitted Transfer.

(h) “Person” shall mean a company, a corporation, an association, a partnership, a limited liability company, an organization, a joint venture, a trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

(i) “Termination of Consultancy” shall mean the time when the engagement of Participant as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, Disability or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of Participant by the Company or any Affiliate, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Affiliate. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Affiliate has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(j) “Termination of Directorship” shall mean the time when Participant, if he or she is or becomes a Non-Employee Director, ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Director.

(k) “Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Affiliate is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement, but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Affiliate, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Affiliate. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(l) “Termination of Services” shall mean Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

(m) “Transfer” shall mean any sale, transfer, assignment, hypothecation, encumbrance, placement in trust (voting or otherwise) or transfer by operation of law (other than by way of a merger or consolidation of the Company) or other disposition, whether direct or indirect, whether voluntary or involuntary, whether by gift, bequest or otherwise, of shares. In the case of a hypothecation, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee’s sale or a sale by any secured creditor or a retention by the secured creditor of the pledged shares in complete or partial satisfaction of the indebtedness for which the shares are security.

(n) “Transferee” shall mean any Person (including a Permitted Transferee) to whom Participant wishes to Transfer any Shares.

1.2 Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

AWARD OF RESTRICTED STOCK

2.1 Award of Restricted Stock.

(a) Award. In consideration of Participant’s past and/or continued employment with or service to the Company or one of its Affiliates, and for other good and valuable consideration which the Administrator has determined exceeds the aggregate par value of the Shares subject to the Award, as of the Grant Date, the Company issues to Participant the Award described in this Agreement. The number of Shares subject to the Award is set forth in the Grant Notice. Participant is an Employee, Non-Employee Director or Consultant of the Company or one of its Affiliates.

(b) Purchase Price; Book Entry Form. The purchase price of the Shares, if any, is set forth on the Grant Notice. At the sole discretion of the Administrator, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement, and upon vesting and the satisfaction of all conditions set forth in Section 2.2, the Company shall cause certificates representing the Shares to be issued to Participant; or (ii) certificate form pursuant to the terms of Sections 2.1(c) and (d).

(c) Legend. Certificates representing Shares issued pursuant to this Agreement shall, until all Restrictions (as defined below) imposed pursuant to this Agreement lapse or shall have been removed and the Shares shall thereby have become vested or the Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Administrator):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS, CERTAIN RESTRICTIONS ON TRANSFER, SALE AND HYPOTHECATION, CERTAIN REPURCHASE RIGHTS AND FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN WILLIAM LYON HOMES AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT. SUCH SECURITIES MAY ALSO BE SUBJECT TO DRAG-ALONG AND TAG-ALONG RIGHTS IN THE FUTURE.”

(d) Escrow. The Secretary of the Company or such other escrow holder as the Administrator may appoint may retain physical custody of the certificates representing the Shares until all of the Restrictions imposed pursuant to this Agreement lapse or shall have been removed; in such event Participant shall not retain physical custody of any certificates representing unvested Shares issued to him or her. Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited Shares (or Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer, including the Assignment Separate from Certificate, set forth as Exhibit D to the Grant Notice, duly endorsed in blank.

(e) Delivery of Certificates Upon Vesting. Subject to the Company’s rights set forth in Section 2.5, as soon as administratively practicable after the vesting of any Shares subject to the Award and lapse of Restrictions pursuant to Section 2.2(b), the Company shall, as applicable, either remove the notations on any Shares subject to the Award issued in book entry form that have vested or deliver to Participant a certificate or certificates evidencing the number of Shares subject to the Award that have vested in accordance with Joint Escrow Instructions set forth on Exhibit E to the Grant Notice. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company. The Shares so delivered shall no longer be subject to the Restrictions hereunder.

2.2 Conditions.

(a) Forfeiture. Subject to Section 2.2(c), any portion of the Award that is not vested as of the date of Participant’s Termination of Services shall thereupon be forfeited immediately and without any further action by the Company. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Sections 2.4 through 2.6 and the risk of forfeiture set forth in Sections 2.2(a) and 2.2(b) and the vesting schedule set forth on the Grant Notice.

(b) Vesting and Lapse of Restrictions. Subject to Sections 2.2(a) and 2.2(c), the Earned Shares (as defined in Exhibit B) pursuant to the Award shall vest and the Restrictions shall lapse in accordance with the vesting schedule set forth on the Grant Notice and upon satisfaction of the Performance Conditions set forth on Exhibit B. For the avoidance of doubt, the Right of Repurchase shall only lapse as set forth in Section 2.2(c).

(c) Acceleration of Vesting. Notwithstanding any other provision of this Agreement to the contrary, in the event of [(i) a Change in Control or (ii)] Participant’s Termination of Services by the Company without Cause or by Participant for Good Reason [on or within twelve (12) months following a Change in Control, in connection with which the successor corporation does not assume the Award or substitute an equivalent right for the Award], [in either case,] the “Earned Shares” shall become fully vested and the Restrictions thereupon shall lapse. For purposes of this Section 2.2(c), “Earned Shares” shall be the number of Shares equal to (x) the “Target Shares” (as defined in Exhibit B) before the “Determination Date” (as defined in Exhibit B), or (y) the “Earned Shares” (as determined in accordance with Exhibit B) on or after the Determination Date.

(d) Tax Withholding. Notwithstanding any other provision of this Agreement to the contrary, no new certificate shall be delivered to Participant or his or her legal representative, and no Shares shall be entered in book entry form, unless and until Participant or his or her legal representative shall have paid to the Company the full amount of all federal and state withholding or other taxes applicable to the taxable income of Participant resulting from the grant of Shares or the lapse or removal of the Restrictions and issuance of Shares hereunder. Such payment shall be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company which may, in the sole discretion of the Administrator, include:

(i) Cash or check; or

(ii) Other property acceptable to and approved by the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares for which the Restrictions are then subject to lapse, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided, that payment of such proceeds is then made to the Company upon settlement of such sale).

(e) Conditions to Delivery of Shares. Subject to Section 2.1, the Shares deliverable under this Award may be either previously authorized but unissued Shares or issued Shares that have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares under this Award prior to fulfillment of all of the following conditions:

(i) The admission of such Shares to listing on all stock exchanges on which the Shares are then listed;

(ii) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(iii) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(iv) The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax; and

(v) The lapse of such reasonable period of time following the grant of this Award as the Administrator may from time to time establish for reasons of administrative convenience.

2.3 Consideration to the Company. In consideration of the grant of the Award by the Company, Participant agrees to render faithful and efficient services to the Company or any Affiliate. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

2.4 General Restrictions on Transfer of Shares.

(a) Permitted Transfers of Shares. Subject to compliance with the restrictions and conditions set forth in this Section 2.4, with the consent of the Administrator, Participant may Transfer vested Shares subject to the Award (i) by the laws of descent and distribution, or (ii) by gift or domestic relations order to a “family member” (as defined in Rule 701 under the Securities Act) (any such Transfer shall be referred to as a “Permitted Transfer”). No Permitted Transferee of Participant shall be permitted to Transfer Shares to any Person to whom Participant would not be permitted to Transfer Shares pursuant to the terms of this Agreement.

(b) Conditions to Transfer. No Transfer (including a Permitted Transfer) of any Shares may occur unless and until (i) the Company shall have received prior written notice of the proposed Transfer, setting forth the proposed Transferee and the circumstance and details thereof (the

“Notice”); (ii) the Company shall (at its option) have received a written opinion, from an attorney and in a form reasonably satisfactory to the Company, specifying the nature and circumstances of the proposed Transfer, and stating that the proposed Transfer will not be in violation of any Applicable Law; (iii) if such Transfer occurs prior to the Conversion Date, the Company shall have received from the Transferee (and the Transferee’s spouse, if such spouse will have a community property interest in the Shares) a written consent to be bound by all of the terms and conditions of this Agreement; and (iv) the Transfer complies with all other applicable requirements of this Agreement.

(c) No Transfers of Unvested Shares. In no event shall Participant Transfer any Shares that are not vested (or any right or interest therein) to any Person in any manner whatsoever, whether voluntarily or by operation of law or otherwise. Any Transfer of any unvested Shares shall be null and void and of no force or effect.

(d) Transferee Bound by Agreement. Prior to the Conversion Date, the Shares subject to the Award that are owned or controlled by a Transferee (including a Permitted Transferee) shall for all purposes be subject to the terms of this Agreement (as if the Transferee were Participant), whether or not such Transferee has executed a consent to be bound by this Agreement.

(e) Invalid Sales. Notwithstanding any provision in this Agreement to the contrary, any Transfer under this Section 2.4 shall be subject to the Company’s Right to Repurchase in Section 2.5. Any purported Transfer of Shares made without fully complying with all of the provisions of this Agreement shall be null and void and without force or effect.

(f) Termination of Transfer Restrictions. The restrictions set forth in this Section 2.4 shall terminate upon the earliest of the following: (i) written agreement of the Company and Participant, or (ii) the Initial Public Offering.

2.5 Company’s Right to Repurchase Shares.

(a) Events Giving Rise to Right to Repurchase. In the event (i) there is filed by or against Participant (x) a petition to have Participant adjudged a bankrupt or (y) a petition for reorganization or arrangement or other relief under any law relating to bankruptcy, unless in the case of a petition filed against Participant the same is dismissed within thirty (30) days, (ii) Participant experiences a Termination of Services by himself or herself without Good Reason, or (iii) Participant experiences a Termination of Services for Cause, the Company shall have, in addition to, and not in lieu of, any other rights hereunder, the right to repurchase the vested Shares owned by Participant and by his Permitted Transferees, at the price specified in Section 2.5(c) and on the other terms set forth in Section 2.5(d). Participant agrees to give written notice to the Company of the occurrence, with respect to himself, of an event of the type described in clause (i) of this Section 2.5(a) within ten (10) days after the occurrence of any such event (the “Participant’s Notice”). [Notwithstanding the foregoing, in no event shall the Company’s right to repurchase be exercised if the Participant experiences a Termination of Services due to the Company’s failure to renew the Participant’s employment agreement following the expiration of its term.]

(b) Manner of Exercise.

(i) The Company shall exercise its right to repurchase under this Section 2.5 by providing written notice to Participant and his Permitted Transferees stating that any or all of the vested Shares owned by Participant and by his or her Permitted Transferees are being purchased and specifying the event giving rise to the right to repurchase, which notice shall be delivered to Participant or his or her Permitted Transferees within sixty (60) days after the later of (A) the occurrence of the event giving rise to the right of repurchase or (B) receipt by the Company of Participant’s Notice. Upon delivery of such written notice, the Company shall be obligated to purchase from Participant, and Participant shall be obligated to sell to the Company, the number of vested Shares set forth in the Company’s notice on the terms and conditions set forth in this Section 2.5.

(ii) If the Company fails to exercise its right to repurchase within such sixty (60)-day period, the remaining vested Shares that were subject to such right to repurchase shall remain subject to all of the terms and conditions of this Agreement, excluding only such right to repurchase in this instance and with respect to the specific event that occurred.

(c) Purchase Price. In the case of any purchase pursuant to clauses (i) or (ii) of Section 2.5(a), the purchase price shall be equal to the Fair Market Value of the Shares repurchased as of the date of the event giving rise to the Company’s right to repurchase. In the case of any purchase pursuant to Section 2.5(a)(iii), the purchase price shall be equal to the lower of (i) the Fair Market Value of the Shares to be repurchased as of the date of the event giving rise to the right to repurchase or (ii) the purchase price paid, if any, by Participant to the Company for the Shares to be repurchased.

(d) Payments; Closing. With respect to any Shares purchased by the Company pursuant to this Section 2.5, the purchase price shall be paid in cash. Subject to Section 2.6, the closing of any purchase and sale made pursuant to this Section 2.5 shall be held at a time specified by the Company within forty-five (45) days following the exercise of the Company’s right to repurchase at the then principal offices of the Company, or such other place as is agreed upon by the parties thereto. At the closing, (i) Participant shall deliver to the Company the Shares, free and clear of all liens and encumbrances, and duly endorsed for transfer or accompanied by duly executed stock powers, and (ii) the Company shall deliver to Participant the purchase price in the form of cash.

(e) Termination of Repurchase Right. The repurchase right set forth in this Section 2.5 shall terminate upon the earliest of the following: (i) the written agreement of the Company and Participant, or (ii) the Initial Public Offering.

2.6 Limitations on Repurchases. The Company shall not exercise any right under this Agreement to purchase more Shares than it is permitted to purchase under the terms of Applicable Law or under the terms of any indenture or loan or credit agreement. In the event a purchase of the Shares by the Company pursuant to Section 2.5 shall be prohibited by Applicable Law or would cause a default under the terms of any indenture or loan or credit agreement to which the Company or its Affiliates may be a party, the Company shall so notify Participant. In such event, the obligation of Participant to sell such Shares to the Company and the obligation of the Company to purchase such Shares from Participant shall be suspended until such time as such prohibition first lapses or is waived and no such default would be caused; provided, however, that the purchase price to be paid by the Company for the Shares shall accrue interest at the applicable federal rate under the Internal Revenue Code of 1986, as amended.

ARTICLE III.

OTHER PROVISIONS

3.1 Tax Withholding and Section 83(b) Election. The Company shall be entitled to require a cash payment by or on behalf of Participant and/or to deduct from other compensation payable to Participant any sums required by federal, state or local tax law to be withheld with respect to the grant or vesting of the Award or the lapse of the Restrictions hereunder. Participant understands that Section 83(a) of the Internal Revenue Code taxes as ordinary income the difference between the amount, if any, paid for the Shares and the Fair Market Value of such Shares at the time the Restrictions on such Shares lapse. Participant understands that, notwithstanding the preceding sentence, Participant may elect to be taxed at the time of the Grant Date, rather than at the time the Restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days of the Grant Date, a sample of which is set forth as Exhibit F to the Grant Notice. In the event Participant files an 83(b) Election, Participant shall provide the Company a copy thereof prior to the expiration of such 30 day period. Participant understands that in the event an 83(b) Election is filed with the Internal Revenue Service within such time period, Participant will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the Shares and the Fair Market Value of such Shares as of the Grant Date. Participant further understands that an additional copy of such 83(b) Election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Award hereunder, and does not purport to be complete.

PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING PARTICIPANT’S 83(b) ELECTION, AND THE COMPANY HAS DIRECTED PARTICIPANT TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANT MAY RESIDE, AND THE TAX CONSEQUENCES OF PARTICIPANT’S DEATH.

PARTICIPANT HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING PARTICIPANT’S 83(b) ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE TO FILE THE ELECTION AND PAYING TAXES RESULTING FROM THE LAPSE OF THE RESTRICTIONS ON THE UNVESTED SHARES.

PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPANT’S PURCHASE OR DISPOSITION OF THE SHARES AND PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

3.2 Rights as Stockholder. Except as otherwise provided herein, upon the Grant Date Participant shall have all the rights of a stockholder with respect to the Shares, subject to the Restrictions herein, including the right to vote the Shares; provided, however, that any distributions or dividends with respect to unvested Shares shall be held by the Company and shall be released to Participant only as the underlying Shares vest; provided, further, that at the discretion of the Company, and prior to the delivery of Shares, Participant may be required to execute a stockholders agreement in such form as shall be determined by the Company.

3.3 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Affiliates.

3.4 Nonsolicitation. As a condition of being granted the Shares subject to the Award, Participant agrees that, during the period beginning on the date of Participant’s Termination of Services and ending on the second (2nd) anniversary thereof, Participant will not, and will not assist any other Person to, hire, solicit or recruit the employment or services of (whether as an employee, officer or director) any individual who, at the time of such hiring, solicitation or recruitment or at any time during the six (6) months preceding such Termination of Services, was an executive employee or officer of the Company or any Affiliate; provided, however, that if Participant is party to an employment agreement with the Company or its Affiliate, any nonsolicitation provision in such agreement shall govern.

3.5 Market Stand Off. Participant agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (including by means of sales pursuant to Rule 144), any Shares of the Company’s capital stock during the 180-day period beginning on the effective date of the registration statement for an Initial Public Offering and during the 90-day period beginning on the effective date of the registration statement for any other underwritten offering (except as part of such underwritten registration), unless the managing underwriters for the registered public offering otherwise agree.

3.6 Conversion of Shares. Immediately upon the Conversion Date, each Share held by Participant hereunder (whether vested or unvested) shall automatically convert to one share of Class A Common Stock, and such shares of Class A Common Stock shall otherwise remain subject to the provisions of this Agreement.

3.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of Participant.

3.10 Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant to his or her address shown in the Company records, and to the Company at its principal executive office.

3.11 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for, the Shares subject to the Award as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares subject to the Award on or with respect to which such other capital stock was distributed.

3.12 Additional Documents. Each party agrees to execute any and all further documents and writings, and to perform such other actions, that may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

3.13 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

3.14 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.15 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

3.16 Equitable Relief. Participant acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, Participant agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

3.17 Arbitration.

(a) General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to, the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 3.17 and the then-applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”). Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by JAMS. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Orange County, California.

(b) Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the arbitrator shall be selected in accordance with the JAMS Rules.

(c) Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties to the arbitration shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the JAMS Rules and these procedures, the provisions of these procedures shall govern.

(d) Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration. Notwithstanding the foregoing, each Party shall be responsible for and pay their own attoneys’ fees and costs incurred in connection with such arbitration, except as may be awarded to a prevailing party under Applicable Law.

(e) Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

3.18 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

3.19 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

3.20 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.21 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.

3.22 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.23 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

EXHIBIT B

TO RESTRICTED STOCK AWARD GRANT NOTICE

PERFORMANCE CONDITIONS

A. Performance Conditions.

1. The Participant shall be entitled to earn the number of Shares set forth below (the “Earned Shares”), based on achievement of the ROE performance goal for the Performance Period at the performance level indicated below, subject to the Administrator’s certification of the level of achievement of the ROE performance goal as soon as practicable following the end of the Performance Period (such date, the “Determination Date”).

Maximum Shares	Target Shares	Threshold Shares
[ ] Shares	[ ] Shares	[ ] Shares

2. Earned Shares shall be calculated by the Administrator as set forth below. The Earned Shares shall be rounded down to the nearest whole Share. The Administrator, in its sole discretion, shall determine whether and to what extent Shares may be awarded if achievement of the ROE performance goal is above the Maximum Performance Level or below the Threshold Performance Level.

ROE for Performance Period	Earned Shares
At Maximum Performance Level	Maximum Shares

Between Target Performance Level and Maximum Performance Level	Determined by linear 2:1 increase/decrease between the Target Shares and the Maximum Shares

At Target Performance Level	Target Shares

Between Threshold Performance Level and Target Performance Level	Determined by linear 2:1 increase/decrease between the Threshold Shares and the Target Shares

At Threshold Performance Level	Threshold Shares

3. Any Shares that are determined not to be Earned Shares shall be forfeited immediately. Any Shares remaining unearned and/or unvested and subject to the Restrictions on the first day following the third anniversary of the Grant Date shall be forfeited immediately.

B. Definitions.

“Target Performance Level” shall mean a ROE of [    ]% during the Performance Period.

“Maximum Performance Level” shall mean 125% of the Target Performance Level.

“Threshold Performance Level” shall mean 75% of the Target Performance Level.

“ROE” shall mean the Company’s Return on Equity, calculated as [            ].

“Performance Period” shall mean the Company’s fiscal year ending [                    ].

B-1

EXHIBIT C

TO RESTRICTED STOCK AWARD GRANT NOTICE

CONSENT OF SPOUSE

I,                             , spouse of                     , have read and approve the foregoing Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (the “Agreement”). In consideration of issuing to my spouse the shares of the common stock of William Lyon Homes, a Delaware corporation, set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the William Lyon Homes 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Agreement insofar as I may have any rights in said Plan or Agreement or any shares of the common stock of William Lyon Homes issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: ,
Signature of Spouse

C-1

EXHIBIT D

TO RESTRICTED STOCK AWARD GRANT NOTICE

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned,                             , hereby sells, assigns and transfers unto William Lyon Homes, a Delaware corporation,                  shares of the common stock of William Lyon Homes standing in his or her name on the books of said corporation represented by Certificate No.      herewith and do hereby irrevocably constitute and appoint                      to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Assignment Separate from Certificate may be used only in accordance with the Restricted Stock Award Agreement between William Lyon Homes and the undersigned dated             , 20    .

Dated:             ,

[Name of Participant]

INSTRUCTIONS: Please do not fill in the blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its right of repurchase, as set forth in the Restricted Stock Award Agreement, without requiring additional signatures on the part of Participant.

D-1

EXHIBIT E

TO RESTRICTED STOCK AWARD GRANT NOTICE

JOINT ESCROW INSTRUCTIONS

            , 20

Secretary

William Lyon Homes

4695 MacArthur Court

8th Floor

Newport Beach, CA 92660

Ladies and Gentlemen:

As escrow agent (the “Escrow Agent”) for both William Lyon Homes, a Delaware corporation (the “Company”), and the undersigned recipient of shares of common stock of the Company (the “Participant”), you are hereby authorized and directed to hold in escrow the documents delivered to you pursuant to the terms of that certain Restricted Stock Award Agreement (“Agreement”) between the Company and the undersigned (the “Escrow”), including the stock certificate and the Assignment Separate from Certificate, in accordance with the following instructions:

1. In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Company’s right to repurchase Participant’s vested shares pursuant to Section 2.5 of the Agreement (the “Repurchase Option”), the Company shall give to Participant and you a written notice specifying the number of shares of stock to be purchased, the purchase price and the time for a closing hereunder at the principal office of the Company. Participant and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. As of the date of closing of the repurchase indicated in such notice, you are directed (a) to date the Assignment Separate from Certificate necessary for the repurchase and transfer in question, (b) to fill in the number of shares being repurchased and transferred, and (c) to deliver the same, together with the certificate evidencing the shares of stock to be repurchased and transferred, to the Company or its assignee.

3. Participant irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as set forth in the Agreement. Participant does hereby irrevocably constitute and appoint you as Participant’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3 and the Agreement, Participant shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4. Upon written request of Participant, but no more than once per calendar year, unless the Company’s Repurchase Option has been exercised, you will deliver to Participant a certificate or certificates representing so many shares of stock as are not then subject to the Repurchase Option. Within

60 days after the termination of the Company’s Repurchase Option in accordance with the terms of the Agreement, you will deliver to Participant a certificate or certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not repurchased pursuant to the Repurchase Option.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Participant, you shall deliver all of the same to Participant and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Participant while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the expiration of any rights under any applicable federal, state, local or foreign statute of limitations or similar statute or regulation with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary or appropriate to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company will reimburse you for any reasonable attorneys’ fees with respect thereto.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice to be given under the terms of these Joint Escrow Instructions to the Company shall be addressed to the Company in care of the Secretary of the Company at the address of the Company’s then current corporate headquarters, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant’s signature on the signature page to this Agreement. By a notice given pursuant to this paragraph 15, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18. These Joint Escrow Instructions shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Should any provision of these Joint Escrow Instructions be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

IN WITNESS WHEREOF, the parties have executed these Joint Escrow Instructions as of the date first written above.

WILLIAM LYON HOMES

By:
Name:
Title:

Address:	4695 MacArthur Court
8th Floor
Newport Beach, CA 92660

PARTICIPANT:

[Name of Participant]

Address:

ESCROW AGENT:

By:
Secretary, William Lyon Homes

EXHIBIT F

TO RESTRICTED STOCK AWARD GRANT NOTICE

FORM OF INTERNAL REVENUE CODE SECTION 83(B) ELECTION AND INSTRUCTIONS

These instructions are provided to assist you if you choose to make an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the shares of common stock of William Lyon Homes transferred to you. Please consult with your personal tax advisor as to whether an election of this nature will be in your best interests in light of your personal tax situation.

The executed original of the Section 83(b) election must be filed with the Internal Revenue Service not later than 30 days after the date the shares were transferred to you. PLEASE NOTE: There is no remedy for failure to file on time. The steps outlined below should be followed to ensure the election is mailed and filed correctly and in a timely manner. ALSO, PLEASE NOTE: If you make the Section 83(b) election, the election is irrevocable.

The Maximum Number of Shares of Restricted Stock set forth in the Grant Notice reflect the Maximum Shares that may be earned pursuant to the vesting schedule and satisfaction of the Performance Conditions set forth on Exhibit B to the Agreement. Please discuss with your tax advisor whether it is advisable to make a Section 83(b) election on performance-based restricted shares, and whether such election should be made with respect to the Maximum Shares, Target Shares, Threshold Shares or some other number of shares.

1.	Complete Section 83(b) election form (attached as Attachment 1) and make four (4) copies of the signed election form. (Your spouse, if any, should sign the Section 83(b) election form as well.)

2.	Prepare the cover letter to the Internal Revenue Service (sample letter attached as Attachment 2).

3.	Send the cover letter with the originally executed Section 83(b) election form and one (1) copy via certified mail, return receipt requested to the Internal Revenue Service at the address of the Internal Revenue Service where you file your personal tax returns. We suggest that you have the package date-stamped at the post office. The post office will provide you with a white certified receipt that includes a dated postmark. Enclose a self-addressed, stamped envelope so that the Internal Revenue Service may return a date-stamped copy to you. However, your postmarked receipt is your proof of having timely filed the Section 83(b) election if you do not receive confirmation from the Internal Revenue Service.

4.	One (1) copy must be sent to William Lyon Homes for its records and one (1) copy must be attached to your federal income tax return for the applicable calendar year.

5.	Retain the Internal Revenue Service file stamped copy (when returned) for your records.

Please consult your personal tax advisor for the address of the office of the Internal Revenue Service to which you should mail your election form.

ATTACHMENT 1 TO EXHIBIT F

ELECTION UNDER INTERNAL REVENUE CODE SECTION 83(B)

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of shares (the “Shares”) of common stock of William Lyon Homes, a Delaware corporation (the “Company”).

1. The name, address and taxpayer identification number of the undersigned taxpayer are:

SSN:

The name, address and taxpayer identification number of the Taxpayer’s spouse are (complete if applicable):

SSN:

2. Description of the property with respect to which the election is being made:

                 shares of Class D common stock of the Company.

3. The date on which the property was transferred was                     .

4. The taxable year to which this election relates is calendar year                     .

5. Nature of restrictions to which the property is subject:

The restricted shares are subject to forfeiture, which restrictions shall lapse [                    ]. In addition, any vested restricted shares are subject to certain restrictions on transfer, as well as the Company’s right of repurchase, in each case as set forth in the award agreement.

6. The fair market value at the time of transfer (determined without regard to any lapse restrictions, as defined in Treasury Regulation Section 1.83-3(a)) of the Shares was $         per Share.

7. The amount paid by the taxpayer for Shares was $         per Share.

8. A copy of this statement has been furnished to the Company.

Dated: , 20	Taxpayer Signature

The undersigned spouse of Taxpayer joins in this election. (Complete if applicable).

Dated: , 20	Spouse’s Signature

ATTACHMENT 2 TO EXHIBIT F

SAMPLE COVER LETTER TO INTERNAL REVENUE SERVICE

            , 20

VIA CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Internal Revenue Service

[Address where taxpayer files returns]

Re:	Election under Section 83(b) of the Internal Revenue Code of 1986

Taxpayer:

Taxpayer’s Social Security Number:

Taxpayer’s Spouse:

Taxpayer’s Spouse’s Social Security Number:

Ladies and Gentlemen:

Enclosed please find an original and one copy of an Election under Section 83(b) of the Internal Revenue Code of 1986, as amended, being made by the taxpayer referenced above. Please acknowledge receipt of the enclosed materials by stamping the enclosed copy of the Election and returning it to me in the self-addressed stamped envelope provided herewith.

Very truly yours,

Enclosures

cc:	William Lyon Homes

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, William H. Lyon, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of William Lyon Homes;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 8, 2013	/S/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Colin T. Severn, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of William Lyon Homes;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 8, 2013	/S/ COLIN T. SEVERN
Colin T. Severn
Vice President, Chief Financial Officer and Corporate Secretary

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, William H. Lyon, Chief Executive Officer of William Lyon Homes (the “Company”), certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1) the Quarterly Report of the Company on Form 10-Q for the quarterly period ended June 30, 2013, as filed with the Securities and Exchange Commission (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/S/ WILLIAM H. LYON
William H. Lyon Chief Executive Officer

August 8, 2013

This certification accompanies this Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by such Act, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Colin T. Severn, Chief Financial Officer of William Lyon Homes (the “Company”), certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1) the Quarterly Report of the Company on Form 10-Q for the quarterly period ended June 30, 2013, as filed with the Securities and Exchange Commission (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/S/ COLIN T. SEVERN
Colin T. Severn Vice President, Chief Financial Officer and Corporate Secretary

August 8, 2013

This certification accompanies this Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by such Act, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.